Exhibit 10.1

EXECUTION COPY

CREDIT AGREEMENT

dated as of

November 15, 2007

among

SYMMETRY HOLDINGS INC.

NOVAMERICAN STEEL FINCO INC.

632421 N.B. LTD (to become NOVAMERICAN STEEL INC. on the Effective Date)

The Lenders Party Hereto

CIT BUSINESS CREDIT CANADA INC.,

and

THE CIT GROUP/BUSINESS CREDIT, INC.
as Syndication Agents

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

and

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH,
as Canadian Agent

BANK OF AMERICA, N.A.,

THE BANK OF NOVA SCOTIA,

and

GENERAL ELECTRIC CAPITAL CORPORATION,
as Co-Documentation Agents

J.P. MORGAN SECURITIES INC.	CIBC WORLD MARKETS CORP.
as Joint Lead Arranger and	as Joint Lead Arranger and
Joint Bookrunner	Joint Bookrunner

[CS&M Ref. No. 6701-732]

SCHEDULES:

Schedule 1.01 — Applicable Funding Account

Schedule 2.01 — Revolving Commitments; Applicable Lending Offices

Schedule 2.06A — Existing Letters of Credit

Schedule 2.06B — LC Commitments

Schedule 3.05 — Properties and Mortgaged Properties

Schedule 3.12 — Subsidiaries and Joint Ventures

Schedule 3.13 — Insurance

Schedule 6.01 — Existing Indebtedness

Schedule 6.02 — Existing Liens

Schedule 6.04 — Existing Investments

Schedule 6.10 — Existing Restrictions

EXHIBITS:

Exhibit A	— Form of Assignment and Assumption
Exhibit B	— Form of Borrowing Base Certificate
Exhibit C-1	— Form of Guarantee and Collateral Agreement
Exhibit C-2	— Form of Canadian Guarantee and Collateral Agreement
Exhibit D	— Form of Intercreditor Agreement
Exhibit E	— Form of Perfection Certificate
Exhibit F-1	— Form of Opinion of Kelley Drye & Warren LLP, US counsel for Symmetry and the Borrowers
Exhibit F-2	— Form of Opinion of Davies Ward Phillips & Vineberg LLP, Canadian counsel for Symmetry and the Borrowers

CREDIT AGREEMENT dated as of November 15, 2007, among SYMMETRY HOLDINGS INC.; NOVAMERICAN STEEL FINCO INC.; 632421 N.B. LTD (to become NOVAMERICAN STEEL INC. on the Effective Date); the LENDERS party hereto; CIT BUSINESS CREDIT CANADA INC. and THE CIT GROUP/BUSINESS CREDIT, INC., as Syndication Agents; JPMORGAN CHASE BANK, N.A., as Administrative Agent; and JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, as Canadian Agent.

Symmetry and the Borrowers have requested that the Revolving Lenders extend credit to the Borrowers in the form of Revolving Loans and BAs, the Swingline Lender extend credit to the Borrowers in the form of Swingline Loans and the Issuing Banks issue Letters of Credit for the account of the Borrowers, in each case at any time and from time to time during the Revolving Availability Period such that the aggregate Revolving Exposures will not exceed at any time (a) US$125,000,000 to the Canadian Borrower or (b) US$175,000,000 to the Borrowers in the aggregate. The proceeds of up to US$70,000,000 of Revolving Loans, together with (i) the proceeds of the Senior Notes, (ii) the Novamerican Cash Sources and (iii) the Equity Contribution, will be used on the Effective Date to (A) pay the cash portion of the Acquisition Consideration and (B) pay the Transaction Costs. Letters of Credit and the proceeds of the Revolving Loans and Swingline Loans drawn, and BAs accepted and purchased, after the Effective Date will be used for working capital and other general corporate purposes of Symmetry and the Subsidiaries, including making Permitted Acquisitions.

The Lenders are willing to extend such credit to the Borrowers, and the Issuing Banks are willing to issue Letters of Credit for the account of the Borrowers, on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABL Collateral” has the meaning assigned to such term in the Guarantee and Collateral Agreement.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Accession Agreement” has the meaning assigned to such term in Section 2.10(d).

SYMMETRY HOLDINGS INC., NOVAMERICAN STEEL FINCO INC.,

632421 N.B. LTD (TO BECOME NOVAMERICAN STEEL INC. ON THE EFFECTIVE DATE)

CREDIT AGREEMENT

“Account” has the meaning assigned to such term in the New York UCC.

“Account Debtor” means any Person obligated on an Account.

“Acquisition” means, collectively, the acquisition of all of the issued and outstanding common shares of Novamerican by a wholly-owned Subsidiary of Symmetry pursuant to a Plan of Arrangement effected pursuant to the Arrangement Agreement and the Reorganization Transactions.

“Acquisition Consideration” means the cash consideration in an aggregate amount equal to US$585,200,000 payable by a wholly-owned Subsidiary of Symmetry under the Acquisition Documents in connection with the Acquisition.

“Acquisition Documents” means the Arrangement Agreement and the other definitive agreements entered into between the parties thereto and their Affiliates in connection with the Acquisition, in each case in the form furnished to the Arrangers prior to the date hereof.

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder, or, as applicable, such Affiliates thereof as it shall from time to time designate for the purpose of performing its obligations hereunder in such capacity, including with respect to a Loan or Borrowing made to, or a BA Drawing drawn by, the Canadian Borrower, JPMorgan Chase Bank, N.A., Toronto Branch.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Borrowing Base” means, at any time (a) the sum at such time of the US Borrowing Base and the Canadian Borrowing Base (after the elimination of any duplication in Reserves), minus (b) the Availability Block.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Applicable Funding Account” means, as to each Borrower, the applicable account with the Administrative Agent specified on Schedule 1.01 hereto, or any other account with the Administrative Agent (or one of its Affiliates) that shall be specified in a written notice signed by a Financial Officer of such Borrower and delivered to and approved by the Administrative Agent (such approval not to be unreasonably withheld).

“Applicable Lending Office” means, with respect to any Lender, the office(s) of such Lender (or any Affiliate of such Lender) specified as its “Lending Office(s)” on Schedule 2.01 or, as to any Person that becomes a Lender after the Effective Date, in the Assignment and Assumption executed by such Person, or such other office(s) of such Lender (or an Affiliate of such Lender) as such Lender may hereafter designate from time to time as its “Lending Office(s)” by notice to the Borrowers and the Administrative Agent. A Lender may designate different Lending Offices for Loans to the US Borrower and the Canadian Borrower.

“Applicable Percentage” means, with respect to any Revolving Lender, the percentage of the total Revolving Commitments represented by such Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

“Applicable Rate” means, for any day, with respect to any Loan or BA, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR/Canadian Prime Spread”, “Eurocurrency Spread/BA Stamping Fee” or “Commitment Fee Rate”, as the case may be, based upon Average Excess Availability for the most recent fiscal quarter of Symmetry that shall have ended at least 20 days prior to such day; provided that until the 20th day after the second fiscal quarter end of Symmetry following the Effective Date, the “Applicable Rate” (a) with respect to any Loan or BA shall be (i) in the case of the ABR/Canadian Prime Spread, 0.75%, and (ii) in the case of the Eurocurrency Spread/BA Stamping Fee, 1.75% and (b) with respect to the commitment fees payable hereunder shall be 0.30% per annum:

Average Excess Availability:	ABR/Canadian Prime Spread	Eurocurrency Spread/BA Stamping Fee	Commitment Fee Rate
Category 1 <US$50,000,000	1.00%	2.00%	0.30%
Category 2 >US$50,000,000 and <US$100,000,000	0.75%	1.75%	0.30%
Category 3 >US$100,000,000 and <US$125,000,000	0.50%	1.50%	0.25%
Category 4 >US$125,000,000	0.25%	1.25%	0.25%

For purposes of the foregoing, Average Excess Availability for any fiscal quarter of Symmetry shall be determined by the Administrative Agent. Notwithstanding the foregoing, the applicable ABR/Canadian Prime Spread, Eurocurrency Spread/BA Stamping Fee and Commitment Fee Rate shall be determined by reference to Category 1 (A) for any day on which an Event of Default has occurred and is continuing or (B) if Symmetry fails to deliver any Borrowing Base Certificate required to be delivered pursuant to Section 5.01(f), during the period from the last day on which such Borrowing Base Certificate is permitted to be delivered in conformity with Section 5.01(f) until such Borrowing Base Certificate is delivered.

“Applicable Subsidiaries” means (a) in the case of the US Borrower, each subsidiary of such Borrower that is a US Subsidiary and that has guaranteed and pledged its assets to secure the Obligations pursuant to the Guarantee and Collateral Agreement, and (b) in the case of the Canadian Borrower, each subsidiary of such Borrower that is a Canadian Subsidiary and that has guaranteed and pledged its assets to secure the Canadian Obligations pursuant to the Collateral Agreements.

“Arrangement Agreement” means the Arrangement Agreement among Symmetry, 632422 N.B. Ltd. and Novamerican made June 21, 2007, as amended.

“Arrangers” means J.P. Morgan Securities Inc. and CIBC World Markets Corp.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Attributable Debt” means, on any date, in respect of any lease entered into by a Borrower or any other Subsidiary as part of a sale and leaseback transaction subject to Section 6.06, (a) if such lease is a Capital Lease Obligation, the capitalized amount thereof that would appear on a balance sheet of such Borrower or such Subsidiary prepared as of such date in accordance with GAAP and (b) if such lease is not a Capital Lease Obligation, the capitalized amount of the remaining lease payments under such lease that would appear on a balance sheet of such Borrower or such Subsidiary prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease Obligation.

“Availability Block” means an amount equal to US$15,000,000.

“Available Basket Amount” means, at any time, (a) US$25,000,000, minus (b) the aggregate amount of consideration (other than Equity Interests of Symmetry permitted to be issued hereunder) paid in connection with all acquisitions made after the date hereof in reliance on clause (n)(ii) of Section 6.04 (including Indebtedness assumed in connection therewith), minus (c) (i) for purposes of clause (d) of

Section 6.04, the aggregate amount of investments, loans, advances and Guarantees outstanding at such time in reliance on clause (n)(i) of Section 6.04, (ii) for purposes of clause (n)(i) of Section 6.04, the aggregate amount of investments by Loan Parties in, and loans and advances by Loan Parties to, and Guarantees by Loan Parties of Indebtedness and other obligations of, Subsidiaries that are not Loan Parties (other than all such investments, loans, advances and Guarantees existing on the date hereof and set forth on Schedule 6.04) outstanding at such time in reliance on clause (d) of Section 6.04 and (iii) for purposes of clause (n)(ii) of Section 6.04, the aggregate amount of investments, loans, advances and Guarantees referred to in clauses (i) and (ii) above outstanding at such time. For purposes of this definition, acquisitions referred to in clause (b) above shall not be deemed to be investments referred to in clause (c) above.

“Average Excess Availability” means, for any fiscal quarter of Symmetry, (a) the sum of the Excess Availability at 5:00 p.m., New York City time, on each Business Day during such fiscal quarter divided by (b) the number of Business Days in such fiscal quarter.

“BA” means a draft or other bill of exchange, including a depository bill issued in accordance with the Depository Bills and Notes Act (Canada), denominated in Canadian Dollars, drawn by the Canadian Borrower and accepted by a Revolving Lender in accordance with the terms of this Agreement.

“BA Drawing” means BAs accepted and purchased (and any BA Equivalent Loans made in lieu of such acceptance and purchase) on the same date and as to which a single Contract Period is in effect, including BA Equivalent Loans made on the same date and as to which a single Contract Period is in effect.

“BA Equivalent Loan” has the meaning assigned to such term in Section 2.07(k).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”.

“Benefit Plan” means any employee benefit, health, welfare, pension, supplemental pension, deferred compensation, stock, share or other similar incentive compensation, retirement, post-retirement benefit and post-employment benefit and long-term incentive plans or arrangements, disability or any other employee benefit plan, program, arrangement, policy or practice, whether written or oral, formal or informal, funded or unfunded, registered or unregistered, insured or self-insured, that, in any of the foregoing cases, are applicable to present or former employees, directors or officers of, or individuals working on contract with, Symmetry or any Subsidiary and are currently maintained, administered or participated in by Symmetry or any Subsidiary, or in respect of which Symmetry or any Subsidiary has any contribution obligation or other liability or contingent liability.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” or “Borrowers” means, individually or collectively, the US Borrower and the Canadian Borrower.

“Borrowing” means (a) Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect, (b) a Swingline Loan or (c) a Protective Advance.

“Borrowing Base” means, at any time (subject to adjustment as provided in Section 5.09(b)), an amount determined with respect to a Borrower equal to the sum of:

(a) 90% of an amount equal to (i) Eligible Accounts of such Borrower and its Applicable Subsidiaries at such time minus (ii) the sum of the Dilution Reserve related to such Borrower and its Applicable Subsidiaries and other Reserves related to Accounts of such Borrower and its Applicable Subsidiaries, plus

(b) the lesser of (i) 70% of an amount equal to (A) Eligible Inventory of such Borrower and its Applicable Subsidiaries, valued at the lower of cost or market value, determined on a first-in-first-out basis, at such time, minus (B) Inventory Reserves related to such Borrower and its Applicable Subsidiaries and (ii) 85% of an amount equal to the Net Orderly Liquidation Value percentage identified in the most recent inventory appraisal received by the Administrative Agent in respect of such Borrower’s and its Applicable Subsidiaries’ Inventory multiplied by such Borrower’s and its Applicable Subsidiaries’ Inventory, valued at the lower of cost or market value, determined on a first-in-first-out basis, at such time, minus

(c) without duplication of any deductions made pursuant to the preceding clauses of this definition, other Reserves related to such Borrower and its Applicable Subsidiaries.

The Administrative Agent may, in its Permitted Discretion, reduce the advance rates set forth above, adjust Reserves or reduce one or more of the other elements used in computing the Borrowing Base with respect to any Borrower, with any such changes to be effective three days after delivery of notice thereof to the Borrowers and the Lenders. The Borrowing Base with respect to any Borrower and the Aggregate Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 5.01(f). The Borrowing Base of the US Borrower is referred to herein as the “US Borrowing Base”; and the Borrowing Base of the Canadian Borrower is referred to herein as the “Canadian Borrowing Base”.

“Borrowing Base Certificate” means a certificate in the form of Exhibit B (with such changes thereto as may be required by the Administrative Agent from time to time to reflect the components of and reserves against the US Borrowing Base or the Canadian Borrowing Base as provided for hereunder), together with all attachments contemplated thereby, signed and certified as accurate and complete by a Financial Officer of Symmetry.

“Borrowing Minimum” means (a) in the case of a Revolving Borrowing denominated in US Dollars, US$5,000,000, (b) in the case of a Swingline Borrowing denominated in US Dollars, US$500,000, (c) in the case of a BA or a Revolving Borrowing denominated in Canadian Dollars, Cdn.$5,000,000 and (d) in the case of a Swingline Borrowing denominated in Canadian Dollars, Cdn.$500,000.

“Borrowing Multiple” means (a) in the case of a Revolving Borrowing denominated in US Dollars, US$100,000, (b) in the case of a Swingline Borrowing denominated in US Dollars, US$100,000, (c) in the case of a BA or a Revolving Borrowing denominated in Canadian Dollars, Cdn.$100,000 and (d) in the case of a Swingline Borrowing denominated in Canadian Dollars, Cdn.$100,000.

“Borrowing Request” means a request by a Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, (a) when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market, and (b) when used in connection with a Loan, a BA or a Letter of Credit issued for the account of the Canadian Borrower, the term “Business Day” shall also exclude any day on which banks are not open for business in Toronto.

“Canadian Agent” means JPMorgan Chase Bank, N.A., Toronto Branch, acting by designation as Administrative Agent with respect to Loans or Borrowings made to, or BA Drawings drawn by, the Canadian Borrower.

“Canadian Benefit Plans” means all material employee benefit plans maintained or contributed to by Symmetry or any Subsidiary that are not Canadian Pension Plans, including, without limitation, all profit sharing, savings, post-retirement, supplemental retirement, retiring allowance, severance, pension, deferred compensation, welfare, bonus, incentive compensation, phantom stock, legal services and supplementary unemployment benefit plans or arrangements and all life, health, dental and disability plans and arrangements in which employees or former employees of Symmetry or its Subsidiaries employed in Canada participate or are eligible to participate.

“Canadian Borrower” means 632421 N.B. Ltd (to become Novamerican Steel Inc., a Canadian corporation, formed by amalgamation with Novamerican on the Effective Date as part of the Reorganization Transactions).

“Canadian Borrower Revolving Exposure” means, with respect to any Lender at any time, the sum of (a) the US Dollar Equivalents of the outstanding principal amount of such Lender’s Revolving Loans to the Canadian Borrower and BAs, (b) that portion of such Lender’s LC Exposure attributable to Letters of Credit issued for the account of the Canadian Borrower and (c) that portion of such Lender’s Swingline Exposure attributable to Swingline Loans made to the Canadian Borrower.

“Canadian Borrower Sublimit” means US$125,000,000, as such amount may be increased pursuant to Section 2.10(d).

“Canadian Borrowing Base” has the meaning assigned to such term in the definition of “Borrowing Base”.

“Canadian Collateral Documents” means (a) the Canadian Guarantee and Collateral Agreement among the Canadian Borrower, the other Canadian Loan Parties and the Administrative Agent, substantially in the form of Exhibit C-2, and (b) in the case of any Canadian Loan Party having assets located in the Province of Quebec, any hypothecs and related bonds, debentures and pledges, in form and substance reasonably satisfactory to the Administrative Agent, granting a Lien on the assets of the Canadian Loan Parties to secure the Canadian Obligations.

“Canadian Dollars” or “Cdn.$” means the lawful money of Canada.

“Canadian Loan Party” means any Loan Party that is not a US Loan Party.

“Canadian Obligations” has the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Canadian Pension Event” means (a) the occurrence of a Termination Event with respect to a Canadian Pension Plan; (b) the failure by Symmetry or any Subsidiary to make a required contribution to a Canadian Pension Plan, which results in a deemed trust or lien arising pursuant to the PBA against the assets of Symmetry or any Subsidiary; (c) the occurrence of any event or condition which might reasonably constitute grounds under the PBA for the appointment of a third party to administer a Canadian Pension Plan; (d) the failure to fund all Canadian Pension Plans as required by applicable law; (e) the failure to make on a timely basis all required contributions (including employee contributions made by authorized payroll deductions or other withholdings) required to the appropriate funding agency in accordance with all applicable laws and the terms of each Canadian Pension Plan of each Borrower and each Subsidiary; (f) the violation of any provision of the terms of any Canadian Pension Plan or applicable pension benefit laws; or (g) the merger of any Canadian Pension Plan with another pension plan or the transfer of assets and liabilities from or to any Canadian Pension Plan to any other Canadian or non-Canadian pension plan, other than in connection with the termination of employment of members of a Canadian Pension Plan in the ordinary course.

“Canadian Pension Plan” means a Benefit Plan that is a “registered pension plan” as defined in the ITA, or any other pension, supplemental pension or retirement savings plan which is applicable to Symmetry or any Subsidiary for its employees or former employees in Canada, whether or not registered.

“Canadian Prime”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Canadian Prime Rate.

“Canadian Prime Rate” means, for any day, the rate of interest per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greater of (a) the interest rate per annum publicly announced from time to time by the Administrative Agent as its reference rate in effect on such day at its principal office in Toronto for determining interest rates applicable to commercial loans denominated in Canadian Dollars and made by it in Canada (each change in such reference rate being effective from and including the date such change is publicly announced as being effective) and (b) the interest rate per annum equal to the sum of (i) the CDOR Rate on such day (or, if such rate is not so reported on the Reuters Screen CDOR Page, the average of the rate quotes for bankers’ acceptances denominated in Canadian Dollars with a one month term received by the Administrative Agent at approximately 10:00 a.m., Toronto time, on such day (or, if such day is not a Business Day, on the next preceding Business Day) from the Schedule I Reference Lenders) and (ii) 0.50% per annum.

“Canadian Resident” means, at any time, a Person that, at such time, (a) is not a non-resident of Canada for the purposes of the ITA or (b) is an “authorized foreign bank” as defined in subsection 248(1) of the ITA.

“Canadian Subsidiary” means any Subsidiary that is organized under the laws of Canada or any Province thereof.

“Capital Expenditures” means, for any period, (a) the additions to property, plant and equipment and other capital expenditures of Symmetry and its consolidated Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of Symmetry for such period prepared in accordance with GAAP and (b) that portion of principal payments on Capital Lease Obligations made by Symmetry and its consolidated Subsidiaries during such period that are attributable to additions to property, plant and equipment that have not otherwise been reflected on the consolidated statement of cash flows as additions to property, plant and equipment.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Dominion Period” has the meaning assigned to such term in the Guarantee and Collateral Agreement.

“CDOR Rate” means, on any date, an interest rate per annum equal to the stated average discount rate applicable to bankers’ acceptances denominated in Canadian Dollars with a term of 30 days (for purposes of the definition of “Canadian Prime Rate”) or with a term equal to the Contract Period of the relevant BAs (for purposes of the definition of “Discount Rate”) appearing on the Reuters Screen CDOR Page (or on any successor or substitute page of such Screen, or any successor to or substitute for such Screen, providing rate quotations comparable to those currently provided on such page of such Screen, as determined by the Administrative Agent from time to time) at approximately 10:00 a.m., Toronto time, on such date (or, if such date is not a Business Day, on the next preceding Business Day).

“CFC” means (a) each Person that is a “controlled foreign person” for purposes of the Code and (b) each Subsidiary of each such controlled foreign person.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 35% of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests in Symmetry; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of Symmetry by Persons who were neither (i) nominated by the board of directors of Symmetry (or the nominating committee of such board) nor (ii) appointed by directors so nominated; (c) the acquisition of direct or indirect Control of Symmetry by any Person or group; (d) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person other than Symmetry of any Equity Interest in Novamerican Parent; (e) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person other than Novamerican Parent of any Equity Interest in the US Borrower; (f) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person other than the US Borrower of any Equity Interest in the Canadian Borrower; or (g) the occurrence of a “Change of Control” or similar event, however denominated, as defined in the Senior Notes Documents (so long as any Senior Notes shall be outstanding) or any other instrument or agreement evidencing or governing Material Indebtedness.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.16(b), by any lending office of such Lender or Issuing Bank or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all assets and properties of Symmetry and the Subsidiaries that are required to be subject to Liens securing any of the Loan Documents Obligations, including all “Collateral” as defined in any Collateral Agreement.

“Collateral Access Agreement” has the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Collateral Agreements” means (a) the Guarantee and Collateral Agreement and (b) the Canadian Collateral Documents; provided that, when used in reference to a US Loan Party, the term “Collateral Agreement” shall mean the Guarantee and Collateral Agreement.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) the Administrative Agent shall have received from Symmetry, each Borrower and each other Loan Party either (i) counterparts of the Collateral Agreements and of the Intercreditor Agreement, duly executed and delivered on behalf of such Loan Party, or (ii) in the case of any Person that becomes a Loan Party after the Effective Date, instruments in the form or forms specified in the Collateral Agreement and the Intercreditor Agreement under which such Loan Party becomes a party to the applicable Collateral Agreement and the Intercreditor Agreement, duly executed and delivered on behalf of such Loan Party, provided, however, that a Canadian Loan Party (other than the Canadian Borrower) shall not be required to execute the Intercreditor Agreement unless such Canadian Loan Party is an obligor in respect of the Senior Notes;

(b) all Equity Interests in any Subsidiary owned by or on behalf of any US Loan Party shall have been pledged pursuant to, and to the extent required by, the Guarantee and Collateral Agreement and, in the case of Equity Interests in any Foreign Subsidiary, if requested by the Administrative Agent, a Foreign Pledge Agreement, and the Administrative Agent (or the Non-ABL Collateral Senior Agent, as its bailee for purposes of perfection) shall have received certificates or other instruments representing all such Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c) all Indebtedness of Symmetry, each Borrower and each other Subsidiary that is owing to any US Loan Party shall be evidenced by a promissory note and shall have been pledged pursuant to the Collateral Agreements and the Administrative Agent (or the Non-ABL Collateral Senior Agent, as its bailee for purposes of perfection) shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;

(d) all documents and instruments, including Uniform Commercial Code or other personal property security registry financing statements, required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording;

(e) the Administrative Agent shall have received (i) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 6.02, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request, and (iii) such surveys, abstracts, appraisals, legal opinions and other documents as the Administrative Agent may reasonably request with respect to any such Mortgage or Mortgaged Property; and

(g) each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder.

Notwithstanding the foregoing, any Subsidiary Party formed or acquired after the Effective Date shall not be required to comply with the foregoing requirements prior to the time specified in Section 5.12 or, in connection with any Permitted Acquisition, the time specified in the definition of such term. The foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, particular assets of the Loan Parties, or the provision of Guarantees by any Subsidiary, if and for so long as the Administrative Agent, in consultation with the Borrowers, determines that the cost of creating or perfecting such pledges or security interests in such assets or providing such Guarantees (taking into account any adverse tax consequences to each Borrower and its Affiliates (including the imposition of withholding or other material taxes)) or obtaining title insurance, legal opinions or other deliverables in respect of such assets shall be excessive in view of the benefits to be obtained by the Lenders therefrom. The Administrative Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any Guarantee by any Subsidiary (including extensions beyond the Effective Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Effective Date) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents.

“Consolidated Cash Interest Expense” means, for any period, the excess of (a) the sum of (i) the interest expense (including imputed interest expense in respect of Capital Lease Obligations) of Symmetry and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, (ii) any interest accrued during such period in respect of Indebtedness of Symmetry or any Subsidiary that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP, plus (iii) any cash payments made during such period in respect of obligations referred to in clause (b)(iii) below that were amortized or accrued in a previous period, minus (b) the sum of (i) interest income of Symmetry and the Subsidiaries for such period, determined on a consolidated basis in accordance with

GAAP, (ii) to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to amortization of financing costs paid in a previous period, plus (iii) to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to amortization of debt discounts or accrued interest payable in kind for such period.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) consolidated interest expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization (excluding amortization expense attributable to a prepaid item that was paid in cash in a prior period) for such period, (iv) any noncash charges (excluding any such noncash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period) for such period, (v) any noncash losses attributable to asset dispositions (other than dispositions of inventory or other assets in the ordinary course of business) for such period and (vi) fees and expenses for such period relating to the Transactions, provided that the aggregate amount thereof for all periods shall not exceed US$15,000,000, and minus (b) without duplication and to the extent included in determining such Consolidated Net Income, (i) any noncash items of income (other than accruals of revenue in the ordinary course of business) for such period and (ii) any gains attributable to asset dispositions (other than dispositions of inventory or other assets in the ordinary course of business) for such period, all determined on a consolidated basis in accordance with GAAP. Notwithstanding the foregoing, Consolidated EBITDA for the quarters ended December 31, 2006, March 31, 2007, June 30, 2007 and September 30, 2007 shall be US$24,316,000, US$11,042,000, US$17,052,000 and US$15,023,000, respectively. For the purposes of calculating Consolidated EBITDA for any period, if during such period Symmetry or any Subsidiary shall have made a Material Disposition or a Material Acquisition, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto in accordance with Section 1.04.

“Consolidated Fixed Charges” means, for any period, the sum of, without duplication, (a) Consolidated Cash Interest Expense for such period, (b) the aggregate amount of scheduled principal payments made during such period in respect of Long-Term Indebtedness of Symmetry and the Subsidiaries (other than payments made by Symmetry or any Subsidiary to Symmetry or a Subsidiary), (c) the aggregate amount of principal payments (other than scheduled principal payments) made during such period in respect of Long-Term Indebtedness of Symmetry and the Subsidiaries (other than payments made as part of a refinancing of any Long-Term Indebtedness with other Long-Term Indebtedness), to the extent that such payments reduced any scheduled principal payments that would have become due within one year after the date of the applicable payment, (d) the aggregate amount of principal payments on Capital Lease Obligations and Indebtedness of the type described in Section 6.01(a)(vi) made by Symmetry and the Subsidiaries during such period, (e) Capital Expenditures for such period (except to the extent attributable to the incurrence of Capital Lease Obligations or otherwise financed by incurring Long-Term Indebtedness), (f) the aggregate amount of Taxes paid in cash by Symmetry and the Subsidiaries during such period and (g) Restricted Payments made by

Symmetry and the Subsidiaries during such period (other than (i) the Effective Date Conversion Rights Payment, (ii) the Effective Date Special Dividend Payment, (iii) Restricted Payments made to Symmetry or a Subsidiary, (iv) Restricted Payments paid or made solely in additional Equity Interests (other than Disqualified Equity Interests) otherwise permitted hereunder and (v) Restricted Payments paid or made in reliance on clause (iii) or (iv) of Section 6.08(a)). Notwithstanding the foregoing, Consolidated Fixed Charges for the quarters ended December 31, 2006, March 31, 2007, June 30, 2007 and September 30, 2007 shall be US$28,472,000, US$10,896,000, US$15,344,000 and US$14,034,000, respectively. For the purposes of calculating Consolidated Fixed Charges for any period, if during such period Symmetry or any Subsidiary shall have made a Material Disposition or a Material Acquisition, Consolidated Fixed Charges (including the Consolidated Cash Interest Expense constituting a part thereof) for such period shall be calculated after giving pro forma effect thereto in accordance with Section 1.04.

“Consolidated Net Income” means, for any period, the net income or loss of Symmetry and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded the income of any Person (other than Symmetry) that is not a wholly-owned Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to Symmetry or any of the Subsidiaries during such period.

“Contract Period” means, with respect to any BA, the period commencing on the date such BA is issued, accepted and purchased and ending on the date that is 30, 60, 90 or 180 days thereafter, as the Canadian Borrower may elect; provided that if such Contract Period would end on a day other than a Business Day, such Contract Period shall be extended to the next succeeding Business Day.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would become an Event of Default.

“Deposit Account Control Agreement” has the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Dilution Factors” means, without duplication, with respect to any period, the aggregate amount of all deductions, credit memos, returns, adjustments, allowances, bad debt write-offs and other non-cash credits recorded to reduce accounts receivable in a manner consistent with current and historical accounting practices of the Borrowers.

“Dilution Ratio” means, at any date, the amount (expressed as a percentage) equal to (a) the aggregate amount of the applicable Dilution Factors for the twelve most recently ended fiscal months divided by (b) total gross sales for the twelve most recently ended fiscal months. The Dilution Ratio in effect at any time shall be determined by the Administrative Agent, in its Permitted Discretion.

“Dilution Reserve” means, at any date, the applicable Dilution Ratio multiplied by the Eligible Accounts on such date.

“Discount Proceeds” means, with respect to any BA, an amount (rounded upward, if necessary, to the nearest Cdn.$.01) calculated by multiplying (a) the face amount of such BA by (b) the quotient obtained by dividing (i) one by (ii) the sum of (A) one and (B) the product of (x) the Discount Rate (expressed as a decimal) applicable to such BA and (y) a fraction of which the numerator is the number of days in the Contract Period applicable to such BA and the denominator is 365 (366 in the case of a Contract Period ending in a leap year), with such quotient being rounded upward or downward to the fifth decimal place and .000005 being rounded upward.

“Discount Rate” means, with respect to a BA being accepted and purchased on any day, (a) for a Lender that is a Schedule I Lender, (i) the CDOR Rate applicable to such BA or (ii) if the discount rate for a particular Contract Period is not quoted on the Reuters Screen CDOR Page, the arithmetic average (as determined by the Administrative Agent) of the percentage discount rates (expressed as a decimal and rounded upward, if necessary, to the nearest 1/100 of 1%) quoted to the Administrative Agent by the Schedule I Reference Lenders as the percentage discount rate at which each such bank would, in accordance with its normal practices, at approximately 10:00 a.m., Toronto time, on such day, be prepared to purchase bankers’ acceptances accepted by such bank having a face amount and term comparable to the face amount and Contract Period of such BA and (b) for a Lender that is a Non-Schedule I Lender, the lesser of (i) the CDOR Rate applicable to such BA referred to in clause (a) above as if such Non-Schedule I Lender were a Schedule I Lender plus 0.10% per annum and (ii) the arithmetic average (as determined by the Administrative Agent) of the percentage discount rates (expressed as a decimal and rounded upward, if necessary, to the nearest 1/100 of 1%) quoted to the Administrative Agent by the Non-Schedule I Reference Lenders as the percentage discount rate at which each such bank would, in accordance with its normal practices, at approximately 10:00 a.m., Toronto time, on such day, be prepared to purchase bankers’ acceptances accepted by such bank having a face amount and term comparable to the face amount and Contract Period of such BA.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof) or upon the happening of any event or condition:

(a) matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;

(b) is convertible or exchangeable at the option of the holder thereof for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interest and cash in lieu of fractional shares of such Equity Interests); or

(c) is redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interest and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by such Person or any of its Affiliates, in whole or in part, at the option of the holder thereof;

in each case, on or prior to the date that is six months after the Revolving Maturity Date; provided, however, that an Equity Interest that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale” or a “change of control” shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after repayment in full of all the Loans and all other Loan Documents Obligations that are accrued and payable, the cancellation or expiration of all Letters of Credit and the termination of the Revolving Commitments.

“Document” has the meaning assigned to such term in the New York UCC.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Effective Date Asset Sale” means the sale by certain subsidiaries of Novamerican of the aircraft and real estate assets identified in the Arrangement Agreement, on the terms and conditions consistent with those set forth in the Arrangement Agreement and reasonably satisfactory to the Arrangers, for aggregate cash consideration of not less than US$15,000,000.

“Effective Date Conversion Rights Payment” means the payment by Symmetry to its public stockholders that affirmatively voted against the Acquisition required to be made by Symmetry under its amended and restated certificate of incorporation upon the exercise by such stockholders of their right to convert their shares of common stock of Symmetry into cash, in an aggregate amount of approximately US$30,100,000.

“Effective Date Sale Leaseback” means a transaction to be consummated on the Effective Date pursuant to which the Canadian Borrower will enter into a sale leaseback transaction in respect of its headquarters and certain plant assets identified in the Arrangement Agreement, on terms and conditions consistent with those set forth in the Arrangement Agreement and reasonably satisfactory to the Arrangers, for aggregate cash consideration of not less than US$11,000,000.

“Effective Date Special Dividend” means the special dividend paid by each of Novamerican and the Qualifying Holdcos (as defined in the Arrangement

Agreement) on the Effective Date to holders of its common shares in an aggregate amount not to exceed the amount set forth in the Arrangement Agreement.

“Eligible Accounts” means, with respect to any Person, each Account of such Person that, at the time of creation and at all times thereafter, is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (x) below. Without limiting the Administrative Agent’s discretion provided herein, Eligible Accounts shall not include any Account:

(a) which is not subject to a first priority perfected security interest in favor of the Administrative Agent;

(b) which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent and (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Administrative Agent;

(c) with respect to which the scheduled due date is more than 90 days after the original invoice date, or which is unpaid more than 60 days after the original due date, or which has been written off the books of such Person or otherwise designated as uncollectible (in determining the aggregate amount due from an Account Debtor that is unpaid hereunder there shall be excluded the amount of any net credit balances relating to Accounts owing by such Account Debtor which are unpaid more than 90 days from the date of invoice or more than 60 days from the due date);

(d) which is owing by an Account Debtor for which more than 50% of the Accounts owing by such Account Debtor and its Affiliates are ineligible under paragraph (c) above;

(e) (i) which is owing by an Account Debtor whose securities are rated BBB or better by S&P or Baa3 or better by Moody’s to the extent the aggregate amount of Eligible Accounts owing by such Account Debtor and its Affiliates to (A) a Borrower and its Applicable Subsidiaries, taken as a whole, exceeds 20% of the aggregate amount of Eligible Accounts thereof or (B) the Borrowers and their Applicable Subsidiaries, taken as a whole, exceeds 20% of the aggregate amount of Eligible Accounts thereof, or (ii) which are owing by an Account Debtor whose securities are not rated BBB or better by S&P or Baa3 or better by Moody’s (including any Account Debtor none of the securities of which are rated by such rating agencies) to the extent the aggregate amount of Accounts owing by such Account Debtor and its Affiliates to (A) a Borrower and its Applicable Subsidiaries, taken as a whole, exceeds 10% of the aggregate amount of Eligible Accounts thereof or (B) the Borrowers and their Applicable Subsidiaries, taken as a whole, exceeds 10% of the aggregate amount of Eligible Accounts thereof;

(f) with respect to which any covenant, representation, or warranty contained in this Agreement or in the Collateral Agreements has been breached or is not true in any material respect;

(g) which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation satisfactory to the Administrative Agent and which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon such Person’s or its Affiliates’ completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis,  (vi) relates to payments of interest or (vii) has been invoiced more than once;

(h) with respect to which any check or other instrument of payment has been returned uncollected for any reason;

(i) which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, interim receiver, receiver-manager, custodian, trustee, or liquidator of its assets, (ii) had possession of all or a material part of its property taken by any receiver, interim receiver, receiver-manager, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state, provincial, territorial or federal bankruptcy laws (other than post-petition accounts payable of an Account Debtor that is a debtor-in-possession under the Bankruptcy Code and reasonably acceptable to the Administrative Agent in its Permitted Discretion), (iv) admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;

(j) which is owed by any Account Debtor which has sold all or substantially all its assets (unless such Account has been assumed by a Person that shall have acquired such assets and otherwise satisfies the requirements set forth in this definition);

(k) which is owed by an Account Debtor which (i) does not maintain its chief executive office in the United States or Canada or (ii) is not organized under applicable law of the United States, any state of the United States, Canada, or any province of Canada, unless, in either case, such Account is backed by a Letter of Credit acceptable to the Administrative Agent and which has been assigned to and is directly drawable by the Administrative Agent;

(l) which is owed in any currency other than US Dollars or Canadian Dollars;

(m) which is owed by (i) the government (or any department, agency, public corporation, or instrumentality thereof) of any country other than the United States or Canada, unless such Account is backed by a Letter of Credit acceptable to the Administrative Agent and which has been assigned to and is directly drawable by the Administrative Agent, or (ii) the government of the United States or Canada, or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended, or the Financial Administration Act (Canada), as amended, as applicable, and any other steps necessary to perfect the Lien of the Administrative Agent in such Account have been complied with to the Administrative Agent’s satisfaction;

(n) which is owed by any Affiliate, employee, officer, director or agent of any Loan Party;

(o) which, for any Account Debtor, exceeds a credit limit determined by the Administrative Agent, to the extent of such excess;

(p) which is owed by an Account Debtor or any Affiliate of such Account Debtor to which any Loan Party is indebted, but only to the extent of such indebtedness, or which is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;

(q) which is subject to any counterclaim, deduction, defense, setoff or dispute;

(r) which is evidenced by any promissory note, chattel paper, or instrument;

(s) which is owed by an Account Debtor located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit such Person to seek judicial enforcement in such jurisdiction of payment of such Account, unless such Person has filed such report or qualified to do business in such jurisdiction;

(t) with respect to which such Person has made any agreement with the Account Debtor for any reduction thereof (to the extent of such reduction), other than discounts and adjustments given in the ordinary course of business, or any Account which was partially paid and such Person created a new receivable for the unpaid portion of such Account;

(u) which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state, provincial, territorial or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;

(v) which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports to indicate that any Person other than such Person has or has had an ownership interest in such goods, or which indicates any party other than such Person as payee or remittance party;

(w) which was created on cash on delivery terms; or

(x) which the Administrative Agent determines may not be paid by reason of the Account Debtor’s inability to pay or which the Administrative Agent otherwise determines, in its Permitted Discretion, is unacceptable for any reason whatsoever.

In determining the amount of an Eligible Account, the face amount of an Account may, in the Administrative Agent’s Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that such Person may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by such Person to reduce the amount of such Account. Standards of eligibility may be made more restrictive from time to time solely by the Administrative Agent in the exercise of its Permitted Discretion, with any such changes to be effective three days after delivery of notice thereof to the Borrowers and the Lenders.

“Eligible Inventory” means, with respect to any Person, all Inventory of such Person that, at the time of purchase and at all times thereafter, was not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (q) below. Without limiting the Administrative Agent’s discretion provided herein, Eligible Inventory shall not include any Inventory:

(a) which is not subject to a first priority perfected security interest in favor of the Administrative Agent;

(b) which is subject to any Lien other than (i) Liens in favor of the Administrative Agent and (ii) Permitted Encumbrances which do not have priority over the Lien in favor of the Administrative Agent;

(c) which is, in the Administrative Agent’s opinion, slow moving, obsolete, unmerchantable, defective, used, unfit for sale, not salable at prices approximating at least the cost of such Inventory in the ordinary course of business or unacceptable due to age, type, category and/or quantity;

(d) with respect to which any covenant, representation, or warranty contained in this Agreement or the Collateral Agreements has been breached or is not true in any material respect or which does not conform to all standards imposed by any Governmental Authority;

(e) in which any Person other than such Person shall (i) have any direct or indirect ownership, interest or title to such Inventory or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;

(f) which constitutes spare or replacement parts, subassemblies, packaging and shipping material, manufacturing supplies, samples, prototypes, displays or display items, bill-and-hold goods, goods that are returned or marked for return, repossessed goods, defective or damaged goods, goods held on consignment, or goods which are not of a type held for sale in the ordinary course of business;

(g) which is not located in the United States or Canada or is in transit with a common carrier from vendors and suppliers; provided that in-transit Inventory purchased under Letters of Credit hereunder shall be deemed Eligible Inventory, subject to a 20% reserve for duty and freight, if (i) a Loan Party has sole title to such Inventory, (ii) a Loan Party has possession or control over title documents relating to such Inventory and the Administrative Agent is named as the consignee of such title documents, (iii) the Inventory is fully insured, (iv) the Inventory is not commingled with Inventory of any other third party, and (v) the Inventory would not be deemed ineligible pursuant to any other provision of this definition;

(h) which is located in any location leased by such Person or its Affiliates unless (i) the lessor (and its mortgagee, if any) has delivered to the Administrative Agent a Collateral Access Agreement or (ii) a Reserve for rent, charges, and other amounts due or to become due with respect to such facility has been established by the Administrative Agent in its Permitted Discretion;

(i) which is located in any third party warehouse or is in the possession of a bailee or is being processed offsite at a third party location or outside processor and, in any such case, is not evidenced by a Document, unless (i) such warehouseman or bailee or the owner of such third party location or such outside processor has delivered to the Administrative Agent a Collateral Access Agreement and such other documentation as the Administrative Agent may require or (ii) an appropriate Reserve has been established by the Administrative Agent in its Permitted Discretion;

(k) which is a discontinued product or component thereof and is not immediately usable in a continuing product;

(l) which is the subject of a consignment by such Person as consignor;

(m) which contains or bears any intellectual property rights licensed to such Person unless the Administrative Agent is satisfied that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;

(o) which is not reflected in a current perpetual inventory report of such Person;

(p) for which reclamation rights have been asserted by the seller; or

(q) which the Administrative Agent otherwise determines, in its Permitted Discretion, is unacceptable for any reason whatsoever.

Standards of eligibility may be made more restrictive from time to time solely by the Administrative Agent in the exercise of its Permitted Discretion, with any such changes to be effective three days after delivery of notice thereof to the Borrowers and the Lenders.

“Environmental Laws” means all laws, rules, regulations, codes, guidelines, ordinances, orders, decrees, judgments, injunctions or permits issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources or the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or the presence of any Hazardous Materials in, on or under any property or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Contribution” means a cash equity contribution on the Effective Date to the US Borrower in an amount not less than the greater of (a) US$113,000,000 and (b) the sum of (i) Investable Cash and (ii) the Equity Proceeds.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“Equity Proceeds” means Net Proceeds of not less than US$15,000,000 obtained by Symmetry from a private placement of units, with each unit consisting of one share of common stock and one warrant of Symmetry.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the US Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) prior to the effectiveness of the applicable provisions of the Pension Act, the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA) or, on or after the effectiveness of the applicable provisions of the Pension Act, any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each case whether or not waived; (c) the filing pursuant to, prior to the effectiveness of the applicable provisions of the Pension Act, Section 412(d) of the Code or Section 303(d) of ERISA or, on or after the effectiveness of the applicable provisions of the Pension Act, Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard with respect to any Plan; (d) on and after the effectiveness of the applicable provisions of the Pension Act, a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (e) the incurrence by the US Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by the US Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the incurrence by the US Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (h) the receipt by the US Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the US Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or, on and after the effectiveness of the applicable provisions of the Pension Act, in endangered or critical status, within the meaning of Section 305 of ERISA

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excess Availability” means, at any time, an amount equal to (a) the lesser of (i) the aggregate Revolving Commitments and (ii) the Aggregate Borrowing Base (determined without giving effect to clause (b) of the definition of such term) minus (b) the aggregate Revolving Exposures. Excess Availability on any day shall be determined on the basis of (A) the Revolving Commitments and Revolving Exposures on such day and (B) the Aggregate Borrowing Base determined by the Administrative Agent to be in effect on such day in accordance with the provisions hereof and based on the information contained in the Borrowing Base Certificate most recently delivered as of such day.

“Exchange Rate” means on any day, for purposes of determining the US Dollar Equivalent of any amount denominated in Canadian Dollars, the rate at which Canadian Dollars may be exchanged into US Dollars at the time of determination on such day as set forth on the Reuters WRLD Page for Canadian Dollars. In the event that such rate does not appear on any Reuters WRLD Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrowers, or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of Canadian Dollars are then being conducted, at or about such time as the Administrative Agent shall elect after determining that such rates shall be the basis for determining the Exchange Rate, on such date for the purchase of US Dollars for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) income or franchise taxes imposed on (or measured by) its net income  by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its Applicable Lending Office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction referred to in the preceding clause (a), (c) in the case of any Lender (other than an assignee pursuant to a request by the Borrowers under Section 2.20(b)) or any Issuing Bank, any withholding tax that is imposed (except for any such tax imposed after the occurrence and during the continuance of an Event of Default) by the United States of America or Canada on amounts payable by a Borrower from a location within such jurisdiction to such Lender’s Applicable Lending Office or to such Issuing Bank at the office designated by it for the receipt of such payments, to the extent such tax is in effect and applicable (assuming the taking by such Borrower of all actions required in order for available exemptions from such tax to be effective) at the time such Lender becomes a party to this Agreement (or designates a new Applicable Lending Office) or such Issuing Bank becomes an Issuing Bank hereunder, except, in the case of a Lender, to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or an assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 2.18, and (d) any withholding tax that is attributable to the failure of such Lender to comply with Section 2.18(e).

“Existing Letter of Credit” means each letter of credit previously issued for the account of any subsidiary of the US Borrower that (a) is outstanding on the Effective Date and (b) is listed on Schedule 2.06A.

“Existing Novamerican Credit Facilities” means (a) the Amended and Restated Revolving Credit Agreement dated as of May 8, 2007, among certain subsidiaries of Novamerican party thereto, the lenders party thereto and Bank of America, N.A., as administrative and collateral agent, (b) the Credit Agreement dated as of September 28, 2006, between Nova Steel Ltd. and Royal Bank of Canada, (c) the Credit Agreement dated as of September 28, 2006, between Nova Tube Ontario Inc. and

Royal Bank of Canada, (d) the Credit Agreement dated as of September 28, 2006, between Argo Steel Ltd. and Royal Bank of Canada and (e) the Credit Agreement dated as of May 21, 2004, between Cresswell Industries Inc. (as successor to Profilages Cresswell Inc.) and Banque de Montreal.

“Existing Warrants” means the warrants to purchase common stock of Symmetry issued by Symmetry pursuant to the Warrant Agreement dated March 5, 2007, between Symmetry and Continental Stock Transfer & Trust Company, as warrant agent, and that are outstanding and unexercised on the date hereof.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means, with respect to Symmetry or a Borrower, the chief financial officer, principal accounting officer, treasurer or controller of Symmetry or such Borrower, respectively. Each reference herein to a Financial Officer of Symmetry and the Borrowers shall mean such an officer of any of them who is authorized to deliver the applicable certificate or other document on behalf of all of them and the Administrative Agent, the Issuing Banks and the Lenders shall be entitled to assume that any such officer who delivers such a certificate or other document is so authorized.

“Financing Transactions” means (a) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of Loans and the drawing of BAs, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, (b) the execution, delivery and performance by each Loan Party of the Senior Notes Documents to which it is to be a party, the issuance of the Senior Notes and the use of the proceeds thereof, (c) the execution, delivery and performance by Symmetry of the Overdraft Facility Loan Agreement, the borrowing of loans thereunder and the use of the proceeds thereof, (d) the execution, delivery and performance by the parties thereto of the Intercompany Notes Documents, (e) the offering of common stock and warrants of Symmetry for the Equity Proceeds, the execution, delivery and performance by Symmetry of all documentation in connection therewith and the use of the proceeds thereof, (f) the making of the Equity Contribution, (g) the consummation of each of the Effective Date Asset Sale and the Effective Date Sale Leaseback and (h) the execution, delivery and performance of all documentation in connection with any of the foregoing by each Loan Party or Subsidiary intended to be party thereto and the use of the proceeds thereof.

“Foreign Pledge Agreement” means a pledge or charge agreement with respect to each portion of the Collateral that constitutes Equity Interests of a Foreign Subsidiary, in form and substance reasonably satisfactory to the Administrative Agent.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles and practices in the United States of America consistently applied.

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means the government of the United States of America, Canada, any other nation or any political subdivision thereof, whether state, provincial, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof (including pursuant to any “synthetic lease” financing), (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantee and Collateral Agreement” means the Guarantee and Collateral Agreement among Symmetry, Novamerican Parent, the Borrowers, the Subsidiary Parties and the Administrative Agent, substantially in the form of Exhibit C-1, together with all supplements thereto.

“Hazardous Materials”  means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock, deferred compensation or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Symmetry, the Borrowers or the other Subsidiaries shall be a Hedging Agreement.

“Inactive Subsidiaries” means (a) Hencorp LLC, (b) Argo Steel Ltd., (c) Nova Tube Inc., (d) 3217930 Nova Scotia Company, (e) 3217928 Nova Scotia Company, (f) 3218088 Nova Scotia Company, (g) Acier Metco Inc. and (h) 4421591 Canada Inc.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Information Memorandum” means the Confidential Information Memorandum dated October 2007 relating to Symmetry, the Borrowers and the Transactions.

“Intercompany Notes” means the senior secured demand promissory notes evidencing loans by the US Borrower to the Canadian Borrower in an aggregate principal amount of US$125,000,000, made on the Effective Date from the gross proceeds from the sale of the Senior Notes.

“Intercompany Notes Documents” means the Intercompany Notes and all other instruments, agreements and other documents evidencing or governing the loans evidenced by the Intercompany Notes, providing for any security interest or other right in respect thereof, affecting the terms of the foregoing or entered into in connection therewith and all schedules, exhibits and annexes to each of the foregoing.

“Intercreditor Agreement” means an Intercreditor Agreement among Symmetry, the Borrowers, the Administrative Agent and The Bank of New York, as collateral agent under the Senior Notes Documents, substantially in the form of Exhibit D hereto.

“Interest Election Request” means a request by a Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.09.

“Interest Payment Date” means (a) with respect to any ABR Loan or Canadian Prime Revolving Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means, with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter as the applicable Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Inventory” has the meaning assigned to such term in the New York UCC.

“Inventory Reserves” shall mean reserves against Inventory equal to the sum of the following:

(a) a reserve for shrink, or discrepancies that arise pertaining to inventory quantities on hand between a Borrower’s perpetual accounting system and physical counts of the inventory which will be an amount determined by the Administrative Agent in its Permitted Discretion;

(b) a revaluation reserve whereby capitalized favorable variances shall be deducted from Eligible Inventory and unfavorable variances shall not be added to Eligible Inventory;

(c) a lower of the cost or market reserve for any differences between a Borrower’s actual cost to produce versus its selling price to third parties; and

(d) other reserves as deemed appropriate by the Administrative Agent in its Permitted Discretion from time to time.

“Investable Cash” means the aggregate amount of investable cash held by Symmetry after giving effect to (a) Effective Date Conversion Rights Payment and (b) the payment of deferred underwriting discounts and commissions in connection with Symmetry’s initial public offering in the amount of US$6,000,000.

“IP Security Agreements” has the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Issuing Bank” means (a) JPMCB, (b) each Person that is the issuer of any Existing Letter of Credit and (c) each other Lender that shall have become an Issuing Bank hereunder as provided in Section 2.06(k) (other than any Person that shall have ceased to be an Issuing Bank as provided in Section 2.06(i)), each in its capacity as an issuer of Letters of Credit hereunder. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Issuing Bank Agreement” shall have the meaning assigned to such term in Section 2.06(k).

“ITA” means the Income Tax Act (Canada), as amended, and any successor thereto, and any regulations promulgated thereunder.

“JPMCB” means JPMorgan Chase Bank, N.A.

“LC Commitment” shall mean, as to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit pursuant to Section 2.06B. The initial amount of each Issuing Bank’s LC Commitment is set forth on Schedule 2.06 or in such Issuing Bank’s Issuing Bank Agreement.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the US Dollar Equivalents of the undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate US Dollar Equivalents of the amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or an Accession Agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement and each Existing Letter of Credit.

“LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, the rate appearing on the Reuters “LIBOR01” screen displaying British Bankers’ Association Interest Settlement Rates (or on any successor or substitute screen of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such screen of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurocurrency Borrowing for such Interest Period shall be the rate at which dollar deposits of US$5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, each Accession Agreement, each Issuing Bank Agreement, any letter of credit applications referred to in Section 2.06(a) or 2.06(b), any promissory notes delivered pursuant to Section 2.11(e), the Collateral Agreements and the other Security Documents.

“Loan Documents Obligations” has the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Loan Parties” means Symmetry, the Borrowers and each Subsidiary Party.

“Loans” means the loans (including Swingline Loans and Protective Advances) made to the Borrowers pursuant to this Agreement.

“Local Time” means (a) with respect to a Loan or Borrowing denominated in US Dollars (other than any such Loan to or Borrowing of the Canadian Borrower) or any Letter of Credit, New York City time, and (b) with respect to a Loan or Borrowing denominated in Canadian Dollars, any BA or any Loan or Borrowing denominated in US Dollars of the Canadian Borrower, Toronto time.

“Lockbox Agreement” has the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Long-Term Indebtedness” means any Indebtedness that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability.

“Material Acquisition” means any acquisition, or series of related acquisitions, (a) that involves assets comprising all or substantially all of an operating unit of a business or common Equity Interests of any Person and (b) the consideration paid in which exceeds US$5,000,000.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of Symmetry, the Borrowers and the other Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under any Loan Document or (c) the material rights of or material benefits available to the Lenders under any Loan Document.

“Material Disposition” means any sale, transfer or other disposition, or series of related sales, transfers or other dispositions, (a) that involves assets comprising all or substantially all of an operating unit of a business or common Equity Interests of any Person, in each case owned by Symmetry or any Subsidiary and (b) the consideration paid in which exceeds US$5,000,000.

“Material Indebtedness” means Indebtedness (other than the Loans, BAs and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of Symmetry, the Borrowers and the Subsidiaries in an aggregate amount exceeding US$10,000,000 (such amount to be determined, with respect to any Indebtedness, without duplication for any Guarantees thereof). For purposes of determining Material Indebtedness, the “amount” of the obligations of Symmetry, a Borrower or any other Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Symmetry, such Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“MEPP” has the meaning assigned to such term in clause (m) of Article VII.

“MEPP Liability” has the meaning assigned to such term in clause (m) of Article VII.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means a mortgage, deed of trust, debenture, hypothec, assignment of leases and rents, leasehold mortgage or other security document granting a Lien on any Mortgaged Property to secure the Obligations. Each Mortgage shall be satisfactory in form and substance to the Administrative Agent.

“Mortgaged Property” means each parcel of real property and the improvements thereto owned by a US Loan Party and identified on Schedule 3.05 as a Mortgaged Property, and each other parcel of real property and improvements thereto owned by a US Loan Party that has a book or fair market value in excess of US$1,000,000.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Orderly Liquidation Value” means, with respect to Inventory of any Person, the orderly liquidation value thereof as determined in a manner acceptable to the Administrative Agent by an appraiser acceptable to the Administrative Agent, net of all costs of liquidation thereof.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Non-ABL Collateral” has the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Non-ABL Collateral Senior Agent” means any Person that, under the terms of the Intercreditor Agreement, is a Senior Agent (as defined in the Intercreditor Agreement) with respect to the Non-ABL Collateral.

“Non-Schedule I Lender” means any Lender not named on Schedule I to the Bank Act (Canada).

“Non-Schedule I Reference Lender” means JPMorgan Chase Bank, N.A., Toronto Branch, and any other Non-Schedule I Lender agreed upon by the Canadian Borrower and the Administrative Agent from time to time.

“Novamerican” means Novamerican Steel Inc., a Canadian corporation and one of the entities amalgamated with the Canadian Borrower as part of the Reorganization Transactions.

“Novamerican Cash Sources” means the cash on hand of Novamerican on the Effective Date, including the proceeds of the Effective Date Asset Sale and the proceeds of the Effective Date Sale Leaseback.

“Novamerican Parent” means Novamerican Steel Holdings Inc., a Delaware corporation.

“Obligations” has the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Overdraft Facility” means the intraday demand loans in an aggregate principal amount of up to US$91,000,000 made pursuant to the Overdraft Facility Loan Agreement.

“Overdraft Facility Loan Agreement” means the Overdraft Facility Loan Agreement dated as of the date hereof, among the Canadian Borrower, as the borrower thereunder, Symmetry, as guarantor, and JPMCB.

“Participant” has the meaning set forth in Section 9.04(c)(i).

“PBA” means, collectively, the Pension Benefits Act (Ontario) and similar acts of each Province in Canada or to the extent applicable the federal jurisdiction, and all regulations thereunder as amended from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Act” means the Pension Protection Act of 2006, as amended from time to time.

“Perfection Certificate” means a certificate in the form of Exhibit E or any other form approved by the Administrative Agent.

“Permitted Acquisition” means any acquisition by the US Borrower, the Canadian Borrower or any of their subsidiaries that is a Subsidiary Party of all the outstanding Equity Interests (other than directors’ qualifying shares or other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law) in, or all or substantially all the assets of, or all or substantially all the assets constituting a division or line of business of, a Person, if (a) immediately after giving effect thereto, no Default has occurred and is continuing or would result therefrom, (b) each such acquired Person (including each subsidiary of such acquired Person) is organized under the laws of the United States of America or Canada or any State or Province thereof or the District of Columbia, (c) the Person or the division or line of business acquired is engaged in a business permitted by Section 6.03(b), (d) each Subsidiary resulting from or acquiring the assets acquired in such acquisition (and which survives such acquisition) shall be a Subsidiary Party and all the Equity Interests of each such Subsidiary shall be owned directly by a Loan Party and (e) all actions required to be taken with respect to such acquired Subsidiary or assets in order to satisfy the requirements set forth in clauses (a), (b), (c) and (d) of the definition of the term

“Collateral and Guarantee Requirement” (subject to the final paragraph of the definition of such term) shall have been taken.

“Permitted Asset Transfer” means any investment by a US Loan Party in a Canadian Loan Party in the form of a transfer or other disposition of surplus equipment or other surplus operating assets (but not of any manufacturing, processing or other facility as a whole).

“Permitted Discretion” means a determination made by the Administrative Agent in the exercise of its reasonable credit judgment and consistent with its policies applicable to asset based lending transactions of this type.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.05, and Liens imposed on a real property for property taxes, where the recourse with respect thereto is limited to the taking of such real property and such real property is not material to the business of Symmetry, the Borrowers and the other Subsidiaries;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.05;

(c) Liens arising by virtue of any statutory, common law or contractual provisions relating to bankers’ liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary bank;

(d) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations or in respect of health, disability, retirement or other employee benefits obligations, and deposits made in the ordinary course of business securing obligations to insurance carriers under insurance or self-insurance arrangements;

(e) deposits to secure the performance of bids, trade contracts, leases, regulatory or statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(f) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII; and

(g) easements, zoning restrictions, covenants, conditions, restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of either Borrower or any Subsidiary;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Flow Through Investment” means any investment made in cash or with Permitted Investments, or any loan or advance, in each case made by a US Loan Party in or to a Canadian Loan Party, provided that the funds used to make such investment, loan or advance constitute the proceeds of an issuance by Symmetry of any Equity Interests permitted to be issued hereunder.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America or Canada (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America or Canada), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or Canada, or any State or Province thereof, which has a combined capital and surplus and undivided profits of not less than US$500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least US$5,000,000,000; and

(f) in the case of any Foreign Subsidiary (other than any Canadian Subsidiary), other short-term investments that are analogous to the foregoing and are utilized by such Foreign Subsidiary in accordance with normal investment practices for cash management purposes.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan”  means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which Symmetry, either Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means (a) in the case of an ABR Borrowing in US Dollars by the US Borrower, the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A., as its prime rate in effect at its principal office in New York City, and (b) in the case of an ABR Borrowing in US Dollars by the Canadian Borrower, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its reference rate in effect at its principal office in Toronto for loans made in Canada and denominated in US Dollars. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Principal Issuing Bank” means JPMCB and any other Issuing Bank that the Borrowers and the Administrative Agent agree will be a Principal Issuing Bank (or any of their Affiliates that shall act as Issuing Banks hereunder).

“Priority Payable” means, with respect to any Person, any amount payable by such Person solely to the extent that it is past due and is secured by a Lien which ranks prior to or pari passu with the Liens created by the Security Documents, including amounts which are past due and owing for wages, vacation pay, severance pay, employee deductions, sales tax, excise tax, Tax payable pursuant to Part IX of the Excise Tax Act (Canada) (net of GST input credits), income tax, workers compensation, government royalties, pension fund obligations and overdue Taxes.

“Protective Advance” has the meaning assigned to such term in Section 2.04.

“Protective Advance Exposure” means, at any time, the sum of the principal amounts of all outstanding Protective Advances at such time. The Protective Advance Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total Protective Advance Exposure at such time.

“Refinancing Indebtedness” means, in respect of any Indebtedness (the “Original Indebtedness”), any Indebtedness that extends, renews or refinances such Original Indebtedness (or any Refinancing Indebtedness in respect thereof); provided that: (a) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of such Original Indebtedness; (b) the maturity of such Refinancing Indebtedness shall not be earlier, and the weighted average life to maturity of such Refinancing Indebtedness shall not be shorter, than that of such Original Indebtedness, and such Refinancing Indebtedness shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default or a change in control (including as a result of a sale of all or substantially all of the assets) or similar event or as and to the extent such repayment, prepayment, redemption, repurchase or defeasance would have been required pursuant to the terms of such Original Indebtedness) prior to the earlier of (i) the maturity of such Original Indebtedness and (ii) the date six months after the Revolving Maturity Date; (c) such Refinancing Indebtedness shall not constitute an obligation of any Subsidiary that shall not have been (or, in the case of after-acquired Subsidiaries, shall not have been required to be or become) an obligor in respect of such Original Indebtedness, and shall not constitute an obligation of Symmetry if Symmetry shall not have been an obligor in respect of such Original Indebtedness, and, in each case, shall constitute an obligation of such Subsidiary or Symmetry only to the extent of their respective obligations in respect of such Original Indebtedness; (d) if such Original Indebtedness shall have been subordinated to the Loan Documents Obligations, such Refinancing Indebtedness shall also be subordinated to the Loan Documents Obligations on terms not less favorable in any material respect to the Lenders; and (e) such Refinancing Indebtedness shall not be secured by any Lien on any asset other than the assets that secured such Original Indebtedness or by any Lien having a higher priority than the Lien that secured such Original Indebtedness and, in the case of any such Refinancing Indebtedness in respect of Senior Notes that is secured, the secured parties thereunder, or a trustee or collateral agent on their behalf, shall have become a party to the Intercreditor Agreement or another intercreditor agreement substantially in the form of Exhibit B hereto (with such modifications thereto as may be reasonably specified by the Administrative Agent to give effect to such refinancing of the Senior Notes).

“Register” has the meaning set forth in Section 9.04(b).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Rent Reserve” with respect to any store, warehouse distribution center, regional distribution center or depot where any Inventory subject to Liens arising by operation of law is located, a reserve equal to three months’ rent at such store, warehouse distribution center, regional distribution center or depot.

“Reorganization Transactions” means the transactions described in the Plan of Arrangement entered into pursuant to the Arrangement Agreement.

“Reports” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the Borrowers’ assets from information furnished by or on behalf of the Borrowers, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports (except where prepared for internal purposes of the Administrative Agent)

shall, upon request by any Lender, be distributed to such Lender by the Administrative Agent.

“Required Lenders” means, at any time, Lenders having Revolving Exposures and unused Revolving Commitments representing more than 50% of the sum of the total Revolving Exposures and unused Revolving Commitments at such time.

“Reserves” means Rent Reserves and any other reserves which the Administrative Agent deems necessary, in its Permitted Discretion, to maintain (including, without limitation, reserves for accrued and unpaid interest on the Obligations, reserves for consignee’s, warehousemen’s and bailee’s charges, reserves for in-transit inventory, reserves for fees and other amounts owed to outside processors or the owners of outside processing locations, reserves for Obligations under Hedging Agreements and, for purposes of determining the Canadian Borrowing Base, Priority Payables arising after the Effective Date that may affect the collectability of Accounts or the saleability of Inventory), provided, in each case, that such reserves shall not be duplicative of reductions made in determining Eligible Accounts or Eligible Inventory.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Symmetry, a Borrower or any other Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of any Equity Interests in Symmetry, a Borrower or any other Subsidiary.

“Revolving Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

“Revolving Borrowing” means a Borrowing consisting of Revolving Loans.

“Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans, to accept and purchase BAs and to acquire participations in Letters of Credit, Swingline Loans and Protective Advances hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced or increased from time to time pursuant to Section 2.10 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or the Accession Agreement pursuant to which such Lender shall have assumed or provided its Revolving Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Commitments is US$175,000,000.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of the US Dollar Equivalents of the outstanding principal amount of such Lender’s

Revolving Loans and BAs and its LC Exposure, Swingline Exposure and Protective Advance Exposure at such time.

“Revolving Lender” means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loan” means a Loan made pursuant to Section 2.01.

“Revolving Maturity Date” means November 15, 2012.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Schedule I Lender” means any Lender named on Schedule I to the Bank Act (Canada).

“Schedule I Reference Lenders” means one or more Schedule I Lenders agreed upon by the Canadian Borrower and the Administrative Agent from time to time.

“Secured Party” means each applicable “Secured Party”, as defined in any applicable Security Document.

“Security Documents” means the Collateral Agreements, the Foreign Pledge Agreements, the Mortgages, the IP Security Agreements, the Intercreditor Agreement and each other security agreement or other instrument or document executed and delivered pursuant to Section 5.12 or 5.13 to secure any of the Obligations.

“Senior Notes” means (a) the Senior Secured Notes due 2015 issued by the US Borrower on the Effective Date in a Rule 144A or other private placement and (b) any substantially identical Senior Secured Notes due 2015 that are registered under the Securities Act of 1933, as amended, and issued in exchange for the Senior Secured Notes described in clause (a) of this definition.

“Senior Notes Documents” means the Senior Notes Indenture and all other instruments, agreements and other documents evidencing or governing the Senior Notes, providing for any Guarantee or security interest or other right in respect thereof, affecting the terms of the foregoing or entered into in connection therewith and all schedules, exhibits and annexes to each of the foregoing.

“Senior Notes Indenture” means the Indenture dated as of November 15, 2007, among Symmetry, Novamerican Steel Finco Inc., as the issuer, certain other Subsidiaries party thereto and The Bank of New York, as the trustee, under which the Senior Notes are issued.

“Special Purpose Holdco” means a Subsidiary that (a) is not engaged in any business or activity other than the ownership of Equity Interests in any Subsidiary that is not a wholly-owned Subsidiary or any Person that is not a Subsidiary, and activities incidental thereto, (b) does not own any assets other than the Equity Interests referred to in clause (a) above and any contract rights under joint venture or other similar agreements relating thereto and (c) owes no Indebtedness and has no other liabilities (other than liabilities imposed by law, including tax liabilities, and other liabilities incidental to its existence and permitted business and activities).

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject, with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” of any Person means any Indebtedness of such Person that is subordinated in right of payment to any other Indebtedness of such Person.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any other Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other Person (a) of which Equity Interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of Symmetry.

“Subsidiary Party” means each Subsidiary other than (a) any Subsidiary that is not a wholly-owned Subsidiary, where the organizational documents thereof or any related joint venture or similar agreements prohibit such Subsidiary from becoming a party to the Collateral Agreements without the prior consent of the equityholders thereof (other than Symmetry and the Subsidiaries), and (b) any Subsidiary (other than the Canadian Borrower and any of its subsidiaries) that is a CFC.

“Supermajority Lenders” means, at any time, Lenders having Revolving Exposures and unused Revolving Commitments representing more than 75% of the sum of the total Revolving Exposures and unused Revolving Commitments at such time.

“Swingline Exposure” means, at any time, the sum of the US Dollar Equivalents of the principal amounts of all outstanding Swingline Loans at such time. The Swingline Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means JPMCB, in its capacity as lender of Swingline Loans hereunder and its Applicable Lending Office (including its Toronto Branch) in respect of Swingline Loans made to the Canadian Borrower.

“Swingline Loan” means a Loan made pursuant to Section 2.05.

“Symmetry” means Symmetry Holdings Inc., a Delaware corporation.

“Syndication Agent” means, collectively, CIT Business Credit Canada Inc. and The CIT Group/Business Credit, Inc., in their capacities as syndication agents for the Lenders hereunder.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest and penalties imposed in connection with any liability for any of the foregoing.

“Termination Event” means (a) the termination or partial termination of a Canadian Pension Plan by Symmetry or any Subsidiary, (b) the institution of proceedings by any Governmental Authority to terminate in whole or in part or have a third party appointed to administer a Canadian Pension Plan or (c) any other event or condition which might constitute grounds for the termination of, winding up or partial termination or winding up or the appointment of a third party to administer any Canadian Pension Plan.

“Transaction Costs” means fees and expenses incurred in connection with the Transactions on the Effective Date.

“Transactions” means the Acquisition and the Financing Transactions.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Alternate Base Rate or the Canadian Prime rate, or whether such Borrowing is by way of a BA Drawing.

“US Borrower” means Novamerican Steel Finco Inc., a Delaware corporation.

“US Borrower Revolving Exposure” means, with respect to any Lender at any time, the sum of (a) the outstanding principal amount of such Lender’s Revolving Loans to the US Borrower, (b) that portion of such Lender’s LC Exposure attributable to Letters of Credit issued for the account of the US Borrower and (c) that portion of such Lender’s Swingline Exposure attributable to Swingline Loans made to the US Borrower.

“US Borrowing Base” has the meaning assigned to such term in the definition of “Borrowing Base”.

“US Dollars” or “US$” refers to lawful money of the United States of America.

“US Dollar Equivalent” means, on any date of determination, (a) with respect to any amount in US Dollars, such amount and (b) with respect to any amount in Canadian Dollars, the equivalent in US Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.05 using the Exchange Rate with respect to such currency at the time in effect under the provisions of such Section.

“US Loan Party” means any Loan Party that is not a CFC.

“US Subsidiary” means any Subsidiary that is organized under the laws of the United States of America, any State thereof or the District of Columbia.

“wholly-owned”, when used in reference to a subsidiary of any Person, means any subsidiary of such Person all the Equity Interests in which (other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law) are owned, controlled or held by such Person, another wholly-owned subsidiary of such Person or any combination thereof.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurocurrency Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurocurrency Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any definition of or reference to any statute, regulation or other law herein shall be construed (i) as referring to such statute, regulation or other law as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor statutes, regulations or other laws) and (ii) to include all official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP; Pro Forma Calculations. (a)  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if a Borrower notifies the Administrative Agent that it requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrowers that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. In the event that historical accounting practices, systems or reserves relating to the components of the Aggregate Borrowing Base or the Borrowing Base of either Borrower are modified in a manner that is adverse to the Lenders in any material respect, the Borrowers will agree to maintain such additional reserves (for purposes of computing the Aggregate Borrowing Base and the Borrowing Base of each Borrower) in respect to the components of the Aggregate Borrowing Base and the Borrowing Base of each Borrower and make such other adjustments (which may include maintaining additional reserves, modifying the advance rates or modifying the eligibility criteria for the components of the Aggregate Borrowing Base and the Borrowing Base of each Borrower) as may be required by the Administrative Agent in its Permitted Discretion.

(b)  All pro forma computations required to be made hereunder to give effect to any Material Acquisition, Material Disposition, Permitted Acquisition, investment or other transaction shall be calculated after giving pro forma effect thereto (and any other such transaction consummated since the date as of which, or since the first day of the period for which, such pro forma computation is being made and on or prior to the date of such computation) as if such transaction had occurred on such date (in the case of pro forma computations as of a specified date) or on the first day of such period (in the case of pro forma computations for a specified period), and, to the extent applicable, the historical earnings and cash flows associated with the assets acquired or disposed of and any related incurrence or reduction of Indebtedness, but shall not take into account any projected synergies or similar benefits expected to be realized as a result of any such transaction.

(c)  All pro forma computations of Excess Availability required to be made hereunder shall be made after giving pro forma effect to the transaction requiring such computation and any other transaction consummated since the date as of which such pro forma computation is made and on or prior to the date of such computation.

SECTION 1.05. Currency Translation. The Administrative Agent shall determine the US Dollar Equivalent of any Borrowing or BA denominated in Canadian Dollars as of the date on which such Borrowing is made or such BA is accepted and purchased and as of the last Business Day of each subsequent calendar quarter, in each case using the Exchange Rate for Canadian Dollars in relation to US Dollars in effect on the last Business Day of the calendar quarter preceding the date of such Borrowing or acceptance and purchase (or, if such Borrowing or acceptance and purchase occurs on the last Business Day of a calendar quarter, on such Business Day) and as of the last Business Day of such subsequent calendar quarter, as the case may be, and each such amount shall be the US Dollar Equivalent of such Borrowing or BA until the next required calculation thereof pursuant to this sentence. The Administrative Agent shall determine the US Dollar Equivalent of any Letter of Credit denominated in Canadian Dollars as of the date such Letter of Credit is issued, amended to increase its face amount, extended or renewed and as of the last Business Day of each subsequent calendar quarter, in each case using the Exchange Rate for Canadian Dollars in relation to US Dollars in effect on the date that is three Business Days prior to the date on which such Letter of Credit is issued, amended to increase its face amount, extended or renewed and as of the last Business Day of such subsequent calendar quarter, as the case may be, and each such amount shall be the US Dollar Equivalent of such Letter of Credit until the next required calculation thereof pursuant to this sentence. The Administrative Agent shall notify the Borrowers and the Lenders of each calculation of the US Dollar Equivalent of each Borrowing, BA or Letter of Credit.

SECTION 1.06. Status of Obligations. (a)  Symmetry and the Borrowers represent, warrant and agree that the Obligations will at all times constitute “Credit Agreement Obligations” under and as defined in the Senior Notes Documents.

(b)  In the event that Symmetry or any Subsidiary shall at any time issue or have outstanding any Subordinated Indebtedness, Symmetry and the Borrowers shall take or cause such Subsidiary to take all such actions as shall be necessary to cause the Loan Documents Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness and to enable the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness. Without limiting the foregoing, the Loan Documents Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” under and in respect of any indenture or other agreement or instrument under which Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders or the Administrative Agent may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.

SECTION 1.07. Effectuation of Transfers. Each of the representations and warranties of Symmetry and the Borrowers contained in this Agreement (and all corresponding definitions) are made after giving effect to the Acquisition and the other Transactions to occur on the Effective Date, unless the context otherwise requires.

ARTICLE II

The Credits

SECTION 2.01. Revolving Commitments. Subject to the terms and conditions set forth herein, each Lender agrees from time to time during the Revolving Availability Period to (a) make Revolving Loans denominated in US Dollars to the US Borrower, (b) make Revolving Loans denominated in US Dollars or Canadian Dollars to the Canadian Borrower and (c) accept and purchase drafts drawn by the Canadian Borrower in Canadian Dollars as BAs, in each case in an aggregate principal amount that will not result in (i) such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment, (ii) the sum of the US Borrower Revolving Exposures exceeding the US Borrowing Base then in effect, (iii) the sum of the Canadian Borrower Revolving Exposures exceeding the Canadian Borrower Sublimit, (iv) the sum of the Revolving Exposures exceeding the lesser of (A) the Aggregate Borrowing Base then in effect and (B) the aggregate Revolving Commitments then in effect, or (v) the sum of the Revolving Exposures on the Effective Date exceeding US$70,000,000. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans and sell and pay drafts drawn as BAs.

SECTION 2.02. Loans and Borrowings. (a)  Each  Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Type and currency made by the Lenders ratably in accordance with their respective Revolving Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Revolving Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)  Subject to Section 2.15, (i) each Revolving Borrowing denominated in US Dollars shall be comprised entirely of ABR Loans or Eurocurrency Loans as the applicable Borrower may request in accordance herewith; provided that all Borrowings made on the Effective Date must be made as ABR Borrowings unless the Borrowers shall have provided an indemnity satisfactory to the Administrative Agent extending the benefits of Section 2.17 to Lenders in respect of such Borrowings; and (ii) each Revolving Borrowing denominated in Canadian Dollars shall be comprised entirely of Canadian Prime Revolving Loans. Each Swingline Loan denominated in US Dollars shall be an ABR Loan and each Swingline Loan denominated in Canadian Dollars shall be a Canadian Prime Loan. Each Protective Advance shall be an ABR Loan. Each Lender at its option may make any Loan, accept and purchase any BA or issue any Letter of Credit by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, accept and purchase any BA or issue any Letter of Credit, and any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan or discharge such BA in accordance with the terms of this Agreement.

(c)  At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments or that is required to finance the repayment of a Protective Advance as contemplated by Section 2.04(a) or the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of six Eurocurrency Borrowings outstanding.

(d)  Notwithstanding any other provision of this Agreement, a Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Maturity Date.

(e)  Notwithstanding any other provision in this Agreement, (i) each Lender that is a party to this Agreement on the date hereof and that has made any Loan to the Canadian Borrower or accepted and purchased any BA (or, if applicable, the branch or Affiliate of any such Lender that has made any Loan to the Canadian Borrower or accepted and purchased any BA) shall, for so long as any such Loan is outstanding or any such BA has not been repaid, be a Canadian Resident unless the Canadian Borrower has been informed in writing that such Person is not a Canadian Resident and (ii) all fees paid by the Canadian Borrower pursuant to Section 2.13(b) will be paid for the account of Persons that are Canadian Residents, unless the Canadian Borrower has been informed in writing that any such Person is not a Canadian Resident; provided that the provisions of this paragraph shall cease to apply, and shall have no force or effect, at any time when, and to the extent, the ITA (or specific, written and publicly announced proposed amendments to the ITA) does not require the withholding of taxes pursuant to paragraph 212(1)(b) of the ITA on interest that is not “participating debt interest” paid to non-resident persons that deal at arm’s length with the payor for the purposes of the ITA.

SECTION 2.03. Requests for Borrowings. To request a Revolving Borrowing, the applicable Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurocurrency Borrowing, not later than 11:00 a.m., New York time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing or a Canadian Prime Borrowing, not later than 11:00 a.m., Local Time, one Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the repayment of a Protective Advance as contemplated by Section 2.04(a) or the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 10:00 a.m., Local Time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the applicable Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the Borrower requesting such Borrowing;

(ii) the currency and aggregate amount of such Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing, a Canadian Prime Borrowing or a Eurocurrency Borrowing;

(v) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi) the Applicable Funding Account.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be (i) if denominated in US Dollars, an ABR Revolving Borrowing, or (ii) if denominated in Canadian Dollars, a Canadian Prime Revolving Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Revolving Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Protective Advances. (a)  Subject to the limitations set forth below, the Administrative Agent is authorized by the Borrowers and the Lenders, from time to time in the Administrative Agent’s sole discretion (but the Administrative Agent shall have absolutely no obligation), to make Loans in US Dollars to the Borrowers, on behalf of all Lenders, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Loan Documents Obligations or (iii) to pay any other amount chargeable to or required to be paid by the Borrowers pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees and expenses as described in Section 9.03) and other sums payable under the Loan Documents (any such Loans being referred to as “Protective Advances”); provided that, no Protective Advance shall be made if after giving effect thereto (A) the Revolving Exposures would exceed the Revolving Commitments or (B) the aggregate principal amount of the outstanding Protective Advances would exceed US$15,000,000. Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied. The Protective Advances shall constitute Loan Documents Obligations hereunder and shall be secured as provided in the Security Documents. All Protective Advances shall be ABR Borrowings. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. The Administrative Agent may at any time (i) subject to the limitations set forth in Section 2.01 and to the satisfaction of the conditions set forth in Section 4.02, request, on behalf of any Borrower, the Revolving Lenders to make ABR Revolving Loans to repay any Protective Advance or (ii) require the Lenders to fund their risk participations in any Protective Advance as provided in paragraph (b) of this Section.

(b)  The Administrative Agent may, by notice given not later than 10:00 a.m., New York City time, on any Business Day, require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Protective Advances outstanding. Such notice shall specify the aggregate amount of Protective Advances in which the Revolving Lenders will participate and each Lender’s Applicable Percentage of such Protective Advances. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent such Lender’s Applicable Percentage of such Protective Advances. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Protective Advances pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.08 with respect to Loans made by such Lender (and Section 2.08 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders). Any amounts received by the Administrative Agent from a Borrower (or other party on behalf of a Borrower) in respect of a Protective Advance after receipt by the Administrative Agent of the proceeds of a sale of participations therein shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph as their interests may appear; provided that any such payment so remitted shall be repaid to the Administrative Agent if and to the extent such payment is required to be refunded to a Borrower for any reason. The purchase of participations in a Protective Advance pursuant to this paragraph shall not relieve the applicable Borrower of any default in the payment thereof.

SECTION 2.05. Swingline Loans. (a)  Subject to the terms and conditions set forth herein, the Swingline Lender agrees from time to time during the Revolving Availability Period to make Swingline Loans to the US Borrower, denominated in US Dollars, and to the Canadian Borrower, denominated in US Dollars or Canadian Dollars as the Canadian Borrower shall request, in each case in an aggregate principal amount at any time outstanding that will not result in (i) the US Dollar Equivalents of the aggregate principal amount of outstanding Swingline Loans exceeding US$15,000,000, (ii) any Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment, (iii) the sum of the US Borrower Revolving Exposures exceeding the US Borrowing Base then in effect, (iv) the sum of the Canadian Borrower Revolving Exposures exceeding the Canadian Borrower Sublimit or (v) the sum of the Revolving Exposures exceeding the lesser of (A) the Aggregate Borrowing Base then in effect and (B) the aggregate Revolving Commitments then in effect; provided that the

Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans.

(b)  To request a Swingline Loan, the applicable Borrower shall notify the Administrative Agent of such request by telephone (confirmed by facsimile), not later than 12:00 noon, Local Time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from a Borrower. The Swingline Lender shall make each Swingline Loan available to the applicable Borrower by means of a credit to the Applicable Funding Account (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the applicable Issuing Bank) by 3:00 p.m., Local Time, on the requested date of such Swingline Loan.

(c)  The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.08 with respect to Loans made by such Lender (and Section 2.08 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the applicable Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from a Borrower (or other party on behalf of a Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to a Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the applicable Borrower of any default in the payment thereof.

SECTION 2.06. Letters of Credit. (a)  General. Subject to the terms and conditions set forth herein, each Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Revolving Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any letter of credit application or other agreement submitted by a Borrower to, or entered into by a Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Each Existing Letter of Credit shall be deemed, for all purposes of this Agreement (including paragraphs (d) and (e) of this Section) to be a Letter of Credit issued hereunder for the account of the US Borrower. The US Borrower unconditionally and irrevocably agrees that, in connection with any Existing Letter of Credit, it will be fully responsible for the reimbursement of LC Disbursements, the payment of interest thereon and the payment of fees due under Section 2.13(b) to the same extent as if it were the account party in respect of such Existing Letter of Credit.

(b)  Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), a Borrower shall hand deliver or fax to an Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the currency of such Letter of Credit (which shall be US Dollars or Canadian Dollars), the name and address of the beneficiary thereof and such other information as shall be necessary to enable the Issuing Bank to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the applicable Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the applicable Borrower shall be deemed to represent and warrant that), immediately after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed US$25,000,000, (ii) the amount of the LC Exposure attributable to Letters of Credit issued by the applicable Issuing Bank shall not exceed the LC Commitment of such Issuing Bank, (iii) no Lender’s Revolving Exposure shall exceed such Lender’s Revolving Commitment, (iv) the sum of the US Borrower Revolving Exposures shall not exceed the US Borrowing Base then in effect, (v) the sum of the Canadian Borrower Revolving Exposures shall not exceed the Canadian Borrower Sublimit and (vi) the sum of the Revolving Exposures shall not exceed the lesser of (A)

the Aggregate Borrowing Base then in effect and (B) the aggregate Revolving Commitments then in effect.

(c)  Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Maturity Date. A Letter of Credit may provide for automatic renewals for additional periods of up to one year subject to a right on the part of the applicable Issuing Bank to prevent any such renewal from occurring by giving notice to the beneficiary during a specified period in advance of any such renewal, and the failure of such Issuing Bank to give such notice by the end of such period shall for all purposes hereof be deemed an extension of such Letter of Credit; provided that in no event shall any Letter of Credit, as extended from time to time, expire after the date that is five Business Days prior to the Revolving Maturity Date.

(d)  Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the applicable Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to such Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)  Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, Local Time, on the date that such LC Disbursement is made, if such Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., Local Time, on such date, or, if such notice shall not have been received by such Borrower prior to such time on such date, then not later than 12:00 noon, Local Time, on (i) the Business Day that such Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that such Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided, that, if such LC Disbursement is not less than US$500,000 (in the case of an LC Disbursement in US Dollars) or Cdn.$500,000 (in the case of an LC Disbursement in Canadian Dollars), the applicable Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing or Canadian Prime Rate Revolving Borrowing, as applicable, or a Swingline Loan in an equivalent amount and, to the extent so financed, such Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing, Canadian Prime Revolving Borrowing or Swingline Loan. If the applicable Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from such Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from such Borrower, in the same manner as provided in Section 2.08 with respect to Loans made by such Lender (and Section 2.08 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from a Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans, Canadian Prime Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the applicable Borrower of its obligation to reimburse such LC Disbursement.

(f)  Obligations Absolute. Each Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, a Borrower’s obligations hereunder. None of the Administrative Agent, the Lenders or the Issuing Banks, or any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of an Issuing Bank; provided that the foregoing shall not be construed to excuse an Issuing Bank from liability to the applicable Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by each Borrower to the extent permitted by applicable law) suffered by a Borrower that are caused by an Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)  Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the applicable Borrower by telephone (confirmed by facsimile) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the applicable Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h)  Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the applicable Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the applicable Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if a Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.14(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment, and shall be payable on demand or, if no demand has been made, on the date on which the applicable Borrower reimburses the applicable LC Disbursement in full.

(i)  Replacement of an Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among the Borrowers, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.13(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)  Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrowers receive notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposures representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, each Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to 105% of the LC Exposure in respect of Letters of Credit outstanding and issued for the account of such Borrower as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to a Borrower described in clause (h) or (i) of Article VII. Each Borrower also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.12(b), and any such cash collateral so deposited and held by the Administrative Agent hereunder shall constitute part of the US Borrowing Base or the Canadian Borrowing Base, as applicable, for purposes of determining compliance with Section 2.12(b). Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrowers under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the applicable Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse an Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure  representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrowers under this Agreement. If a Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to such Borrower within three Business Days after all Events of Default have been cured or waived. If a Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.12(b), such amount (to the extent not applied as aforesaid) shall be returned to such Borrower as and to the extent that, after giving effect to such return, such Borrower would remain in compliance with Section 2.12(b) and no Default shall have occurred and be continuing.

(k)  Designation of Additional Issuing Banks. From time to time, the Borrowers may by notice to the Administrative Agent and the Lenders designate as additional Issuing Banks one or more Lenders that agree to serve in such capacity as provided below. The acceptance by a Lender of any appointment as an Issuing Bank hereunder shall be evidenced by an agreement (an “Issuing Bank Agreement”), which shall be in a form satisfactory to the Borrowers and the Administrative Agent, shall set forth the LC Commitment of such Lender and shall be executed by such Lender, the Borrowers and the Administrative Agent and, from and after the effective date of such agreement, (i) such Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to include such Lender in its capacity as an Issuing Bank. The Issuing Bank Agreement of any Issuing Bank may limit the currencies in which and the Borrowers for the accounts of which such Issuing Bank will issue Letters of Credit, and any such limitations will, as to such Issuing Bank, be deemed to be incorporated in this Agreement.

(l)  Issuing Bank Reports. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall report in writing to the Administrative Agent (which shall promptly provide notice to the Lenders of the contents thereof) (i) on the first Business Day of each week, the daily activity (set forth by day) in respect of Letters of Credit during the immediately preceding week, including all issuances, extensions, amendments and renewals, all expirations and cancelations and all disbursements and reimbursements, (ii) on or prior to each Business Day on which such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the currencies and face amounts of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), it being understood that such Issuing Bank shall not effect any issuance, renewal, extension or amendment resulting in an increase in the aggregate amount of the Letters of Credit issued by it without first obtaining written confirmation from the Administrative Agent that such increase is then permitted under this Agreement, (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date, currency and amount of such LC Disbursement, (iv) on any Business Day on which the applicable Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the currency and amount of such LC Disbursement, and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

SECTION 2.07. Canadian Bankers’ Acceptances. (a)  Each acceptance and purchase of BAs of a single Contract Period pursuant to Section 2.01 and this Section shall be made ratably by the Lenders in accordance with the amounts of their Revolving Commitments. The failure of any Lender to accept any BA required to be accepted by it shall not relieve any other Lender of its obligations hereunder; provided that the

Revolving Commitments are several and no Lender shall be responsible for any other Lender’s failure to accept BAs as required.

(b)  The BAs of a single Contract Period accepted and purchased on any date shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. If any Lender’s ratable share of the BAs of any Contract Period to be accepted on any date would not be an integral multiple of Cdn.$100,000, the face amount of the BAs accepted by such Lender may be increased or reduced to the nearest integral multiple of Cdn.$100,000 by the Administrative Agent in its sole discretion. BAs of more than one Contract Period may be outstanding at the same time; provided that there shall not at any time be more than a total of six BA Drawings outstanding at any time.

(c)  To request an acceptance and purchase of BAs, the Canadian Borrower shall notify the Administrative Agent of such request by telephone not later than 12:00 noon., Local Time, two Business Days before the date of such acceptance and purchase. Each such request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written request in a form approved by the Administrative Agent and signed by the Canadian Borrower. Each such telephonic and written request shall specify the following information:

(i) the aggregate face amount of the BAs to be accepted and purchased;

(ii) the date of such acceptance and purchase, which shall be a Business Day;

(iii) the Contract Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Contract Period” (and which shall in no event end after the Revolving Maturity Date); and

(iv) the location and number of the Canadian Borrower’s account to which the proceeds of such BAs are to be disbursed.

Any request for an acceptance and purchase of BAs that shall fail to specify any of the information required by the preceding provisions of this paragraph may be rejected by the Administrative Agent if such failure is not corrected promptly after the Administrative Agent shall give written or telephonic notice thereof to the applicable Borrower and, if so rejected, will be of no force or effect. Promptly following receipt of a request in accordance with this paragraph, the Administrative Agent shall advise each Lender of the details thereof and of the amount of BAs to be accepted and purchased by such Lender.

(d)  The Canadian Borrower hereby appoints each Lender as its attorney to sign and endorse on its behalf, manually or by facsimile or mechanical signature, as and when deemed necessary by such Lender, blank forms of BAs, each Lender hereby agreeing that it will not sign or endorse BAs in excess of those required in connection with BA Drawings that have been requested by the Canadian Borrower hereunder. It shall be the responsibility of each Lender to maintain an adequate supply of blank forms of BAs for acceptance under this Agreement. The Canadian Borrower recognizes and agrees that all BAs signed and/or endorsed on its behalf by any Lender in accordance with the Canadian Borrower’s written request shall bind the Canadian Borrower as fully and effectually as if manually signed and duly issued by authorized officers of the Canadian Borrower. Each Lender is hereby authorized to issue such BAs endorsed in blank in such face amounts as may be determined by such Lender; provided that the aggregate face amount thereof is equal to the aggregate face amount of BAs required to be accepted by such Lender in accordance with the Canadian Borrower’s written request. No Lender shall be liable for any damage, loss or claim arising by reason of any loss or improper use of any such instrument unless such loss or improper use results from the gross negligence or willful misconduct of such Lender. Each Lender shall maintain a record with respect to BAs (i) received by it from the Administrative Agent in blank hereunder, (ii) voided by it for any reason, (iii) accepted and purchased by it hereunder and (iv) canceled at their respective maturities. Each Lender further agrees to retain such records in the manner and for the periods provided in applicable provincial or federal statutes and regulations of Canada and to provide such records to the Canadian Borrower upon its request and at its expense. Upon request by the Canadian Borrower, a Lender shall cancel all forms of BA that have been pre-signed or pre-endorsed on behalf of the Canadian Borrower and that are held by such Lender and are not required to be issued pursuant to this Agreement.

(e)  Drafts of the Canadian Borrower to be accepted as BAs hereunder shall be signed as set forth in paragraph (d) above. Notwithstanding that any Person whose signature appears on any BA may no longer be an authorized signatory for any of the Lenders or the Canadian Borrower at the date of issuance of such BA, such signature shall nevertheless be valid and sufficient for all purposes as if such authority had remained in force at the time of such issuance and any such BA so signed and properly completed shall be binding on the Canadian Borrower.

(f)  Upon acceptance of a BA by a Lender, such Lender shall purchase such BA from the Canadian Borrower at the Discount Rate for such Lender applicable to such BA accepted by it and provide to the Administrative Agent the Discount Proceeds for the account of the Canadian Borrower as provided in Section 2.08. The acceptance fee payable by the Canadian Borrower to a Lender under Section 2.13 in respect of each BA accepted by such Lender shall be set off against the Discount Proceeds payable by such Lender under this paragraph. Notwithstanding the foregoing, in the case of any BA Drawing resulting from the conversion or continuation of a BA Drawing or Revolving Borrowing pursuant to Section 2.09, the net amount that would otherwise be payable to the Canadian Borrower by each Lender pursuant to this paragraph will be applied as provided in Section 2.09(f).

(g)  Each Lender may at any time and from time to time hold, sell, rediscount or otherwise dispose of any or all BAs accepted and purchased by it (it being understood that no such sale, rediscount or disposition shall constitute an assignment or participation of any Revolving Commitment hereunder).

(h)  Each BA accepted and purchased hereunder shall mature at the end of the Contract Period applicable thereto.

(i)  Subject to applicable law, the Canadian Borrower waives presentment for payment and any other defense to payment of any amounts due to a Lender in respect of a BA accepted and purchased by it pursuant to this Agreement that might exist solely by reason of such BA being held, at the maturity thereof, by such Lender in its own right, and the Canadian Borrower agrees not to claim any days of grace if such Lender as holder sues the Canadian Borrower on the BA for payment of the amounts payable by the Canadian Borrower thereunder. On the last day of the Contract Period of a BA, or such earlier date as may be required pursuant to the provisions of this Agreement, the Canadian Borrower shall pay the Lender that has accepted and purchased such BA the full face amount of such BA, and after such payment the Canadian Borrower shall have no further liability in respect of such BA and such Lender shall be entitled to all benefits of, and be responsible for all payments due to third parties under, such BA.

(j)  At the option of the Canadian Borrower and any Lender, BAs under this Agreement to be accepted by that Lender may be issued in the form of depository bills for deposit with The Canadian Depository for Securities Limited pursuant to the Depository Bills and Notes Act (Canada). All depository bills so issued shall be governed by the provisions of this Section.

(k)  If a Lender is not a chartered bank under the Bank Act (Canada) or if a Lender notifies the Administrative Agent in writing that it is otherwise unable to accept BAs, such Lender will, instead of accepting and purchasing any BAs, make a Loan (a “BA Equivalent Loan”) to the Canadian Borrower in the amount and for the same term as each draft which such Lender would otherwise have been required to accept and purchase hereunder. Each such Lender will provide to the Administrative Agent the Discount Proceeds of such BA Equivalent Loan for the account of the Canadian Borrower in the same manner as such Lender would have provided the Discount Proceeds in respect of the draft which such Lender would otherwise have been required to accept and purchase hereunder. Each such BA Equivalent Loan will bear interest at the same rate that would result if such Lender had accepted (and been paid an acceptance fee) and purchased (on a discounted basis) a BA for the relevant Contract Period (it being the intention of the parties that each such BA Equivalent Loan shall have the same economic consequences for the Lenders and the Canadian Borrower as the BA that such BA Equivalent Loan replaces). All such interest shall be paid in advance on the date such BA Equivalent Loan is made, and will be deducted from the principal amount of such BA Equivalent Loan in the same manner in which the Discount Proceeds of a BA would be deducted from the face amount of the BA. Subject to the repayment requirements of this Agreement, on the last day of the relevant Contract Period for such BA Equivalent Loan, the Canadian Borrower shall be entitled to convert each such BA Equivalent Loan into another type of Loan, or to roll over each such BA Equivalent Loan into another BA Equivalent Loan, all in accordance with the applicable provisions of this Agreement.

(l)  Notwithstanding any provision hereof but subject to Section 2.12(b), the Canadian Borrower may not prepay any BA Drawing other than on the last day of its Contract Period.

(m)  For greater certainty, all provisions of this Agreement that are applicable to BAs shall also be applicable, mutatis mutandis, to BA Equivalent Loans, and all references to principal amounts that are applicable to BAs or BA Drawings shall be deemed to refer to the full face amount thereof in the case of BAs and to the principal amount of any portion thereof consisting of BA Equivalent Loans.

SECTION 2.08. Funding of Borrowings and BA Drawings. (a)  Each Lender shall make each Loan to be made by it hereunder and disburse the Discount Proceeds (net of applicable acceptance fees) of each BA to be accepted and purchased by it hereunder on the proposed date thereof by wire transfer of immediately available funds in the applicable currency by 12:00 noon, Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.05 and Protective Advances shall be made as provided in Section 2.04. The Administrative Agent will make such Loan proceeds or Discount Proceeds available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to the Applicable Funding Account of such Borrower; provided that (i) the proceeds of ABR Revolving Loans or Canadian Prime Revolving Loans made to finance (A) the repayment of a Protective Advance as provided in Section 2.04(a) shall be applied by the Administrative Agent for such purpose and (B) the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank and (ii) the proceeds of any Protective Advance shall be retained by the Administrative Agent and applied for the purposes for which such Protective Advance shall have been made.

(b)  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing or acceptance and purchase of BAs that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing or the applicable Discount Proceeds (net of applicable acceptance fees), the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing or the applicable Discount Proceeds (net of applicable acceptance fees) available to the Administrative Agent, then the applicable Lender and such Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, (A) in the case of amounts denominated in US Dollars, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (B) in the case of amounts denominated in Canadian Dollars, the rate reasonably determined by the Administrative Agent to be the cost to it of funding such amount, or (ii) in the case of the Borrowers, (A) in the case of amounts denominated in US Dollars, the interest rate applicable to ABR Loans, and (B) in the case of amounts denominated in Canadian Dollars, the interest rate applicable to Canadian Prime Revolving Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing or such Lender’s BA included in such BA Drawing, as the case may be.

SECTION 2.09. Interest Elections. (a)  Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Each BA Drawing shall have a Contract Period as specified in the applicable request therefor. Thereafter, the applicable Borrower may elect to convert such Borrowing or BA Drawing to a Borrowing of a different Type or, in the case of a Borrowing in Canadian Dollars, a BA Drawing, or to continue such Borrowing or BA Drawing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section and on terms consistent with the other provisions of this Agreement, it being understood that no BA Drawing may be converted or continued other than at the end of the Contract Period applicable thereto. A Borrower may elect different options with respect to different portions of an affected Borrowing or BA Drawing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing or accepting the BAs comprising such BA Drawing, as the case may be, and the Loans or BAs resulting from an election made with respect to any such portion shall be considered a separate Borrowing or BA Drawing. This Section shall not apply to Swingline Borrowings or Protective Advances, which may not be converted or continued.

(b)  To make an election pursuant to this Section, a Borrower shall notify the Administrative Agent of such election by telephone (i) in the case of an election that would result in a Borrowing, by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election, and (ii) in the case of an election that would result in a BA Drawing or the continuation of a BA Drawing, by the time and date that a request would be required under Section 2.07 if the Canadian Borrower were requesting an acceptance and purchase of BAs to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by a Financial Officer on behalf of the applicable Borrower. Notwithstanding any other provision of this Section, a Borrower shall not be permitted to (i) change the currency of any Borrowing or BA Drawing or (ii) elect an Interest Period for Eurocurrency Loans that does not comply with Section 2.02(d) or any Contract Period for a BA Drawing that does not comply with Section 2.07.

(c)  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing or BA Drawing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing or BA Drawing (in which case the information to be specified pursuant to clauses (ii) and (iii) below shall be specified for each resulting Borrowing or BA Drawing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) in the case of an election resulting in a Borrowing, the Type of such Borrowing and (A) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”, or (B) in the case of an election resulting in a BA Drawing, the Contract Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Contract Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing or a BA Drawing but does not specify an Interest Period or Contract Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration or a Contract Period of 30 days’ duration.

(d)  Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing or BA Drawing.

(e)  If the applicable Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing or BA Drawing prior to the end of the Interest Period or Contract Period applicable thereto, then, unless such Borrowing or BA Drawing is repaid as provided herein, at the end of such Interest Period or Contract Period, (i) in the case of a Eurocurrency Borrowing, such Borrowing shall be converted to an ABR Borrowing, and (ii) in the case of a Borrowing or BA Drawing denominated in Canadian Dollars, such Borrowing or BA Drawing shall be converted to a Canadian Prime Revolving Borrowing.

(f)  Upon the conversion of any Borrowing (or portion thereof), or the continuation of any BA Drawing (or portion thereof), to or as a BA Drawing, the net amount that would otherwise be payable to the Canadian Borrower by each Lender pursuant to Section 2.07(f) in respect of such new BA Drawing shall be applied against the principal of such Borrowing (in the case of a conversion) or the reimbursement obligation owed to such Lender under Section 2.07(i) in respect of the BAs accepted by such Lender as part of such maturing BA Drawing (in the case of a continuation), and the Canadian Borrower shall pay to such Lender an amount equal to the difference between the principal amount of such Loan or the aggregate face amount of such maturing BAs, as the case may be, and such net amount.

(g)  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrowers, then, so long as an Event of Default is continuing (i) no outstanding Borrowing or BA Drawing may be converted to or continued as a Eurocurrency Borrowing or a BA Drawing and (ii) unless repaid, each Eurocurrency Borrowing or BA Drawing shall be converted to an ABR Borrowing or a

Canadian Prime Revolving Borrowing, as the case may be, at the end of the Interest Period or Contract Period applicable thereto.

SECTION 2.10. Termination and Reduction of Revolving Commitments; Increase of Revolving Commitments. (a)  Unless previously terminated, the Revolving Commitments shall terminate on the Revolving Maturity Date.

(b)  The Borrowers may at any time terminate, or from time to time reduce, the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of US$1,000,000 and not less than US$5,000,000 and (ii) the Borrowers shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent repayment or prepayment of the Loans or any concurrent repayment of BA Drawings or LC Disbursements, the sum of the Revolving Exposures would exceed the total Revolving Commitments.

(c)  The Borrowers shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrowers pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrowers may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrowers (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Commitments shall be permanent. Each reduction of the Revolving Commitments shall be made ratably among the Lenders in accordance with their respective Revolving Commitments.

(d)  The Borrowers may on one or more occasions, by written notice to the Administrative Agent, executed by the Borrowers and one or more financial institutions (any such financial institution referred to in this Section being called an “Increasing Lender”), which may include any Lender, cause new Revolving Commitments to be extended by the Increasing Lenders or cause the existing Revolving Commitments of the Increasing Lenders to be increased, as the case may be (any such extension or increase, a “Commitment Increase”), in an amount for each Increasing Lender set forth in such notice (and, if the Borrowers and the Required Lenders shall so agree, cause the Canadian Borrower Sublimit to be increased in connection therewith); provided, that (i) the election of any Lender to increase its Revolving Commitment shall be in its sole discretion, and no Lender shall have any obligation to increase its Revolving Commitment hereunder, (ii) the aggregate amount of Commitment Increases effected pursuant to this paragraph shall not exceed US$50,000,000, (iii) each Increasing Lender, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent, each Principal Issuing Bank and the Swingline Lender (which approval shall not be unreasonably withheld or delayed), (iv) each Increasing Lender, if not already a Lender hereunder, shall become a party to this Agreement by completing and delivering to the

Administrative Agent a duly executed accession agreement in a form reasonably satisfactory to the Administrative Agent and the Borrowers (an “Accession Agreement”) and (v) each Commitment Increase shall be in an aggregate principal amount of not less than US$10,000,000. New Revolving Commitments and increases in Revolving Commitments shall become effective on the date specified in the applicable notice delivered pursuant to this paragraph (but not prior to, for any Increasing Lender that is not already a Lender, execution and delivery by such Increasing Lender of an Accession Agreement). Upon the effectiveness of any Accession Agreement to which any Increasing Lender is a party, such Increasing Lender shall thereafter be deemed to be a party to this Agreement and shall be entitled to all rights, benefits and privileges, and subject to all obligations, of a Revolving Lender hereunder.

(e)  On the effective date of any Commitment Increase pursuant to this Section (the “Increase Effective Date”), (i) the aggregate principal amount of the Revolving Loans outstanding (the “Initial Loans”) immediately prior to giving effect to the applicable Commitment Increase on the Increase Effective Date shall be deemed to be repaid, (ii) after the effectiveness of the Commitment Increase, the Borrowers shall be deemed to have made new Borrowings (the “Subsequent Borrowings”) in an aggregate principal amount equal to the aggregate principal amount of the Initial Loans and of the Types and for the Interest Periods specified in a Borrowing Request delivered to the Administrative Agent in accordance with Section 2.03, (iii) each Revolving Lender shall pay to the Administrative Agent in same day funds an amount equal to the difference, if positive, between (A) such Lender’s Applicable Percentage (calculated after giving effect to the Commitment Increase) of the Subsequent Borrowings and (B) such Lender’s Applicable Percentage (calculated without giving effect to the Commitment Increase) of the Initial Loans, (iv) after the Administrative Agent receives the funds specified in clause (iii) above, the Administrative Agent shall pay to each Revolving Lender the portion of such funds that is equal to the difference, if positive, between (A) such Lender’s Applicable Percentage (calculated without giving effect to the Commitment Increase) of the Initial Loans and (B) such Lender’s Applicable Percentage (calculated after giving effect to the Commitment Increase) of the amount of the Subsequent Borrowings, (v) each Increasing Lender and each other Revolving Lender shall be deemed to hold its Applicable Percentage of each Subsequent Borrowing (each calculated after giving effect to the Commitment Increase) and (vi) the Borrowers shall pay each Revolving Lender any and all accrued but unpaid interest on the Initial Loans. The deemed payments made pursuant to clause (i) above in respect of each Eurocurrency Loan shall be subject to indemnification by the applicable Borrower pursuant to the provisions of Section 2.17 if the Increase Effective Date occurs other than on the last day of the Interest Period relating thereto. On the Increase Effective Date of any increase in the Revolving Commitments pursuant to paragraph (d) above, the Canadian Borrower and the Lenders shall take such actions (including making and receiving payments), if any, as the Administrative Agent shall specify in order that the extensions of credit represented by any outstanding BAs may be held by the Lenders ratably in proportion to their Revolving Commitments; provided, that if the Administrative Agent does not specify any such actions, such outstanding BAs will continue outstanding for the duration of the applicable Contract Periods and the Canadian Borrower’s reimbursement obligations under Section 2.07(i) will continue to be owed to the Lenders that accepted and purchased such BAs.

(f)  Notwithstanding the foregoing, no Commitment Increase shall become effective unless, on the date of such increase, (i) to the extent requested by the Administrative Agent, the Administrative Agent shall have received documents consistent with those delivered under paragraphs (b) and (c) of Section 4.01 as to the corporate power and authority of the Borrowers to borrow hereunder after giving effect to such increase and (ii) the conditions set forth in paragraphs (a) and (b) of Section 4.02 shall be satisfied (with all references in such paragraphs to a Borrowing being deemed to be references to such increase), and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of Symmetry.

SECTION 2.11. Repayment of Loans; Evidence of Debt. (a)  Each Borrower hereby unconditionally promises to pay (i) to the Administrative Agent on the Revolving Maturity Date for the account of each Lender the face amount of each BA Drawing by such Borrower accepted by such Lender, (ii) to the Administrative Agent on the Revolving Maturity Date for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender made to such Borrower, (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan made to such Borrower on the earlier of the Revolving Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made (provided that on each date that a Revolving Borrowing is made or a BA Drawing is drawn, the applicable Borrower shall repay all its Swingline Loans denominated in the Currency of such Borrowing) and (iv) to the Administrative Agent the then unpaid principal amount of each Protective Advance made to such Borrower on the earlier of the Revolving Maturity Date and the date on which payment shall be demanded by the Administrative Agent. Each Borrower will pay the principal amount of each Loan or BA made to or drawn by such Borrower and the accrued interest on such Loan in the currency of such Loan or BA.

(b)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made or BA accepted and purchased by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)  The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made and BA accepted and purchased hereunder, the Type thereof and, as applicable, the Interest Period or Contract Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)  The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the applicable Borrower to repay the Loans and BA Drawings in accordance with the terms of this Agreement.

(e)  Any Lender may request that Revolving Loans made by it to either Borrower be evidenced by a promissory note. In such event, such Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

(f)  In the event the Administrative Agent shall, pursuant to any Deposit Account Control Agreement or Lockbox Agreement, obtain sole control of the deposit account or deposit accounts subject thereto, the Administrative Agent (i) shall instruct the depositary bank party to such Deposit Account Control Agreement or Lockbox Agreement to transfer on each Business Day (or with such other frequency as shall be specified by the Administrative Agent) to the account of the Administrative Agent specified by it all funds then on deposit in such deposit account or deposit accounts and (ii) on each Business Day immediately following the day of receipt by the Administrative Agent of any funds pursuant to a transfer referred to in clause (i) above, (A) in the case of any such funds received on account of any deposit account of a US Loan Party, apply the amounts so received first, to prepay Protective Advances, second, to prepay Swingline Loans, third, to prepay Revolving Loans, fourth, to cash collateralize outstanding LC Exposures in accordance with Section 2.06(j) and, then, to cash collateralize BA Drawings on the same terms as LC Exposures are cash collateralized under Section 2.06(j), and (B) in the case of any such funds received on account of any deposit account of a Canadian Loan Party, first, to prepay Protective Advances made to the Canadian Borrower, second, to prepay Swingline Loans made to the Canadian Borrower, third, to prepay Revolving Loans made to the Canadian Borrower, fourth, to cash collateralize in accordance with Section 2.06(j) outstanding LC Exposures to the extent relating to Letters of Credit issued for the account of the Canadian Borrower and, then, to cash collateralize BA Drawings on the same terms as LC Exposures are cash collateralized under Section 2.06(j); provided, that upon the occurrence and during the continuance of an Event of Default, at the Administrative Agent’s election, such funds may be applied as provided in the Collateral Agreements. Each Borrower hereby directs the Administrative Agent to apply its funds as so specified and authorizes the Administrative Agent to determine the order of application of such funds as among the individual Borrowings, LC Exposures and BA Drawings of the Borrowers. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.

SECTION 2.12. Prepayment of Loans. (a)  Each Borrower shall have the right at any time and from time to time to prepay any Borrowing of such Borrower in whole or in part, subject to the requirements of this Section.

(b)  In the event and on such occasion that (i) the sum of the Canadian Borrower Revolving Exposures exceeds the Canadian Borrower Sublimit, (ii) the sum of the US Borrower Revolving Exposures exceeds the US Borrowing Base or (iii) the sum of the Revolving Exposures exceeds the lesser of (A) the sum of (x) the Aggregate Borrowing Base then in effect and (y) the Protective Advance Exposure then outstanding and (B) the aggregate Revolving Commitments then in effect, the Borrowers shall prepay Borrowings or amounts owing in respect of outstanding BA Drawings hereunder or, if no such Borrowings or BA Drawings are outstanding, deposit cash collateral in respect of the LC Exposure in an account with the Administrative Agent pursuant to Section 2.06(j), in an aggregate amount sufficient to eliminate such excess.

(c)  Prior to any prepayment of Borrowings or amounts owing in respect of BA Drawings hereunder, the applicable Borrower shall select the Borrowing or Borrowings or the BA Drawing or BA Drawings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (d) of this Section.

(d)  The applicable Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by facsimile) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR  Borrowing or a Canadian Prime Revolving Borrowing, not later than 11:00 a.m., Local Time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan or Protective Advance, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that, if a notice of optional prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.10, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.10. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans or Protective Advances), the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.14.

(e)  This Section shall not apply to prepayments made pursuant to Section 2.11(f).

SECTION 2.13. Fees. (a)  The US Borrower agrees to pay in US Dollars to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily unused amount of the Revolving Commitment of such Lender during the period from and including the date hereof to but excluding the date on which such Revolving Commitment terminates. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees with respect to Revolving Commitments, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans, BA Drawings and LC Exposure of such Lender (and the Swingline Exposure and the Protective Advance Exposure of such Lender shall be disregarded for such purpose).

(b)  Each Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit issued for the account of such Borrower, which shall accrue at the Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements and accruing in respect of each Letter of Credit in the currency of such Letter of Credit) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between such Borrower and such Issuing Bank on the average daily amount of the LC Exposure attributable to Letters of Credit issued by such Issuing Bank for the account of such Borrower (excluding any portion thereof attributable to unreimbursed LC Disbursements and accruing in respect of each Letter of Credit in the currency of such Letter of Credit) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any  such LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit issued by it for the account of such Borrower or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)  The Canadian Borrower agrees to pay to the Administrative Agent, for the account of each Lender, on each date on which BAs drawn by the Canadian Borrower are accepted and purchased hereunder, in Canadian Dollars, an acceptance fee computed by multiplying the aggregate face amount of the BAs accepted by such Lender on such date by the product of (i) the Applicable Rate (being the applicable “BA Stamping Fee” set forth in the definition of such term) on such date and (ii) a fraction, the numerator of which is the number of days in the Contract Period applicable to such BAs and the denominator of which is 365 (366 in the case of a Contract Period ending in a leap year).

(d)  The US Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the US Borrower and the Administrative Agent.

(e)  All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Banks, in the case of fees payable to them) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

SECTION 2.14. Interest. (a)  The Loans comprising each ABR Borrowing, each Swingline Loan denominated in US Dollars and each Protective Advance shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)  The Loans comprising each Canadian Prime Revolving Borrowing and each Swingline Loan denominated in Canadian Dollars shall bear interest at the Canadian Prime Rate plus the Applicable Rate.

(c)  The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(d)  Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by a Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% per annum plus the interest rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% per annum plus the rate applicable to ABR Revolving Loans made to the US Borrower (in the case of amounts payable in US Dollars) or the rate applicable to Canadian Prime Revolving Loans (in the case of amounts payable in US Dollars), in each case as provided in paragraph (a) or (b) of this Section.

(e)  Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving

Loan or Canadian Prime Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. All interest shall be payable in the currency in which the applicable Loan is denominated.

(f)  All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Canadian Prime Rate or the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Canadian Prime Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(g)  For the purposes of the Interest Act (Canada), in any case in which an interest rate is stated in this Agreement to be calculated on the basis of a year of 360 days or any other period of time that is less than a calendar year, the yearly rate of interest to which the rate determined pursuant to such calculation is equivalent is the rate so determined multiplied by the actual number of days in the calendar year for which the calculation is made and divided by either 360 or such other period of time, as the case may be. In addition, the principles of deemed investment of interest do not apply to any interest calculations under this Agreement and the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

(h)  If any provision of this Agreement would obligate the Canadian Borrower to make any payment of interest or other amount payable to the Administrative Agent, any Lender or any Issuing Bank in an amount or calculated at a rate which would be prohibited by law or would result in the receipt by the Administrative Agent or such Lender or Issuing Bank of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)), then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the Administrative Agent or such Lender or Issuing Bank of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (i) first, by reducing the amount or rates of interest required to be paid under this Section; and (ii) second, by reducing any fees, commissions, premiums and other amounts which would constitute interest for purposes of Section 347 of the Criminal Code (Canada). If, notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, the Administrative Agent or any Lender or Issuing Bank shall have received an amount in excess of the maximum permitted by such clause, then the Canadian Borrower shall be entitled, by notice in writing to the Administrative Agent or such Lender or Issuing Bank, to obtain reimbursement from it of an amount equal to such excess, and, pending such reimbursement, such amount shall be deemed to be an amount payable by the Administrative Agent or such Lender or Issuing Bank to the Canadian Borrower. Any amount or rate of interest referred to in this paragraph shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term of any Loan or LC Disbursement on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be prorated over that period of time and otherwise be prorated over the period from the Effective Date to the Revolving Maturity Date and, in the event of dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Canadian Administrative Agent shall be conclusive for the purposes of such determination absent manifest error.

SECTION 2.15. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(a)  the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b)  the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof (which may be telephonic) to the Borrowers and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any  Borrowing as, a Eurocurrency Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurocurrency Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.16. Increased Costs. (a)  If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank; or

(ii) impose on any Lender or Issuing Bank or the London or Canadian interbank market any other condition affecting this Agreement or Eurocurrency Loans made by or any acceptance and purchase of BAs by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan or accepting and purchasing any BA (or of maintaining its obligation to make any such Loan or to accept and purchase any BA) or to increase the cost to such Lender or any Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then the applicable Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)  If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by or BAs accepted and purchased by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c)  A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the applicable Borrower and shall be conclusive absent manifest error. Such Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)  Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the applicable Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies such Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.17. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan or to make any BA Drawing on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.12(f) and is revoked in accordance therewith) or (d) the assignment of any Eurocurrency Loan or the right to receive payment in respect of a BA other than on the last day of the Interest Period or Contract Period applicable thereto as a result of a request by the Borrowers pursuant to Section 2.20 or as a result of the assignment or repayment made as contemplated in the penultimate sentence of Section 9.02(b), then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) (A) with respect to a Eurocurrency Loan, the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), or (B) with respect to a BA, (x) in the case of an event described in clause (c) above, the face amount of such BA minus the Discount Proceeds of such BA and (y) in the case of an event described in clause (d) above, the face amount of such BA minus amounts received as a result of such assignment, over (ii) the amount of interest which would accrue on such principal amount or the Discount Proceeds applicable to such BA for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the Eurocurrency or Canadian interbank market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the applicable Borrower and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof. Any payments by the Canadian Borrower in respect of BAs under this Section shall be made without duplication of any payment made by the Canadian Borrower under Section 2.07(i).

SECTION 2.18. Taxes. (a)  Any and all payments by or on account of any obligation of a Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if a Loan Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)  In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)  Each Loan Party shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of such Loan Party hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (except to the extent such penalties, interest and expenses result solely from the gross negligence or wilful misconduct of the Administrative Agent, such Lender or such Issuing Bank, as the case may be), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, that the Administrative Agent, such Lender or such Issuing Bank, as the case may be, shall reasonably cooperate with the Borrowers, at the Borrowers’ sole cost and expense, in good faith to recover any such Indemnified Taxes or Other Taxes that the Administrative Agent, such Lender or such Issuing Bank, as the case may be, in each case in its sole discretion, and the Borrowers agree were incorrectly or illegally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(d)  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)  Any Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to such Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by such Borrower as will permit such payments to be made without withholding or at a reduced rate; provided that such Lender has received written notice from such Borrower advising it of the availability of such exemption or reduction and containing all applicable documentation. Each Lender shall promptly notify the Borrowers at any time it determines that it is no longer in a position to provide any such previously delivered documentation.

(f)  If the Administrative Agent, any Lender or any Issuing Bank, as the case may be, determines in its sole discretion that it is entitled to receive a refund in respect of Taxes with respect to which it has received additional amounts from a Borrower pursuant to paragraph (a) of this Section or as to which it has been indemnified by a Borrower pursuant to paragraph (c) of this Section, the Administrative Agent, such Lender or such Issuing Bank, as the case may be, shall notify the Borrowers and shall, within 45 days after receipt of a request by the Borrowers, apply for such refund at the Borrowers’ sole cost and expense. If the Administrative Agent, a Lender or an Issuing Bank determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by a Borrower or with respect to which a Borrower has paid additional amounts pursuant to this Section, it shall pay over such refund to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender or Issuing Bank and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Borrower, upon the request of the Administrative Agent, such Lender or such Issuing Bank, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such Issuing Bank in the event the Administrative Agent, such Lender or such Issuing Bank is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent, any Lender or any Issuing Bank to make available its tax returns (or any other information relating to its taxes which it deems confidential) to a Borrower or any other Person.

SECTION 2.19. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a)    Symmetry and each Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.16, 2.17 or 2.18, or otherwise) prior to the time required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 12:00 noon, Local Time), on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made (i) in the case of payments made by Symmetry or the US Borrower, to the Administrative Agent, and (ii) in the case of payments made by the Canadian Borrower, to the Canadian Agent, in each case to the applicable account specified by such Agent, except payments to be made directly to an Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.16, 2.17, 2.18 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent and the Canadian Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof (it being understood that all payments received by the Canadian Agent shall be distributed, with respect to any Lender, to the Applicable Lending Office of such Lender designated by such Lender for the receipt of payments from the Canadian Borrower). If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of principal or interest in respect of any Loan, BA or LC Disbursement shall, except as otherwise expressly provided herein, be made in the currency of such Loan, BA or LC Disbursement; all other payments hereunder and under each other Loan Document shall be made in US Dollars.

(b)  If at any time insufficient funds from a Borrower are received by and available to the Administrative Agent to pay fully all amounts of principal of the Loans and BAs, unreimbursed LC Disbursements, interest and fees then due hereunder from such Borrower, such funds shall be applied in the manner determined by the Administrative Agent, in its sole discretion, but subject to the provisions of Section 2.11(f).

(c)  If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans, BAs or participations in LC Disbursements, Swingline Loans or Protective Advances resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, BAs and participations in LC Disbursements, Swingline Loans and Protective Advances and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans, BAs and participations in LC Disbursements, Swingline Loans and Protective Advances of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans, BAs and participations in LC Disbursements, Swingline Loans and Protective Advances; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or BAs or participations in LC Disbursements, Swingline Loans or Protective Advances to any assignee or participant, other than to the applicable Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d)  Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an Issuing Bank hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Bank, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.08(b), 2.19(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.20. Mitigation Obligations; Replacement of Lenders. (a)  If any Lender requests compensation under Section 2.16, or if a Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans or other extensions of credit hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.16 or 2.18, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)  If (i) any Lender requests compensation under Section 2.16, (ii) any Loan Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, (iii) any Lender defaults in its obligation to fund Loans or to accept and purchase BAs hereunder or (iv) any Lender has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.02 requires the consent of all of the Lenders and with respect to which the Required Lenders shall have granted their consent, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if such other Lender accepts such assignment); provided that (A) the Borrowers shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, each Principal Issuing Bank and the Swingline Lender), which consent shall not unreasonably be withheld, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, BAs and funded participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts), (C) in the case of any such assignment resulting from a claim for compensation under Section 2.16 or payments required to be made pursuant to Section 2.18, such assignment will result in a reduction in such compensation or payments, and (D) in the case of any such assignment resulting from the failure to provide a consent, the assignee shall have given such consent. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment required pursuant to this Section 2.20(b) may be effected pursuant to an Assignment and Assumption executed by the Borrowers, the Administrative Agent and the assignee and that the Lender required to make such assignment need not be a party thereto.

ARTICLE III

Representations and Warranties

Each of Symmetry and the Borrowers represents and warrants to the Lenders that:

SECTION 3.01. Organization; Powers. Each of Symmetry, the Borrowers and the other Subsidiaries is duly organized, validly existing and (to the extent the concept is applicable in such jurisdiction) in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority and all material Governmental Approvals to carry on its business as now conducted and as proposed to be conducted, and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability. The Transactions to be entered into by each Loan Party are within such Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational action and, if required, stockholder or other equityholder action. This Agreement has been duly executed and delivered by each of Symmetry and the Borrowers and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of Symmetry, such Borrower or such Loan Party, as the case may be, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any material consent or approval of, registration or filing with or any other material action by any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect and (ii) filings necessary to perfect Liens created under the Loan Documents, the Senior Notes Documents and the Intercompany Notes Documents, (b) will not violate in any material respect any applicable law or regulation or order of any Governmental Authority, (c) will not violate the charter, by-laws or other organizational documents of Symmetry, any Borrower or any other Subsidiary, (d) will not violate or result in a default under any indenture or other material agreement or instrument binding upon Symmetry, either Borrower or any other Subsidiary or its assets, or give rise to a right thereunder to require any payment to be made by Symmetry, either Borrower or any of the Subsidiaries, and (e) will not result in the creation or imposition of any Lien on any asset of Symmetry, either Borrower or any other Subsidiary, except for Liens created under the Loan Documents, the Senior Notes Documents and the Intercompany Notes Documents.

SECTION 3.04. Financial Condition; No Material Adverse Change. (a)  Symmetry and the Borrowers have heretofore furnished to the Lenders the consolidated balance sheets, consolidated statements of operations and comprehensive income, consolidated statement of stockholders’ equity and consolidated statements of cash flows of Novamerican and its consolidated subsidiaries (i) as of and for the fiscal year ended November 25, 2006, reported on by Raymond Chabot Grant Thornton LLP, independent registered public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended August 25, 2007, certified by Novamerican’s chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Novamerican and its consolidated subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b)  Symmetry has heretofore furnished to the Lenders its pro forma (i) condensed consolidated balance sheet as of September 30, 2007, prepared giving effect to the Transactions as if the Transactions had occurred on such date, and (ii) condensed consolidated statements of operations for the nine and twelve months ended September 30, 2007 and for the year ended December 31, 2006, prepared giving effect to the Transactions as if the Transactions had occurred on January 1, 2006. Each of such pro forma consolidated balance sheet and such pro forma consolidated statements of operations (i) has been prepared in good faith based on the same assumptions used to prepare the pro forma consolidated financial statements included in the Information Memorandum (which assumptions are believed by Symmetry and the Borrowers on the date hereof to be reasonable), (ii) is based on the best information reasonably available to Symmetry and the Borrowers on the date hereof after due inquiry, (iii) accurately reflects in all material respects all adjustments necessary to give effect to the Transactions and (iv) presents fairly, in all material respects, the pro forma financial position of Symmetry and its consolidated Subsidiaries as of September 30, 2007, and the pro forma results of operations of Symmetry for the period referred above, as if the Transactions had occurred as of the dates referred to above.

(c)  Except as disclosed in the financial statements referred to above or the notes thereto or in the Information Memorandum, after giving effect to the Transactions, none of Symmetry, the Borrowers or the other Subsidiaries has, as of the Effective Date, any material contingent liabilities, unusual long-term commitments or unrealized losses.

(d)  Since November 25, 2006, there has been (i) no material adverse change in the business, assets, operations, prospects or condition, financial or otherwise, of Symmetry, the Borrowers and the other Subsidiaries, taken as a whole, and (ii) no “Material Adverse Change” as such term is defined in the Arrangement Agreement in respect of Novamerican and its subsidiaries.

SECTION 3.05. Properties. (a)  Each of Symmetry, the Borrowers and the other Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business (including its Mortgaged Properties), except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b)  Each of Symmetry, the Borrowers and the other Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by Symmetry, the Borrowers and the other Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c)  Schedule 3.05 sets forth the address of each real property that is owned or leased by Symmetry, either Borrower or any other Subsidiary as of the Effective Date after giving effect to the Transactions, and identifies each of such real properties that is a Mortgaged Property, if any.

(d)  As of the Effective Date, none of Symmetry, the Borrowers or the other Subsidiaries has received notice of, or has knowledge of, any pending or contemplated condemnation proceeding affecting any Mortgaged Property or any sale or disposition thereof in lieu of condemnation. As of the Effective Date, neither any Mortgaged Property nor any interest therein is subject to any right of first refusal, option or other contractual right to purchase such Mortgaged Property or interest therein.

SECTION 3.06. Litigation and Environmental Matters. (a)  There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Symmetry or either Borrower, threatened against or affecting Symmetry, either Borrower or any other Subsidiary (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any of the Loan Documents or the Transactions.

(b)  Except with respect to matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of Symmetry, the Borrowers or the other Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability against Symmetry, either Borrower or any other Subsidiary.

SECTION 3.07. Compliance with Laws and Agreements. Each of Symmetry, the Borrowers and the other Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property (including ERISA, Canadian pension laws and regulations and margin regulations) and all indentures, agreements and other instruments binding upon it or its property, except where the failure to be in compliance, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08. Investment Company Status. None of Symmetry, the Borrowers or the other Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09. Taxes. Each of Symmetry, the Borrowers and the other Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) any Taxes that are being contested in good faith by appropriate proceedings and for which Symmetry, such Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA; Canadian Benefit and Pension Plans. (a)  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent consolidated financial statements reflecting such amounts, exceed by more than US$10,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than US$10,000,000 the fair market value of the assets of all such underfunded Plans.

(b)  The Canadian Pension Plans are duly registered in accordance with any applicable law which requires registration, and no event has occurred which is reasonably likely to cause the loss of such registered status. All material obligations of Symmetry, each Borrower and each other Subsidiary (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Canadian Pension Plans and the funding agreements therefor have been performed in a timely fashion. There have been no improper withdrawals or applications of the assets of the Canadian Pension Plans or the Canadian Benefit Plans. There are no outstanding disputes concerning the assets held under the funding agreements for the Canadian Pension Plans or the Canadian Benefit Plans. Each of the Canadian Pension Plans is fully funded both on an ongoing basis and on a solvency basis (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities and which are consistent with generally accepted actuarial principles). There has been no partial termination of any Canadian Pension Plan, and no facts or circumstances have occurred or existed that could reasonably be expected to result in the declaration of a partial termination of any Canadian Pension Plan under applicable law. No promises of benefit improvements under the Canadian Pension Plans or the Canadian Benefit Plans have been made, except where such improvement could not reasonably be expected to result in a Material Adverse Effect and in any event no such improvements will result in a solvency deficiency or going concern unfunded liability in the affected Canadian Pension Plans. All contributions or premiums required to be made or paid by Symmetry, any Borrowers or any other Subsidiary to the Canadian Pension Plans or the Canadian Benefit Plans have been made or paid in a timely fashion in accordance with the terms of such plans and all applicable law. All employee contributions to the Canadian Pension Plans or the Canadian Benefit Plans by way of authorized payroll deduction or otherwise have been properly withheld or collected by Symmetry, the Borrowers and the other Subsidiaries and fully paid into such plans in a timely manner. The pension fund under each Canadian Pension Plan is exempt from the payment of any income tax, and there are no Taxes, penalties or interest owing in respect of any such pension fund. All material reports and disclosures relating to the Canadian Pension Plans required by such plans and any applicable law to be filed or distributed have been filed or distributed in a timely manner.

SECTION 3.11. Disclosure. Symmetry and the Borrowers have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which Symmetry, either Borrower or any other Subsidiary is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, Symmetry and the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 3.12. Subsidiaries and Joint Ventures. Schedule 3.12 sets forth, as of the Effective Date, the name and jurisdiction of organization of, and the percentage of each class of Equity Interests owned by Symmetry, any Borrower or any other Subsidiary in, (a) each Subsidiary, accurately identifying each Subsidiary that is a Subsidiary Party as such, and (b) each joint venture in which Symmetry, any Borrower or any other Subsidiary owns any Equity Interests.

SECTION 3.13. Insurance. Schedule 3.13 sets forth a description of all insurance maintained by or on behalf of Symmetry, the Borrowers and the other Subsidiaries as of the Effective Date. As of the Effective Date, all premiums in respect of such insurance have been paid. Symmetry and the Borrowers believe that the insurance maintained by or on behalf of Symmetry, the Borrowers and the other Subsidiaries is adequate.

SECTION 3.14. Labor Matters. As of the Effective Date, there are no strikes, lockouts or slowdowns against Symmetry, either Borrower or any Subsidiary pending or, to the knowledge of Symmetry or either Borrower, threatened. The hours worked by and payments made to employees of Symmetry, the Borrowers and the other Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, provincial, territorial, local or foreign law dealing with such matters. All material payments due from Symmetry, either Borrower or any Subsidiary, or for which any claim may be made against Symmetry, either Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of Symmetry, such Borrower or such Subsidiary. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Symmetry, either Borrower or any Subsidiary is bound.

SECTION 3.15. Solvency. Immediately after the consummation of the Transactions to occur on the Effective Date, including the making of each Loan made on the Effective Date and the application of the proceeds of such Loans, and after giving effect to the rights of subrogation and contribution under the Guarantee and Collateral Agreement, (a) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and shall not have ceased to pay its current obligations in the ordinary course of business as they generally become due; and (d) each Loan Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Effective Date.

SECTION 3.16. Collateral Matters. (a)  The Collateral Agreements, upon execution and delivery thereof, will create in favor of the Administrative Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral (as defined therein) and (i) when the Collateral (as defined therein) constituting certificated securities (as defined in the Uniform Commercial Code) is delivered to the Administrative Agent thereunder together with instruments of transfer duly endorsed in blank, the Collateral Agreements will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the pledgors thereunder in such Collateral, (A) in the case of the ABL Collateral, prior and superior in right to any other Person, and (B) in the case of the Non-ABL Collateral, junior to the first priority security interest of the secured parties under the Senior Notes Documents but prior and superior in right to any other Person, and (ii) when financing statements in appropriate form are filed in the offices specified in the Perfection Certificate, the Collateral Agreements will constitute a fully perfected Lien on and security interest in all right, title and interest of the Loan Parties in the remaining Collateral (as defined therein) to the extent perfection can be obtained by filing Uniform Commercial Code or other applicable personal property security registry financing statements, (A) in the case of the ABL Collateral, prior and superior in right to any other Person, and (B) in the case of the Non-ABL Collateral, junior to the first priority security interest of the secured parties under the Senior Notes

Documents but prior and superior in right to any other Person, except, in each case, for rights secured by Liens that have priority as a matter of law and Liens permitted under clauses (a)(v), (a)(vi) and (a)(vii) of Section 6.02.

(b)  Each Mortgage, upon execution and delivery by the parties thereto, will create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on all the applicable mortgagor’s right, title and interest in and to the Mortgaged Properties subject thereto and the proceeds thereof, and when the Mortgages have been filed in the jurisdictions specified therein, the Mortgages will constitute a fully perfected Lien on all right, title and interest of the mortgagors in the Mortgaged Properties and the proceeds thereof, junior to the first priority security interest of the secured parties under the Senior Notes Documents but prior and superior in right to any other Person (but subject to Liens or other encumbrances for which exceptions are taken in the policies of title insurance delivered in respect of the Mortgaged Properties and rights secured by Liens that have priority as a matter of law and Liens permitted under clauses (a)(v), (a)(vi) and (a)(vii) of Section 6.02).

(c)  Upon the recordation of the IP Security Agreements with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, the Liens created under the Collateral Agreements will constitute fully perfected Liens on and security interests in all right, title and interest of the Loan Parties in the Intellectual Property (as defined in the Collateral Agreements) in which a security interest may be perfected by filing in the United States and its territories and possessions, in each case junior to the first priority security interest of the secured parties under the Senior Notes Documents but prior and superior in right to any other Person, except, in each case, for rights secured by Liens that have priority as a matter of law and Liens permitted under clauses (a)(v), (a)(vi) and (a)(vii) of Section 6.02 (it being understood that subsequent recordings in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, may be necessary to perfect Liens on registered patents, trademarks and trademark applications or copyrights, respectively, acquired by the Loan Parties after the Effective Date).

(d)  Each Security Document other than the Collateral Agreements and the Mortgages, when executed and delivered and when the filings or other actions provided for therein have been taken, will be effective under applicable law to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral subject thereto, and will constitute a fully perfected Lien on and security interest in all right, title and interest of the Loan Parties in the Collateral subject thereto (i) in the case of the ABL Collateral, prior and superior in right to any other Person, and (ii) in the case of the Non-ABL Collateral, junior to the first priority security interest of the secured parties under the Senior Notes Documents but prior and superior in right to any other Person, except, in each case, for rights secured by Liens that have priority as a matter of law and Liens permitted under clauses (a)(v), (a)(vi) and (a)(vii) of Section 6.02.

SECTION 3.17. Federal Reserve Regulations. Neither Symmetry nor any of the Subsidiaries is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U of the Board), or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of the Loans or BA Drawings will be used, whether directly or indirectly, to purchase or carry any margin stock or to refinance Indebtedness originally incurred for such purpose, or for any purpose that entails a violation (including on the part of any Lender) of Regulation U or X of the Board.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and accept and purchase BAs and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)  The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile or electronic transmission) that such party has signed a counterpart of this Agreement.

(b)  The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of each of (i)  Kelley Drye & Warren LLP, US counsel for Symmetry and the Borrowers, substantially in the form of Exhibit F-1, (ii) Davies Ward Phillips & Vineberg LLP, Canadian counsel for Symmetry and the Borrowers, substantially in the form of Exhibit F-2, and (iii) local counsel in each jurisdiction where a Subsidiary Party or a Subsidiary the Equity Interests in which are included in the Collateral is organized, in each case in form and substance reasonably satisfactory to the Administrative Agent, and, in the case of each such opinion required by this paragraph, covering such other matters relating to the Loan Parties, the Loan Documents or the Transactions as the Administrative Agent shall reasonably request. Each of Symmetry and the Borrowers hereby requests such counsel to deliver such opinions.

(c)  The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions and any other legal matters relating to the Loan Parties, the Loan Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(d)  The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of Symmetry and the Borrowers, confirming compliance with the conditions set forth in paragraphs (f) (other than the second sentence thereof), (j), (k), (o) and (p) of this Section and paragraphs (a) (other than insofar as it relates to Section 3.04(d)(i)), (b) and (c) of Section 4.02.

(e)  The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party hereunder or under any other Loan Document.

(f)  The Collateral and Guarantee Requirement shall have been satisfied. The Administrative Agent shall have received (i) a completed Perfection Certificate dated the Effective Date and signed by an executive officer or Financial Officer of Symmetry and the Borrowers, together with all attachments contemplated thereby, including the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 or have been, or substantially simultaneously with the initial funding of the Loans on the Effective Date will be, released and (ii) evidence that the lockbox arrangements contemplated by the Collateral Agreements shall have been established.

(g)  The Administrative Agent shall have received evidence that the insurance required by Section 5.07 is in effect, together with endorsements naming the Administrative Agent, for the benefit of the Secured Parties, as additional insured and loss payee thereunder to the extent required by such Section.

(h)  Symmetry shall have received the Equity Proceeds in an amount not less than US$15,000,000, and Symmetry shall have made the Equity Contribution into an account of the US Borrower maintained with JPMCB.

(i)  The US Borrower shall have received from the issuance of the Senior Notes gross cash proceeds of not less than US$315,000,000, and such proceeds shall have been deposited into an account of the US Borrower maintained with JPMCB. The terms and conditions of the Senior Notes and the Intercompany Notes, and the provisions of the Senior Notes Documents and the Intercompany Notes Documents, shall be satisfactory to the Lenders. The Administrative Agent shall have received copies of the Senior Notes Documents and the Intercompany Notes Documents, certified by a Financial Officer of Symmetry as complete and correct. The Administrative Agent shall have received from each party to the Intercreditor Agreement (other than the Administrative Agent) a counterpart thereof signed on behalf of such party (or written evidence satisfactory to the Administrative Agent (which may include facsimile or electronic transmission) that such party has signed such a counterpart).

(j)  All material consents and approvals required to be obtained from any Governmental Authority or other Person in connection with the Acquisition shall have been obtained, and all applicable waiting periods and appeal periods shall have expired, in each case without the imposition of any burdensome conditions.

(k)  The conditions to the Acquisition set forth in the Acquisition Documents shall have been satisfied, and the Acquisition shall have been consummated or, substantially simultaneously with the initial funding of Loans on the Effective Date, shall be consummated in accordance with applicable law and the Acquisition Documents (and no provision of the Acquisition Documents shall have been waived, amended, supplemented or otherwise modified in a manner material and adverse to the Lenders (as reasonably determined by the Arrangers)). The Administrative Agent shall have received copies of the Acquisition Documents as executed and delivered and all certificates and other documents delivered thereunder and all other agreements entered into in connection therewith, all certified by a Financial Officer of Symmetry as complete and correct. The corporate structure of Symmetry and the Subsidiaries shall be as set forth in Schedule 3.12.

(l)  The Administrative Agent shall have received unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Symmetry and Novamerican for (i) each fiscal quarter ended after December 31, 2006, and at least 45 days before the Effective Date and (ii) each fiscal month after the most recent fiscal quarter for which financial statements were received pursuant to clause (i) above and ended at least 30 days before the Effective Date, which financial statements shall be prepared in accordance with, or reconciled to, GAAP (subject to normal year-end adjustments and, in the case of clause (ii), to lack of footnotes).

(m)  The Lenders shall have received the pro forma consolidated financial statements referred to in Section 3.04(b).

(n)  The Administrative Agent shall have received projections (broken down by quarter for the first two years and by year thereafter and including projections with respect to the US Borrowing Base and the Canadian Borrowing Base) for Symmetry and the Subsidiaries after giving effect to the Transactions through the fifth anniversary of the Effective Date.

(o)  All principal, premium, if any, interest, fees and other amounts due or outstanding under the Existing Novamerican Credit Facilities shall have been, or substantially contemporaneously with the initial funding of Loans on the Effective Date shall be, paid in full, the commitments thereunder terminated and all guarantees and Liens in support thereof discharged and released, and the Administrative Agent shall have received reasonably satisfactory evidence thereof. After giving effect to the Transactions to be consummated on the Effective Date, none of Symmetry, the Borrowers and the other Subsidiaries shall have outstanding any shares of preferred stock or any Indebtedness, other than (i) Revolving Loans, (ii) the Senior Notes, (iii) the Effective Date Sale Leaseback, (iv) Indebtedness under the Overdraft Facility and (v) other existing Indebtedness set forth on Schedule 6.01 in an aggregate amount not to exceed US$5,000,000, provided that, to the extent that Symmetry has the right to consent to the incurrence of such Indebtedness, the Arrangers shall also have consented to the incurrence of any such Indebtedness under this clause (iv) incurred after June 21, 2007.

(p)  The Effective Date Asset Sale shall have been consummated, or substantially simultaneously with the initial funding of Loans on the Effective Date shall be consummated, in accordance with applicable law and on terms and conditions and pursuant to definitive documentation reasonably satisfactory to the Arrangers (it being agreed, however, that the sale of the real estate assets referred to in the definition of the term “Effective Date Asset Sale” may be consummated after the Effective Date so long as the arrangements therefor reasonably satisfactory to the Arrangers have been entered into on the Effective Date). All the conditions precedent to the consummation of the Effective Date Sale Leaseback shall have been satisfied, and immediately after the initial funding of Loans on the Effective Date the Effective Date Sale Leaseback shall be consummated, in accordance with applicable law and on terms and conditions and pursuant to definitive documentation reasonably satisfactory to the Arrangers. The net aggregate annual cost of the Effective Date Sale Leaseback during each 12-month period during the first three years of its term will be no greater than US$750,000 in excess of the net annual cost of ownership of the property subject to the Effective Date Sale Leaseback during the 12-month period ended most recently prior to the Effective Date. The aggregate amount of the Novamerican Cash Sources shall be not less than US$91,000,000. JPMCB shall be reasonably satisfied that the portion of the Novamerican Cash Sources that shall have been deposited in an account with JPMCB (together with such other amounts as JPMCB shall otherwise be satisfied as to the availability of) for application to repay the Overdraft Facility immediately following the consummation of the Acquisition shall be equal to or in excess of the amount of the Overdraft Facility and the terms of such deposit and the arrangements for repayment of the Overdraft Facility shall be satisfactory to JPMCB in all respects.

(q)  The Administrative Agent shall have received a solvency certificate, in form and substance satisfactory to the Lenders, executed by the chief financial officer of Symmetry, with respect to the solvency of the Loan Parties after giving effect to the Transactions.

(r)  The Agents and Lenders shall have received all documentation and other information requested by them for purposes of ensuring compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the United States Patriot Act, the Criminal Code (Canada), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and the Anti-Terrorism Act (Canada), not fewer than five Business Days prior to the Effective Date.

(s)  The Administrative Agent shall have received (i) a completed Borrowing Base Certificate and supporting documentation dated as of October 27, 2007, and signed by a Financial Officer of Symmetry and (ii) the results of field examinations and inventory appraisals (prepared by a third party appraisal firm selected by the Arrangers) with respect to the ABL Collateral, which in each case shall be reasonably satisfactory to the Arrangers. The Arrangers shall be satisfied with the Loan Parties’ cash management arrangements, and the Administrative Agent shall have received each Collateral Access

Agreement required to be provided pursuant to Section 4.04(f) of the Guarantee and Collateral Agreement and each Deposit Account Control Agreement and Lockbox Agreement required to be provided pursuant to Section 4.06 of the Guarantee and Collateral Agreement, all of which shall be effective; provided, that if, notwithstanding the use by the Loan Parties of their commercially reasonable efforts, one or more of such Deposit Account Control Agreements or Lockbox Agreements shall not be effective by the Effective Date, the condition set forth in this paragraph shall be deemed to have been satisfied, provided, however, that the Loan Parties hereby covenant and agree with the Lenders to cause all such Deposit Account Control Agreements or Lockbox Agreements to become effective by the 90th day (or such longer period as the Administrative Agent may determine) following the Effective Date or to make alternative arrangements satisfactory to the Administrative Agent in its sole discretion (and such covenants shall be deemed for all purposes to be covenants set forth in Article VI of this Agreement); provided further that the Administrative Agent may, in its discretion, establish a Reserve with respect to any deposit account for which the Administrative Agent has not received a Deposit Account Control Agreement or Lockbox Agreement, or, as to any deposit account for which no Deposit Account Control Agreement or Lockbox Agreement required to be delivered under the Guarantee and Collateral Agreement shall have been delivered during the period referred to above, require the applicable Loan Party to open and maintain a new deposit account with a financial institution subject to a Deposit Account Control Agreement or a Lockbox Agreement, as the case may be.

The Administrative Agent shall notify the Borrowers and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and accept and purchase BAs and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 5:00 p.m., New York City time, on November 15, 2007 (and, in the event such conditions shall not have been so satisfied or waived, the Revolving Commitments and the LC Commitments shall terminate at such time).

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing or to accept and purchase BAs on the occasion of any BA Drawing, and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a)  The representations and warranties of each Loan Party set forth in the Loan Documents (other than, in the case of the initial extensions of credit on the Effective Date, the representation and warranty set forth in Section 3.04(d)(i)) shall be true and correct in all material respects on and as of the date of such Borrowing or BA Drawing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable.

(b)  At the time of and immediately after giving effect to such Borrowing or BA Drawing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c)  Immediately after giving effect to such Borrowing or BA Drawing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, (i) the sum of the US Borrower Revolving Exposures shall not exceed the US Borrowing Base then in effect and (ii) the sum of the Revolving Exposures shall not exceed the Aggregate Borrowing Base then in effect.

Each Borrowing or BA Drawing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by Symmetry and the Borrowers on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section.

ARTICLE V

Affirmative Covenants

Until the Revolving Commitments have expired or been terminated and the principal of and interest on each Loan and each BA and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, each of Symmetry and the Borrowers covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. Symmetry and the Borrowers will furnish to the Administrative Agent and each Lender:

(a)  within 90 days after the end of each fiscal year of Symmetry, its audited consolidated and unaudited consolidating statements of operations, comprehensive income and retained earnings, consolidated statements of cash flows and consolidated balance sheets, setting forth in each case in comparative form the figures for the previous fiscal year (with the fiscal year 2007 statements being compared with the fiscal year 2006 statements of Novamerican), all such audited statements reported on by Raymond Chabot Grant Thornton or other independent registered public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Symmetry and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)  within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Symmetry, its consolidated and consolidating statements of operations, comprehensive income and retained earnings, consolidated statements of cash flows and consolidated balance sheets as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year (with the statements of Novamerican being used for comparison purposes for all periods prior to the Acquisition), all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of Symmetry and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)  concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of Symmetry (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.12, (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of Novamerican’s audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate and (iv) certifying that all notices required to be delivered under Sections 5.03, 5.12 and 5.13(b) have been delivered;

(d)  concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines), as well as any management letter delivered by such accounting firm to Symmetry or any Subsidiary;

(e)  within 90 days after the end of each fiscal year of Symmetry, a certificate of a Financial Officer of Symmetry setting forth (i) any Equity Interests or Indebtedness owned by any Loan Party, (ii) any Intellectual Property owned by any Loan Party and (iii) any commercial tort claims in respect of which a complaint or a counterclaim has been filed by any Loan Party and that, in each case, (A) if so owned or filed by a Loan Party as of the Effective Date, would have been required to be set forth on the applicable schedule to the Collateral Agreements pursuant to the terms thereof and (B) have not been set forth on any such schedule to the Collateral Agreements or in a certificate previously delivered pursuant to this clause (e);

(f)  no later than (i) 15 days following the end of each fiscal month (or, if such day is not a Business Day, the next succeeding Business Day), a completed Borrowing Base Certificate, calculating and certifying the Aggregate Borrowing Base, the US Borrowing Base and the Canadian Borrowing Base as of the close of business on the last day of such immediately preceding fiscal month as outlined in Exhibit B, (ii) if Excess

Availability shall be US$20,000,000 or less for each of five consecutive Business Days, the Wednesday (or if such Wednesday is not a Business Day, on the next succeeding Business Day) of the next succeeding week following the last day of such five consecutive Business Day period (and on each succeeding Wednesday (or next succeeding Business Day) thereafter until the last day of a 60 consecutive day period in which Excess Availability shall have been greater than US$20,000,000 on each day) a Borrowing Base Certificate as of Saturday of the immediately preceding week, and (iii) if requested by the Administrative Agent, at any other time when the Administrative Agent reasonably believes that the then existing Borrowing Base Certificate is materially inaccurate or fails to reflect material changes in any of the Borrowing Base components, as soon as reasonably practicable but in no event later than five Business Days after such request, a completed Borrowing Base Certificate, calculating and certifying the Aggregate Borrowing Base, the US Borrowing Base and the Canadian Borrowing Base as of the date so requested, in each case signed on behalf of Symmetry by a Financial Officer and with such supporting documentation and additional reports with respect to the Borrowing Base as the Administrative Agent may reasonably request;

(g)  at least 30 days prior to the commencement of each fiscal year of Symmetry, a detailed consolidated budget for such fiscal year (including projected consolidated statements of operations, comprehensive income and retained earnings, consolidated statements of cash flows and consolidated balance sheets as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget) and, promptly when available, any significant revisions of such budget;

(h)  promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Symmetry, either Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by Symmetry to its shareholders generally, as the case may be;

(i)  promptly after the request by the Administrative Agent or any Lender, on and after the effectiveness of the applicable provisions of the Pension Act, copies of (i) any documents described in Section 101(i)(1) of ERISA that the US Borrower or any of its ERISA Affiliates may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l)(1) of ERISA that the US Borrower or any of its ERISA Affiliates may request with respect to any Multiemployer Plan; provided that if the US Borrower or any of its ERISA Affiliates has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the US Borrower or the applicable ERISA Affiliate shall promptly make a request for such documents and notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof; and

(j)  promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of Symmetry, either Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

Information required to be delivered pursuant to this Section shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information (including, the case of certifications required pursuant to clause (b) above, the certifications accompanying any such quarterly report pursuant to Section 302 of the Sarbanes-Oxley Act of 2002), (i) shall have been posted by the Administrative Agent on an IntraLinks or similar site to which the Lenders have been granted access or (ii) shall be available on the website of the Securities and Exchange Commission at www.sec.gov, provided that Symmetry and the Borrowers shall have delivered a notice to the Administrative Agent that such information is so available. Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.

SECTION 5.02. Notices of Material Events. Symmetry and the Borrowers will furnish to the Administrative Agent prompt written notice of the following:

(a)  the occurrence of any Default;

(b)  the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting Symmetry, either Borrower or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect or that in any manner questions the validity of any Loan Document;

(c)  the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of Symmetry, the Borrowers and the other Subsidiaries in an aggregate amount exceeding US$10,000,000; and

(d)  any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of Symmetry setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Information Regarding Collateral. Symmetry and the Borrowers will furnish to the Administrative Agent promptly (and, in any event, within

15 days of the occurrence of any such change) written notice of any change (i) in any Loan Party’s legal name, as set forth in its documents or organization, (ii) in the location of any Loan Party’s chief executive office, the jurisdiction of its domicile (for purposes of the Civil Code of Quebec), the jurisdiction of any office in which it maintains books or records relating to the Collateral owned by it or the jurisdiction of any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility in a new jurisdiction), (iii) in any Loan Party’s form of organization or corporate structure (including as a result of any merger or consolidation), (iv) in any Loan Party’s Federal Taxpayer Identification Number or identification number, if any, issued to it by the jurisdiction of its organization or (v) in the jurisdiction of any Loan Party’s organization.

SECTION 5.04. Existence; Conduct of Business. Each of Symmetry and the Borrowers will, and will cause each of the Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.05. Payment of Obligations. Each of Symmetry and the Borrowers will, and will cause each of the Subsidiaries to, pay its obligations, including Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) Symmetry, such Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06. Maintenance of Properties. Each of Symmetry and the Borrowers will, and will cause each of the Subsidiaries to, keep and maintain all property used in the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.07. Insurance. Each of Symmetry and the Borrowers will, and will cause each of the Subsidiaries to, maintain, with financially sound and reputable insurance companies insurance in such amounts (with no greater risk retention) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations. Each such policy of insurance maintained by Loan Parties (other than policies of the type in respect of which such actions customarily are not required) shall (a) in the case of each liability insurance policy, name the Administrative Agent, on behalf of the Secured Parties, as an additional insured thereunder, (b) in the case of each casualty insurance policy, contain a loss payable clause or endorsement that names the Administrative Agent, on behalf of the Secured Parties, as the loss payee thereunder and (c) provide for at least 30 days’ (or such shorter number of days may be agreed to by the Administrative

Agent) prior written notice to the Administrative Agent of any cancellation of such policy. Symmetry and the Borrowers will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.

SECTION 5.08. Casualty and Condemnation. Symmetry and the Borrowers (a) will furnish to the Administrative Agent prompt written notice of any casualty or other insured damage to any material portion of any Collateral or the commencement of any action or proceeding for the taking or expropriation of any Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of the Security Documents.

SECTION 5.09. Books and Records; Inspection and Audit Rights. (a)  Each of Symmetry and the Borrowers will, and will cause each of the Subsidiaries to, keep proper books of record and account in accordance with GAAP and applicable law. Each of Symmetry and the Borrowers will, and will cause each of the Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

(b)  Each of Symmetry and the Borrowers will, and will cause each of the Subsidiaries to, permit any representatives designated by the Administrative Agent (including any consultants, accountants, lawyers and appraisers retained by the Administrative Agent) to conduct one evaluation and one appraisal in any  year (or (i) up to two evaluations and two appraisals in any year as requested by the Administrative Agent or the Required Lenders if Excess Availability shall have been less than US$20,000,000 at any time not more than 60 days prior to the making of the request for the second evaluation or appraisal and (ii) additional evaluations and appraisals as requested by the Administrative Agent at any time when an Event of Default shall have occurred and be continuing) of the Borrowers’ computation of the Borrowing Base and the assets included therein and such other assets and properties of the Borrowers or any other Subsidiary as the Administrative Agent may reasonably require. The Borrowers shall pay the reasonable fees (including reasonable and customary internally allocated fees and expenses of employees of the Administrative Agent as to which invoices have been furnished) and expenses of any third party representatives retained by the Administrative Agent as to which invoices have been furnished to conduct any such evaluation or appraisal, including the reasonable fees and expenses associated with collateral monitoring services performed by the IB ABL Portfolio Management Group of the Administrative Agent. To the extent required by the Administrative Agent as a result of any such evaluation, appraisal or monitoring, the Borrowers also agree to modify or adjust the computation of the Borrowing Base (which may include maintaining additional reserves or modifying the eligibility criteria for the components of the Borrowing Base). Any such modification or adjustment required by the Administrative Agent shall be made by written notice to the Borrowers, and shall become effective for purposes of the first Borrowing Base Certificate that is delivered pursuant to Section 5.01(f) at least five Business Days after the date of receipt by the Borrowers of such written notice.

SECTION 5.10. Compliance with Laws. Each of Symmetry and the Borrowers will, and will cause each of the Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.11. Use of Proceeds and Letters of Credit. The proceeds of up to US$70,000,000 of Revolving Loans, together with (a) the proceeds of the Senior Notes, (b) the Novamerican Cash Sources and (c) the Equity Contribution will be used solely to pay (i) the cash portion of the Acquisition Consideration and (ii) the Transaction Costs. Letters of Credit and the proceeds of the Revolving Loans and Swingline Loans drawn, and BAs accepted and purchased, after the Effective Date will be used solely for working capital and other general corporate purposes of Symmetry, the Borrowers and the other Subsidiaries, including making Permitted Acquisitions and investments. No part of the proceeds of any Loan or BA Drawing will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 5.12. Additional Subsidiaries. If any additional Subsidiary is formed or acquired after the Effective Date, Symmetry and the Borrowers will, as promptly as practicable, and in any event within 30 days (or such longer period as the Administrative Agent may agree in writing) after such Subsidiary is formed or acquired, notify the Administrative Agent thereof and cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party.

SECTION 5.13. Further Assurances. (a)  Each of Symmetry and the Borrowers will, and will cause each Subsidiary Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable law, or which the Administrative Agent may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied at all times, all at the expense of the Loan Parties. Symmetry and the Borrowers also agree to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents. Notwithstanding the foregoing, Symmetry and the Borrowers shall not be deemed to be in breach of their covenants hereunder with respect to the Collateral and Guarantee Requirement in the event of an inadvertent failure to comply in any immaterial respect with the requirements set forth in the definition of such term, provided that Symmetry and the Borrowers shall take, or shall cause the applicable Subsidiary Party to take, prompt corrective action upon discovery or notice thereof.

(b)  If any material assets (including any real property or improvements thereto constituting Mortgaged Properties) are acquired by Symmetry, any Borrower or any Subsidiary Party after the Effective Date (other than assets constituting Collateral under the Collateral Agreements that become subject to the Lien of the Collateral Agreements upon the acquisition thereof), Symmetry and the Borrowers will notify the Administrative Agent thereof and, if requested by the Administrative Agent, will cause such assets to be subjected to a Lien securing the Obligations and will take, and cause the Subsidiary Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties.

ARTICLE VI

Negative Covenants

Until the Revolving Commitments have expired or terminated and the principal of and interest on each Loan and each BA and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, each of Symmetry and the Borrowers covenants and agrees with the Lenders that:

SECTION 6.01. Indebtedness; Certain Equity Securities. (a)  Symmetry and the Borrowers will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i) Indebtedness created under the Loan Documents;

(ii) the Senior Notes and Refinancing Indebtedness (other than any Indebtedness incurred hereunder) in respect thereof in an aggregate principal amount not to exceed US$315,000,000 (it being understood and agreed that, for purposes of this Section, any Indebtedness that is incurred for the purpose of repurchasing or redeeming any Senior Notes shall, if otherwise meeting the requirements set forth above and in the definition of the term “Refinancing Indebtedness”, be deemed to be Refinancing Indebtedness in respect of the Senior Notes, and shall be permitted to be incurred and be in existence, notwithstanding that such Refinancing Indebtedness shall not be applied to make such repurchase or redemption immediately upon the incurrence thereof, if (A) the proceeds of such Refinancing Indebtedness are applied to make such repurchase or redemption prior to the six month anniversary of the incurrence thereof and (B) at all times pending such application, all the proceeds of such Refinancing Indebtedness shall be held in an account with the Administrative Agent, subject to its exclusive dominion and control, including the exclusive right of withdrawal, as collateral for the payment and performance of the obligations of the Borrowers under this Agreement (with the Administrative Agent hereby agreeing that it shall permit the Borrowers to withdraw funds from such account if (1) immediately following such withdrawal, such funds shall be applied to make any such repurchase or redemption of the Senior Notes or to repay any such Refinancing Indebtedness, (2) at the time thereof, no Event of Default shall have occurred and is continuing, provided that this clause (2) shall not apply in the event the US Borrower shall have become, at a time when no Default had occurred and was continuing, irrevocably obligated to make such repurchase or redemption of the Senior Notes, and (3) Symmetry shall have delivered to the Administrative Agent a certificate of its Financial Officer certifying to the foregoing));

(iii) Indebtedness existing on the date hereof and set forth on Schedule 6.01 and Refinancing Indebtedness in respect thereof;

(iv) Indebtedness of any Subsidiary to Symmetry or any other Subsidiary (including the Intercompany Notes); provided that (A) such Indebtedness shall not have been transferred or pledged to any Person, other than pledges thereof pursuant to the Loan Documents and the Senior Notes Documents, (B) such Indebtedness that is owing (i) by any US Loan Party to any Person that is not a US Loan Party shall be subordinated to the Obligations or (ii) by any Canadian Loan Party to any Person that is not a Loan Party shall be subordinated to the Canadian Obligations, in each case on terms customary for intercompany subordinated Indebtedness, as reasonably determined by the Administrative Agent, (C) Indebtedness of any Subsidiary that is not a Loan Party to any Loan Party, or of any Canadian Loan Party to a US Loan Party, shall be subject to Section 6.04, and (D) any such Indebtedness owing to any US Loan Party shall be evidenced by a promissory note that shall have been pledged pursuant to the Collateral Agreements;

(v) Guarantees by a Borrower or any other Subsidiary of Indebtedness of a Borrower or any other Subsidiary; provided that Guarantees by any Loan Party of Indebtedness of any Subsidiary that is not a Loan Party, or by any US Loan Party of Indebtedness of any Canadian Loan Party, shall be subject to Section 6.04;

(vi) Indebtedness of a Borrower or any other Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and Refinancing Indebtedness in respect thereof; provided that (A) such Indebtedness is incurred prior to or within 270 days after such acquisition or the completion of such construction or improvement and (B) the aggregate principal amount of Indebtedness permitted by this clause (vi), together with the aggregate amount of Attributable Debt in respect of sale and leaseback transactions (other than the Effective Date Sale Leaseback) permitted under Section 6.06, shall not exceed US$10,000,000 at any time outstanding;

(vii) Indebtedness of any Person that becomes a Subsidiary (or any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the date hereof, or Indebtedness of any Person that is assumed by any Subsidiary in connection with any acquisition of assets in a Permitted Acquisition, and Refinancing Indebtedness in respect thereof; provided that (A) such Indebtedness exists at the time such Person becomes a Subsidiary (or is so merged or consolidated) or such assets are acquired, as the case may be, and is not created in contemplation of or in connection with such Person becoming a Subsidiary (or such merger or consolidation) or such assets being acquired, (B) the aggregate principal amount of Indebtedness permitted by this clause (vii) shall not exceed US$10,000,000 at any time outstanding and (C) neither Symmetry nor any Subsidiary other than such Person shall Guarantee or otherwise become liable for the payment of such Indebtedness;

(viii) Indebtedness under Hedging Agreements that are permitted under Section 6.07;

(ix) Indebtedness owed in respect of any overdrafts and related liabilities arising in the ordinary course of business from treasury, depository and cash management services or from any automated clearing-house transfers of funds;

(x) Indebtedness (including obligations in respect of letters of credit) owed to providers of workers’ compensation, health, disability, retirement or other employee benefits or casualty or liability insurance pursuant to reimbursement or indemnification obligations;

(xi)  Indebtedness owed in respect of performance bonds, bid bonds, surety bonds, appeal bonds and bank guarantees and letters of credit (other than bank guarantees and letters of credit supporting other Indebtedness), in each case provided in the ordinary course of business, including those securing health, safety and environmental obligations in the ordinary course of business;

(xii) unsecured Indebtedness of Foreign Subsidiaries (other than Canadian Subsidiaries) incurred for working capital purposes in an aggregate principal amount not exceeding US$5,000,000 at any time outstanding; and

(xiii) other unsecured Indebtedness in an aggregate principal amount not exceeding US$10,000,000 at any time outstanding.

(b)  Symmetry and the Borrowers will not, and will not permit any Subsidiary to, issue any preferred stock or other preferred Equity Interests, provided that Symmetry may issue preferred stock or other preferred Equity Interests that, in each case, do not constitute Disqualified Equity Interests.

SECTION 6.02. Liens. (a)  Symmetry and the Borrowers will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(i) Liens created under the Loan Documents;

(ii) Liens securing Indebtedness permitted under clause (ii) of Section 6.01(a), provided that no Lien on any asset other than ABL Collateral shall secure any such Indebtedness unless the Administrative Agent, for the benefit of the Secured Parties, shall have a second priority security interest in such asset under the Loan Documents, and no Lien on any asset constituting ABL Collateral shall secure any such Indebtedness unless the Administrative Agent, for the benefit of the Secured Parties, shall have a first priority security interest in such asset under the Loan Documents;

(iii) Permitted Encumbrances;

(iv) any Lien on any property or asset of a Canadian Loan Party securing Indebtedness owed by any Canadian Loan Party to any US Loan Party and permitted under clause (iv) of Section 6.01(a);

(v) any Lien on any property or asset of a Borrower or any other Subsidiary existing on the date hereof and set forth in Schedule 6.02, and any renewals and continuations thereof; provided that (A) such Lien shall not apply to any other property or asset of Symmetry, any Borrower or any other Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof or, with respect to any such obligations that shall have been extended, renewed or refinanced in accordance with Section 6.01, Refinancing Indebtedness in respect thereof;

(vi) any Lien existing on any property or asset (other than Accounts and Inventory of any Loan Party) prior to the acquisition thereof by a Borrower or any other Subsidiary or existing on any property or asset (other than Accounts or Inventory of any Loan Party) of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (B) such Lien shall not apply to any other property or assets of Symmetry, any Borrower or any other Subsidiary and (C) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, or, with respect to any such obligations that shall have been extended, renewed or refinanced in accordance with Section 6.01, Refinancing Indebtedness in respect thereof;

(vii) Liens on fixed or capital assets acquired, constructed or improved by a Borrower or any other Subsidiary; provided that (A) such Liens secure Indebtedness permitted by clause (vi) of Section 6.01(a), (B) such Liens and the Indebtedness secured thereby are incurred prior to or within 270 days after such acquisition or the completion of such construction or improvement, (C) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (D) such Liens shall not apply to any other property or assets of Symmetry, any Borrower or any other Subsidiary;

(viii) in connection with the sale, transfer or other disposition of all of the Equity Interests in any Subsidiary (other than Novamerican Parent or any Borrower) or any other assets owned by Symmetry or any Subsidiary in a transaction permitted under Section 6.05, customary rights and restrictions contained in agreements relating to such sale, transfer or other disposition applicable pending completion thereof and customary post-closing escrow and similar arrangements;

(ix) in the case of any Subsidiary that is not a wholly-owned Subsidiary, any put, call, right of first refusal and similar arrangements, and customary transfer restrictions, set forth in its organizational documents or any related joint venture or similar agreement;

(x) leases, subleases, licenses and sublicenses of assets, in each case entered into by a Borrower or any other Subsidiary in the ordinary course of business, that do not interfere with the ordinary course of business of Symmetry, the Borrowers and the other Subsidiaries;

(xi) Liens arising by virtue of Uniform Commercial Code financing statement filings (or similar filings under applicable law) regarding operating leases entered into by a Borrower or any other Subsidiary in the ordinary course of business;

(xii) Liens consisting of interests of lessors under capital leases permitted under Section 6.01;

(xiii) Liens imposed by Section 107(1) of CERCLA or any other Environmental Law for costs or damages that (A) are not yet due or are being contested in good faith by appropriate proceeding or (B) are imposed on a real property, where the recourse with respect thereto is limited to the taking of such real property and such real property is not material to the business of Symmetry, the Borrowers and the other Subsidiaries; provided that the amount of obligations secured thereby shall not exceed US$7,500,000 in the aggregate; and

(xiv) any Lien on any property or asset of any Foreign Subsidiary (other than any Canadian Subsidiary), provided that (A) such Lien shall not apply to any Collateral (including any Equity Interests in any Subsidiary that constitute Collateral) or any other property or asset of Symmetry, any US Subsidiary or any Canadian Subsidiary and (B) such Lien shall secure only Indebtedness or other obligations of such Foreign Subsidiary permitted hereunder.

Notwithstanding the foregoing, none of the Liens permitted pursuant to this Section may at any time attach to any Loan Party’s (A) Accounts, other than Liens permitted under clause (a) of the definition of the term “Permitted Encumbrances” and clauses (i), (ii) and (iv) above, or (B) Inventory, other than Liens permitted under clauses (a) and (b) of the definition of the term “Permitted Encumbrances” and clauses (i), (ii) and (iv) above.

(b)  Symmetry will not, and will not permit Novamerican Parent to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect thereof, except Liens referred to in clauses (i), (ii), (iii), (viii), (ix) and (xiii) of paragraph (a) of this Section.

SECTION 6.03. Fundamental Changes; Business Activities. (a)  Symmetry and the Borrowers will not, and will not permit any Subsidiary to, merge into or consolidate or amalgamate with any other Person, or permit any other Person to merge into or consolidate or amalgamate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Subsidiary (other than Novamerican Parent or a Borrower) may merge into or amalgamate with a Borrower in a transaction in which such Borrower is the surviving corporation, (ii) any Person (other than Symmetry, Novamerican Parent or a Borrower) may merge into or amalgamate with any Subsidiary in a transaction in which the surviving entity is a Subsidiary and, if any party to such merger is a Subsidiary Party, a Subsidiary Party and (iii) any Subsidiary (other than a Borrower) may liquidate or dissolve if the Borrowers determine in good faith that such liquidation or dissolution is in the best interests of the Borrowers and is not materially disadvantageous to the Lenders; provided that (A) any such merger or amalgamation  involving a Person that is not a wholly-owned Subsidiary immediately prior to such merger or amalgamation shall not be permitted unless it is also permitted by Section 6.04 and (B) no transaction described above that involves Symmetry, Novamerican Parent or either Borrower shall be permitted unless Symmetry, Novamerican Parent or such Borrower, as the case may be, is the surviving Person in such transaction.

(b)  The Borrowers will not, and will not permit any other Subsidiary to, engage to any material extent in any business other than businesses of the type conducted by the Borrowers and the Subsidiaries on the date hereof and businesses reasonably related thereto.

(c)  Symmetry will not engage in any business or activity other than the ownership of all the outstanding Equity Interests in Novamerican Parent and of Equity Interests in its other Subsidiaries and of the other assets permitted to be owned by Symmetry under the next sentence, activities incidental thereto and corporate maintenance activities associated with being a public holding company. Symmetry will not own or acquire any assets, other than (i) Equity Interests, cash and Permitted Investments (including any deposit accounts relating thereto) and (ii) other nonoperating assets (including office space leases, office equipment and office equipment leases) that, in the aggregate, are not material to the business of Symmetry and the Subsidiaries.

(d)  Novamerican Parent will not engage in any business or activity other than the ownership of all the outstanding Equity Interests in the US Borrower and of

Equity Interests in its other subsidiaries and of the other assets permitted to be owned by Novamerican Parent under the next sentence and activities incidental thereto. Novamerican Parent will not own or acquire any assets, other than (i) Equity Interests, cash and Permitted Investments (including any deposit accounts relating thereto) and (ii) other nonoperating assets (including office space leases, office equipment and office equipment leases) that, in the aggregate, are not material to the business of Symmetry and the Subsidiaries.

(e)  Symmetry and the Borrowers will not permit (i) any Person other than Symmetry to own any issued and outstanding Equity Interests in Novamerican Parent, (ii) any Person other than Novamerican Parent to own any issued and outstanding Equity Interests in the US Borrower, (iii) any Person other than the US Borrower to own any issued and outstanding Equity Interests in the Canadian Borrower, (iv) any Person other than the US Borrower, or one or more of its subsidiaries that is a US Subsidiary and not a CFC, to own any issued and outstanding Equity Interests in any US Subsidiary (other than Novamerican Parent and the US Borrower) and (v) any Person other than the Canadian Borrower, or one or more of its subsidiaries that is a Canadian Subsidiary, to own any issued and outstanding Equity Interests in any Canadian Subsidiary (other than the Canadian Borrower), in each case other than (A) directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law and (B) in the case of clauses (iv) and (v), Equity Interests held by third parties in any Subsidiary that is not a wholly-owned Subsidiary.

(f)  For so long as any Subsidiary owns any Equity Interests of the type referred to in clause (a) of the definition of the term “Special Purpose Holdco”, Symmetry and the Borrowers will not permit such Subsidiary to cease to meet the requirements set forth in clauses (b) and (c) of the definition of such term.

(g)  Symmetry and the Borrowers will not permit any Inactive Subsidiary (i) to engage in any business or activity, (ii) to own or acquire any assets, other than de minimus assets incidental to the existence thereof, or (iii) to incur any Indebtedness or other liabilities (other than liabilities imposed by law, including tax liabilities, and other liabilities incidental to its existence).

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. Symmetry and the Borrowers will not, and will not permit any of the Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any Equity Interests in or evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) assets of any other Person that, taken as a whole, constitute a division or a line of business, except:

(a)  the Acquisition;

(b)  Permitted Investments;

(c)  investments, loans, advances and Guarantees existing on the date hereof and set forth on Schedule 6.04 (but not any additions thereto (including any capital contributions) made after the date hereof);

(d)  investments by Symmetry, the Borrowers and the other Subsidiaries in Equity Interests in their respective subsidiaries that are subsidiaries prior to such investments; provided that (i) any such Equity Interests held by a Loan Party shall be pledged pursuant to, and to the extent required by, the Collateral Agreements, (ii) the aggregate amount of investments by Loan Parties in, and loans and advances by Loan Parties to, and Guarantees by Loan Parties of Indebtedness and other obligations of, Subsidiaries that are not Loan Parties (other than all such investments, loans, advances and Guarantees existing on the date hereof and set forth on Schedule 6.04) shall not exceed at any time outstanding the Available Basket Amount at such time and (iii) in the case of investments by US Loan Parties in, and loans and advances by US Loan Parties to, and Guarantees by US Loan Parties of Indebtedness and other obligations of, Canadian Loan Parties (other than all such investments, loans, advances and Guarantees existing on the date hereof and set forth on Schedule 6.04 and all such Guarantees created under the Loan Documents), (A) any such investments is made with cash or Permitted Investments or is a Permitted Asset Transfer and (B) except in the case of a Permitted Asset Transfer or a Permitted Flow Through Investment, immediately after giving effect thereto, (1) no Default has occurred and is continuing or would result therefrom and (2) (I) the excess of (x) the US Borrowing Base then in effect over (y) the product of the Availability Block and a fraction, the numerator of which is the US Borrowing Base then in effect and the denominator of which is the Aggregate Borrowing Base then in effect (determined without giving effect to clause (b) of the definition of such term) shall be at least 120% of (II) the sum of (x) the US Borrower Revolving Exposures then outstanding and (y) the Protective Advance Exposure on account of Protective Advances made to the US Borrower then outstanding;

(e)  loans or advances made by Symmetry, a Borrower or any other Subsidiary to a Borrower or any other Subsidiary; provided that (i) any such loans and advances made by a US Loan Party shall be evidenced by a promissory note pledged pursuant to the Collateral Agreements and (ii) the amount of such loans and advances made by Loan Parties to Subsidiaries that are not Loan Parties, or made by US Loan Parties to Canadian Loan Parties, shall be subject to the limitations set forth in clause (d) above;

(f)  Guarantees by a Borrower or any other Subsidiary of Indebtedness or other obligations of a Borrower or any other Subsidiary; provided that (i) a Subsidiary shall not Guarantee any Indebtedness permitted under clause (ii) of Section 6.01(a) unless such Subsidiary also has Guaranteed the Obligations pursuant to the Collateral Agreements, (ii) any such Guarantee constituting

Indebtedness is permitted by Section 6.01, (iii) a Subsidiary that has not Guaranteed the Obligations or, in the case of any Canadian Subsidiary, the Canadian Obligations pursuant to the Collateral Agreements shall not Guarantee any Indebtedness or other obligations of any Loan Party and (iv) the aggregate amount of Indebtedness and other obligations of Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party, and the aggregate amount of Indebtedness and other obligations of Canadian Loan Parties that is Guaranteed by any US Loan Party, shall be subject to the limitation set forth in clause (d) above;

(g)  investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(h)  investments resulting from the receipt of noncash consideration from a sale, transfer or other disposition of any asset permitted under Section 6.05;

(i)  loans and advances to employees of Symmetry, a Borrower or any other Subsidiary made in the ordinary course of business, provided that the aggregate amount of such loans and advances shall not exceed US$6,000,000 at any time outstanding;

(j)  payroll, travel and similar advances to employees of Symmetry, a Borrower or any other Subsidiary to cover matters that are expected at the time of such advance to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(k)  accounts receivable arising and trade credit granted in the ordinary course of business, and prepayments and other credits granted to suppliers in the ordinary course of business;

(l)  investments resulting from pledges and deposits referred to in clause (d) or (e) of the definition of the term “Permitted Encumbrances”;

(m)  Permitted Acquisitions; provided that (A) immediately after giving effect to each such Permitted Acquisition and to any related incurrence of Indebtedness, Excess Availability at the close of business on the date of the most recent Borrowing Base Certificate delivered prior thereto, determined on a pro forma basis as if such Permitted Acquisition and incurrence of Indebtedness had been made immediately prior to the date of such certificate, shall have been not less than US$65,000,000 and (B) the ratio of (x) Consolidated EBITDA to (y) Consolidated Fixed Charges, in each case for the period of four consecutive fiscal quarters most recently ended prior to such Permitted Acquisition for which financial statements shall have been delivered under Section 5.01(a) or 5.01(b), shall have been not less than 1.0 to 1.0, determined on a pro forma basis as if such Permitted Acquisition and any related incurrence of Indebtedness had occurred on the first date of such period; and

(n)  (i) other investments (other than acquisitions), loans, advances and Guarantees in an aggregate amount at any time outstanding not exceeding the Available Basket Amount at such time and (ii) other acquisitions, provided that at the time each such acquisition is made, (A) no Default shall have occurred and is continuing or would result therefrom and (B) the aggregate consideration (other than Equity Interests of Symmetry permitted to be issued hereunder) paid in such acquisition (including Indebtedness assumed in connection therewith) shall not exceed an amount equal to the Available Basket Amount at the time of the consummation of such acquisition.

It is understood and agreed that this Section shall not apply to any purchase or other acquisition of one or more items of equipment so long as such items of equipment, taken as a whole, do no constitute a division or a line of business of any Person.

SECTION 6.05. Asset Sales. Symmetry and the Borrowers will not, and will not permit any of the Subsidiaries to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will they permit any Subsidiary to issue any additional Equity Interest in such Subsidiary (other than to Symmetry, a Borrower or any other Subsidiary in compliance with Section 6.04 and other than the Effective Date Asset Sale), except:

(a)  sales of inventory, used or surplus equipment or other used or surplus assets and Permitted Investments in the ordinary course of business;

(b)  leases, subleases, licenses and sublicenses of assets, in each case entered into by a Borrower or any other Subsidiary in the ordinary course of business and that do not interfere with the ordinary course of business of Symmetry, the Borrowers and the other Subsidiaries;

(c)  sales, transfers and other dispositions to a Borrower or any other Subsidiary; provided that any such sales, transfers or dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.09;

(d)  dispositions in the form of sale and leaseback transactions permitted under Section 6.06;

(e)  sales, transfers and other dispositions of assets (other than Equity Interests in a Subsidiary) that are not permitted by any other clause of this Section; provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (e) shall not exceed US$10,000,000 during any fiscal year of Symmetry;

provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by clauses (b) and (c) above) shall be made for fair value and for at least (i) 100% cash consideration, in the case of any disposition permitted by clause (d) above, or (ii) 75% cash consideration, in the case of any other such disposition. Nothing in this Section shall be construed to prohibit or restrict any investment, loan or advance permitted to be made under Section 6.04.

SECTION 6.06. Sale and Leaseback Transactions. Symmetry and the Borrowers will not, and will not permit any of the Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, other than (a) the Effective Date Sale Leaseback and (b) any other sale and leaseback transaction that is entered into by a Borrower or any other Subsidiary in respect of fixed or capital assets within 270 days after the acquisition of, or the completion of construction of or improvements to, such assets by such Borrower or such other Subsidiary, provided that the aggregate amount of Attributable Debt in respect of all such sale and leaseback transactions referred to in this clause (b), together with the aggregate principal amount of Indebtedness permitted under clause (vi) of Section 6.01(a) shall not exceed US$10,000,000 at any time outstanding.

SECTION 6.07. Hedging Agreements. Symmetry and the Borrowers will not, and will not permit any of the Subsidiaries to, enter into any Hedging Agreement, except (a) Hedging Agreements entered into to hedge or mitigate risks to which either Borrower or any other Subsidiary has actual exposure (other than in respect of Equity Interests or Indebtedness of Symmetry, either Borrower or any other Subsidiary) and (b) Hedging Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of Symmetry, either Borrower or any other Subsidiary.

SECTION 6.08. Restricted Payments; Certain Payments of Indebtedness. (a)  Symmetry and the Borrowers will not, and will not permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment (other than the Effective Date Conversion Rights Payment and the Effective Date Special Dividend), or incur any obligation (contingent or otherwise) to do so, except that:

(i) Symmetry may declare and pay dividends with respect to its Equity Interests payable solely in additional Equity Interests permitted to be issued hereunder,

(ii) any Subsidiary may declare and pay dividends or other distributions with respect to its capital stock, partnership or membership interests or other similar Equity Interests, ratably to the holders thereof, provided that dividends paid by the US Borrower to Novamerican Parent, and by Novamerican Parent to Symmetry, may only be paid at such times and in such amounts as shall be necessary to permit Symmetry (A) to make Restricted Payments permitted to be made by it under clause (iii), (iv), (v) or (vi) below, (B) to make any investment, loan, advance or acquisition permitted to be made by it under Section 6.04 and (C) to discharge its other permitted liabilities when and as due,

(iii) Symmetry may make Restricted Payments, not exceeding US$500,000 during any fiscal year of Symmetry, pursuant to and in accordance with stock incentive plans or other benefit plans for management or employees of Symmetry, the Borrowers and the other Subsidiaries,

(iv) Symmetry may redeem the Existing Warrants from the registered holders thereof, provided that the aggregate amount of Restricted Payments made by Symmetry in connection therewith shall not exceed US$275,000,

(v) Symmetry may make any dividend or distribution to all holders of its common stock to redeem rights issued pursuant to any stockholder rights plan, “poison pill” or a similar arrangement, provided that the aggregate amount of such dividends and distributions shall not exceed $750,000, and

(vi) Symmetry may make other Restricted Payments so long as (A) immediately after giving effect thereto, no Default has occurred and is continuing or would result therefrom, (B) Excess Availability at the close of business on the date of the most recent Borrowing Base Certificate delivered prior to the making of such Restricted Payment, determined on a pro forma basis as if such Restricted Payment had been made immediately prior to the date of such certificate, shall have been not less than US$65,000,000 and (C) the ratio of (1) Consolidated EBITDA to (2) Consolidated Fixed Charges, in each case for the period of four consecutive fiscal quarters then most recently ended for which financial statements shall have been delivered under Section 5.01(a) or 5.01(b), shall have been not less than 1.0 to 1.0, determined on a pro forma basis as if such Restricted Payment had been made during such period.

(b)  Symmetry and the Borrowers will not, and will not permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of any Indebtedness, except:

(i) payments of Indebtedness created under the Loan Documents;

(ii) regularly scheduled interest and principal payments as and when due in respect of any Indebtedness (including, in the case of the Intercompany Notes or any other Indebtedness owed by any Canadian Loan Party to a US Loan Party, any such interest payments the payment of which has been deferred from the original date due);

(iii) refinancings of Indebtedness to the extent permitted by Section 6.01;

(iv) payments of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; and

(v) other payments in respect of Indebtedness or on account of the purchase, redemption, retirement, acquisition, cancelation or termination of Indebtedness so long as (A) immediately after giving effect thereto, no Default has occurred and is continuing or would result therefrom, (B) Excess Availability at the close of business on the date of the most recent Borrowing Base Certificate delivered prior to the making of each such payment, determined on a pro forma basis as if such payment had been made immediately prior to the date of such certificate, shall have been not less than US$65,000,000 and (C) the ratio of (1) Consolidated EBITDA to (2) Consolidated Fixed Charges, in each case for the period of four consecutive fiscal quarters then most recently ended for which financial statements shall have been delivered under Section 5.01(a) or 5.01(b), shall have been not less than 1.0 to 1.0, determined on a pro forma basis as if such payment had been made during such period and had been a scheduled principal payment in respect of Long-Term Indebtedness.

SECTION 6.09. Transactions with Affiliates. Symmetry and the Borrowers will not, and will not permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions in the ordinary course of business that are at prices and on terms and conditions not less favorable to Symmetry, such Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Loan Parties not involving any other Affiliate, (c) any Restricted Payment permitted by Section 6.08, (d) compensation and indemnification (including advancement of expenses in connection thereto) of, and other employment arrangements (including stock option or other employee benefit, retention, incentive or retirement plans or agreements) with, directors, officers and employees of Symmetry, either Borrower or any other Subsidiary entered into in the ordinary course of business and (e) loans and advances permitted under clauses (i) and (j) of Section 6.04.

SECTION 6.10. Restrictive Agreements. Symmetry and the Borrowers will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of Symmetry, either Borrower or any other Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to of its Equity Interests or to make or repay loans or advances to Symmetry, either Borrower or any other Subsidiary or to Guarantee Indebtedness of a Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to (A) restrictions and conditions imposed by law or by any Loan Document or Senior Notes Document, (B) restrictions and conditions existing on the date hereof identified on Schedule 6.10 (but shall apply to any amendment or modification expanding the scope of any such restriction or condition), (C) customary restrictions and conditions contained in agreements relating to the sale of a

Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (D) restrictions and conditions imposed by agreements relating to Indebtedness of any Subsidiary in existence at the time such Subsidiary became a Subsidiary and otherwise permitted under clause (vi) of Section 6.01(a) (but shall apply to any amendment or modifications expanding the scope of any such restriction or condition), provided such restrictions and conditions apply only to such Subsidiary, and (E) restrictions and conditions imposed by agreements relating to Indebtedness of any Foreign Subsidiary (other than any Canadian Subsidiary) permitted under Section 6.01(a), provided that such restrictions and conditions apply only to such Foreign Subsidiary, and (ii) clause (a) of the foregoing shall not apply to (A) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (B) customary provisions in leases, licenses and other contracts restricting the assignment thereof.

SECTION 6.11. Amendment of Material Documents. Symmetry and the Borrowers will not, and will not permit any Subsidiary to, amend, modify or waive any of its rights under (a) any Senior Notes Document or (b) its certificate of incorporation, by-laws or other organizational documents if, in either case, such amendment, modification or waiver could adversely affect in any material respect the rights or interests of the Lenders or the creditworthiness of Symmetry and the Subsidiaries.

SECTION 6.12. Fixed Charge Coverage Ratio. At any time during any period commencing on a date on which Excess Availability shall have been less than US$20,000,000 and continuing until any later date on which Excess Availability shall have been greater than US$20,000,000 for at least 60 consecutive days, Symmetry and the Borrowers will not permit the ratio of (a) Consolidated EBITDA to (b) Consolidated Fixed Charges, in each case for the period of four consecutive fiscal quarters then most recently ended for which financial statements shall have been delivered under Section 5.01(a) or 5.01(b), to be (or to have been) less than 1.0 to 1.0.

SECTION 6.13. Fiscal Year. Symmetry will not change its fiscal year to end on any date other than December 31.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a)  either Borrower shall fail to pay any principal of any Loan or BA or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)  either Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this

Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c)  any representation, warranty or statement made or deemed made by or on behalf of Symmetry, either Borrower or any Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)  Symmetry or either Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.04 (with respect to the existence of Symmetry or a Borrower) or 5.11 or in Article VI;

(e)  any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrowers (which notice will be given at the request of any Lender);

(f)  Symmetry, either Borrower or any other Subsidiary shall fail to make any payment (whether of principal, interest, termination payment or other payment obligation and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g)  any event or condition shall occur that results in any Material Indebtedness becoming due prior to its scheduled maturity (other than the delivery of a notice of optional redemption or optional prepayment by the issuer thereof) or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf, or, in the case of any Hedging Agreement, the applicable counterparty, to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or, in the case of any Hedging Agreement, to cause the termination thereof; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h)  an involuntary case, action or proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Symmetry, either Borrower or any other Subsidiary or its debts, or of a substantial part of its assets, under any  Federal, state, provincial, territorial or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, interim receiver, receiver manager, trustee, custodian, sequestrator, conservator or similar official for Symmetry, either Borrower or any other Subsidiary or for a substantial part of its assets, and, in any such case, such case, action or proceeding or such petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)  Symmetry, either Borrower or any other Subsidiary shall (i) voluntarily commence any case, action or proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state, provincial, territorial or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any  case, action or proceeding or any petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, interim receiver, receiver manager, trustee, custodian, sequestrator, conservator or similar official for Symmetry, either Borrower or any other Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such case, action or proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)  Symmetry, either Borrower or any other Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)  one or more judgments for the payment of money in an aggregate amount in excess of US$10,000,000 (excluding any amount covered by insurance to the extent a claim therefor has been made in writing and liability therefor has not been denied by the insurer) shall be rendered against Symmetry, either Borrower, any other Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of Symmetry, either Borrower or any other Subsidiary to enforce any such judgment;

(l)  an ERISA Event or Canadian Pension Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events and Canadian Pension Events that have occurred and all Withdrawal Liabilities and the MEPP Liabilities referred to in clause (m) below, could reasonably be expected to result in a Material Adverse Effect;

(m)  (i) Symmetry, either Borrower or any Affiliate thereof as employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plan and the plan sponsor of such Multiemployer

Plan shall have notified such withdrawing employer that such employer has incurred a withdrawal liability that will be assessed against Symmetry, either Borrower or any other Subsidiary (a “Withdrawal Liability”), or (ii) Symmetry, either Borrower or any Affiliate thereof ceases to participate as a participating employer under a Canadian Pension Plan which is a multi-employer pension plan (a “Canadian MEPP”) as defined in the PBA or Symmetry, either Borrower or any Affiliate thereof  is a participating employer in a Canadian MEPP that has an ongoing deficiency and the Canadian MEPP requires such employer to contribute to eliminating such deficiency and, after such cessation of participation, or otherwise in the case of such deficiency, such employer has any further liability to contribute to such Canadian MEPP  (a “MEPP Liability”) and the aggregate of the Withdrawal Liabilities and the MEPP Liabilities, when taken together with all other ERISA Events and Canadian Pension Events referred to in clause (l) above, could reasonably be expected to result in a Material Adverse Effect;

(n)  any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral with the priority required by the applicable Security Document, except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or (ii) as a result of the Administrative Agent’s (or its sub-agent’s) failure to maintain possession of any stock certificate, promissory note or other instrument delivered to it under the Collateral Agreements;

(o)  any Guarantee purported to be created under any Loan Document shall cease to be, or shall be asserted by any Loan Party not to be, in full force and effect, except upon the consummation of any transaction permitted by this Agreement as a result of which the Subsidiary Party providing such Guarantee ceases to be a Subsidiary or upon the termination of such Loan Document in accordance with its terms; or

(p)  a Change in Control shall occur;

then, and in every such event (other than an event with respect to a Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrowers, take any or all of the following actions, at the same or different times:  (i) terminate the Revolving Commitments, and thereupon the Revolving Commitments shall terminate immediately, (ii) declare the Loans and all payment obligations of the Borrowers in respect of BAs then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans and all payment obligations of the Borrowers in respect of BAs so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers hereunder, shall become due and payable immediately, and (iii) require the deposit of cash collateral in respect of LC Exposure as provided in Section 2.06(j), in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower; and in the case of any event with respect to a Borrower described in clause (h) or (i) of this Article, the Revolving Commitments shall automatically terminate and the principal of the Loans and all payment obligations of the Borrowers in respect of BAs then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers hereunder, shall automatically become due and payable and the deposit of such cash collateral in respect of LC Exposure shall automatically become due and payable, in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower.

ARTICLE VIII

The Administrative Agent

Each of the Lenders and the Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Symmetry, either Borrower or any other Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Symmetry, either Borrower or any other Subsidiary that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or wilful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by Symmetry, a Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for Symmetry or a Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent, including the Non-ABL Collateral Senior Agent for purposes of possessory security interests in or control of the Non-ABL Collateral. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrowers. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and

Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

Each Lender, by delivering its signature page to this Agreement and funding its Loans on the Effective Date, or delivering its signature page to an Assignment and Assumption pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by the Administrative Agent or Lenders, as applicable, on the Effective Date.

Each Lender hereby agrees that (a) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (b) the Administrative Agent (i) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (ii) shall not be liable for any information contained in any Report; (c) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (d) it will keep all Reports confidential and strictly for its internal use and not share any Report with any other Person except as otherwise permitted pursuant to this Agreement; and (e) without limiting the generality of any other indemnification provision contained in this Agreement, it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney fees) incurred by as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

Without limiting the powers of the Administrative Agent or any other Person acting as an agent, attorney-in-fact or mandatary for the Administrative Agent under this Agreement or under any other Loan Document, each Lender hereby (a) irrevocably constitutes, to the extent necessary, the Administrative Agent as the holder of an irrevocable power of attorney (fondé de pouvoir within the meaning of Article 2692 of the Civil Code of Québec) for the purposes of holding any Liens, including hypothecs, granted or to be granted by any Loan Party on movable or immovable property pursuant to the laws of the Province of Quebec to secure obligations of a Loan Party under any bond issued by a Loan Party; and (b) appoints and agrees that the Administrative Agent, acting as agent for the Secured Parties (as defined in the Canadian Guarantee and Collateral Agreement), may act as the bondholder and mandatary with respect to any bond that may be issued and pledged from time to time for the benefit of the Secured Parties (as so defined). The said constitution of the Administrative Agent as fondé de pouvoir (holder of an irrevocable power of attorney within the meaning of Article 2692 of the Civil Code of Québec) as the holder of any Lien and as bondholder and mandatary with respect to any such bond shall be deemed to have been ratified and confirmed by any future Secured Party (as so defined) that becomes a party to this Agreement and by any assignee pursuant to Section 9.04 by the execution of the applicable Assignment and Assumption. Notwithstanding the provisions of Section 32 of An Act respecting the special powers of legal persons (Quebec), the Administrative Agent may purchase, acquire and be the holder of any bond issued by any Loan Party. Each Loan Party hereby acknowledges that any such bond shall constitute a title of indebtedness, as such term is used in Article 2692 of the Civil Code of Québec. The Administrative Agent in its capacity as fondé de pouvoir shall have the rights, powers and immunities stipulated in this Article, all of which shall apply mutatis mutandis to the Administrative Agent acting in such capacity and, without limitation, to the resignation and appointment of a successor to the Administrative Agent acting as fondé de pouvoir.

The parties agree that none of the Joint Lead Arrangers and Joint Bookrunners or the Syndication Agent or Co-Documentation Agents named on the cover page of this Agreement shall, in such capacities, have any powers, duties or responsibilities under this Agreement or any other Loan Document.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. (a)  Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i) if to Symmetry or a Borrower, to it at 28 West 44th Street, 16th Floor, New York, NY 10036, Attention General Counsel (Fax No. (646) 429-1541), it being understood that any notice provided to Symmetry shall be deemed to have been provided to each Borrower;

(ii) (A) if to the Administrative Agent, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 1111 Fannin, 10th Floor, Houston, Texas 77002, Attention of Monica Espitia (Fax No. (713) 427-6307), with a copy to JPMorgan Chase Bank, N.A., 270 Park Avenue, New York, New York 10017,

Attention of Neil R. Boylan (Fax No. (212) 270-6637); or (B) if to the Administrative Agent in respect of any Loan to or Letter of Credit for the account of the Canadian Borrower, to JPMorgan Chase Bank, N.A., Toronto Branch, 200 Bay Street, Royal Bank Plaza, South Tower, 18th Floor, Toronto, Ontario M5J 2J2 Canada, Attention of Amanda Vidulich (Fax No. (416) 981-9128), with a copy to JPMorgan Chase Bank, N.A., Toronto Branch, 200 Bay Street, Royal Bank Plaza, South Tower, 18th Floor, Toronto, Ontario M5J 2J2 Canada, Attention of Muhammad Hasan (Fax No. (416) 981-9138) and the Administrative Agent as provided in clause (A);

(iii) if to the Swingline Lender, to it at the address set forth in clause (ii)(A) above; and

(iv) if to any Issuing Bank or any other Lender, to it at its address (or fax number) set forth in its Administrative Questionnaire.

(b)  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. Any notices and other communications to the Administrative Agent, Symmetry or a Borrower hereunder (other than any Borrowing Request, Interest Election Request or any other notice pursuant to Article II) may be delivered or furnished by electronic communications pursuant to procedures approved by the recipient thereof prior thereto; provided that approval of such procedures may be rescinded by any such Person by notice to each other such Person.

(c)  Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02. Waivers; Amendments. (a)  No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or acceptance and purchase of a BA or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b)  Subject to Section 9.19, none of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Symmetry, the Borrowers and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Revolving Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or any payment obligation in respect of a BA or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the maturity of any Loan or BA, or the required date of reimbursement of any LC Disbursement, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Revolving Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.19(c) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender, (v) change any of the provisions of this Section or the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (vi) release all or substantially all the Guarantees under the Collateral Agreements, or limit liability in respect of all or substantially all such Guarantees, without the written consent of each Lender, (vii) release all or substantially all of the Collateral from the Liens of the Security Documents without the written consent of each Lender or (viii) increase the advance rates set forth in the definition of Borrowing Base or add categories of eligible assets other than Eligible Accounts and Eligible Inventory without the written consent of the Supermajority Lenders; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or the Swingline Lender without the prior written consent of the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by Symmetry, the Borrowers, the Administrative Agent (and, if their rights or obligations are affected thereby, the Issuing Banks and the Swingline Lender) and the Lenders that will remain parties hereto after giving effect to such amendment if (i) by the terms of such agreement the Revolving Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment, (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made and each BA accepted and purchased by it and all other amounts owing to it or accrued for its account under this Agreement, and (iii) after giving effect to such amendment and all contemporaneous repayments of Loans and reductions of Revolving Commitments, the sum of the total Revolving Exposures shall not exceed the total Revolving Commitments.

Notwithstanding any other provision of any Loan Document, no consent shall be required to be obtained in connection with any waiver, amendment or other modification of any Loan Document from any Lender that has no Revolving Commitment and whose Revolving Credit Exposure is zero.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a)  Symmetry and the Borrowers agree to pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Arrangers, the Syndication Agent and their Affiliates in connection with the structuring, arrangement, syndication and administration of the credit facilities provided for herein, the preparation, execution, delivery and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), including the reasonable fees, charges and disbursements of Cravath, Swaine & Moore LLP, McMillan Binch Mendelsohn LLP and, in connection with the perfection of security interests, a single firm of local counsel in each applicable jurisdiction, and fees and expenses relating to field examinations, appraisals and collateral monitoring, (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Arrangers, the Syndication Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, any Arranger, the Syndication Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made, the BAs accepted and purchased or the Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during  any workout, restructuring or negotiations in respect of such Loans, BAs or Letters of Credit.

(b)  Symmetry and the Borrowers shall indemnify the Administrative Agent, the Arrangers, the Syndication Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with or as a result of (i) the arrangement and the syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of the Loan Documents or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan, BA or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any Mortgaged Property or any other property currently or formerly owned or operated by Symmetry, either Borrower or any other Subsidiary, or any Environmental Liability related in any way to Symmetry, either Borrowers or any other Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or by a Borrower or any Affiliate thereof; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee.

(c)  To the extent that Symmetry or a Borrower fails to pay any amount required to be paid by it to the Administrative Agent, an Arranger, the Syndication Agent, any Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, such Arranger, the Syndication Agent, such Issuing Bank or the Swingline Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, such Arranger, the Syndication Agent, such Issuing Bank or the Swingline Lender in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Exposures and unused Revolving Commitments at the time.

(d)  To the extent permitted by applicable law, neither Symmetry nor the Borrowers shall assert, and each hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems (including the internet), so long as commercially reasonable and customary efforts generally are made to safeguard access thereto, it being understood that this clause (i) is not intended to exculpate any knowing and intentional breach of any confidentiality agreement, or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)  All amounts due under this Section shall be payable not later than 10 days after written demand therefor.

SECTION 9.04. Successors and Assigns. (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) neither Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by a Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any

Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)  (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans and reimbursement obligations in respect of BAs and Letters of Credit at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrowers, provided that no consent of the Borrowers shall be required for an assignment to a Lender or to an Affiliate of a Lender, or, if an Event of Default under clause (a), (b), (h), (i) or (j) of Article VII has occurred and is continuing, any other assignee;

(B) the Administrative Agent; and

(C) in the case of any assignment of all or a portion of a Revolving Commitment or any Lender’s obligations in respect of its LC Exposure or Swingline Exposure, each Principal Issuing Bank and the Swingline Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment or Loans and reimbursement obligations in respect of BAs and Letters of Credit, the amount of the Revolving Commitment or Loans and reimbursement obligations in respect of BAs and Letters of Credit of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than US$5,000,000 unless each of the Borrowers and the Administrative Agent otherwise consents, provided that no such consent of the Borrowers shall be required if an Event of Default under clause (a), (b), (h), (i) or (j) of Article VII has occurred and is continuing:

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption (which shall specify the Applicable Lending Office for the assignee), together with a processing and recordation fee of US$3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about Symmetry, the Borrowers and their Related Parties or their securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal, state, provincial, territorial and foreign securities laws.

(iii)  Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.16, 2.17, 2.18 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices in New York, New York, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitment of, and principal amount of the Loans, BAs and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in this Section and any written consent to such assignment required by this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.

No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)  (i) Any Lender may, without the consent of the Borrowers, the Administrative Agent, any Issuing Bank or the Swingline Lender, grant participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans and reimbursement obligations in respect of BAs and Letters of Credit owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrowers, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) unless the Canadian Borrower has received a notice of such participation, such participation will not result in payments by the Canadian Borrower in respect of the rights and obligations subject to such participation being subject to withholding taxes under the laws of Canada in an amount that exceeds the Canadian withholding taxes applicable to amounts payable by the Canadian Borrower to the Lender that granted such participation. Any agreement or instrument pursuant to which a Lender grants such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.16, 2.17 and 2.18 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section  9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.19(c) as though it were a Lender.

(ii)  A Participant shall not be entitled to receive any greater payment under Section 2.16 or 2.18 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent.

(d)  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, the acceptance and purchase of any BAs and the issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Revolving Commitments have not expired or terminated. The provisions of Sections 2.16, 2.17, 2.18 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and the BAs, the expiration or termination of the Letters of Credit and the Revolving Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or any Issuing Bank constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of either Borrower against any of and all the obligations then due of such Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this

Agreement. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a)  This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)  Each of Symmetry and the Borrowers hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against Symmetry, the Borrowers or their properties in the courts of any jurisdiction.

(c)  Each of Symmetry and the Borrowers hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN  ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT

AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the  Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Symmetry, either Borrower or any Subsidiary and its obligations, (g) with the consent of a Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than Symmetry or a Borrower. For the purposes of this Section, “Information” means all information received from Symmetry or the Borrowers relating to Symmetry or the Borrowers or their business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by Symmetry or a Borrower; provided that, in the case of information received from Symmetry or a Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14. Release of Liens and Guarantees. A Subsidiary Party shall automatically be released from its obligations under the Loan Documents and all security interests in Collateral owned by such Subsidiary Party (other than Novamerican Parent or either Borrower) shall be automatically released upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Party ceases to be a Subsidiary (other than a transaction in which such Subsidiary Party merges into or consolidates or amalgamates with Symmetry or any other Subsidiary); provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise. Upon any sale or other transfer by any Loan Party of any Collateral that is permitted under this Agreement (including any such transfer contemplated by Section 6.01(a)(ii), but excluding any sale or transfer to Symmetry or any of its Affiliates unless such sale or transfer is (a) a permitted transfer to a Subsidiary that is not a Subsidiary Party or (b) a Permitted Asset Transfer to a Canadian Subsidiary), or upon the effectiveness of any written consent to the release of the security interest granted under any Loan Document in any Collateral pursuant to Section 9.02 of this Agreement, the security interest in such Collateral shall be automatically released. In connection with any termination or release pursuant to this Section, the Administrative Agent shall execute and deliver to any Subsidiary Party, at such Subsidiary Party’s expense, all documents that such Subsidiary Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.

SECTION 9.15. USA Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each of them and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrowers in accordance with the Act.

SECTION 9.16. No Fiduciary Relationship. Symmetry and each Borrower, on behalf of itself and the Subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, Symmetry, the Borrowers, the Subsidiaries and their Affiliates, on the one hand, and the Administrative Agent, the Lenders and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Lenders or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

SECTION 9.17. Non-Public Information. (a)  Each Lender acknowledges that all information furnished to it pursuant to this Agreement by Symmetry or a Borrower on its behalf and relating to Symmetry, the Borrowers, the Subsidiaries or their businesses may include material non-public information concerning Symmetry, the Borrowers and the Subsidiaries or their securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with the procedures and applicable law, including Federal, state, provincial, territorial and foreign securities laws.

(b)  All such information, including requests for waivers and amendments, furnished by Symmetry, a Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement will be syndicate-level information, which may contain material non-public information about Symmetry, the Borrowers and the Subsidiaries and their securities. Accordingly, each Lender represents to Symmetry, the Borrowers and the Administrative Agent that it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal, state, provincial, territorial and foreign securities laws.

SECTION 9.18. Conversion of Currencies. (a)  If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b)  The obligations of each party hereto in respect of any sum due to any other party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrowers agree as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of each party hereto contained in this Section shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 9.19. Concerning the Intercreditor Agreement. The Lenders and the Issuing Banks acknowledge that the Senior Notes are secured by Liens on the

ABL Collateral and the Non-ABL Collateral. Each Lender and Issuing Bank hereby irrevocably authorizes and directs the Administrative Agent to execute and deliver the Intercreditor Agreement (and any intercreditor agreement referred to in the definition of the term “Refinancing Indebtedness”) and any documents relating thereto, in each case, on behalf of such Lender or such Issuing Bank and without any further consent, authorization or other action by such Lender or such Issuing Bank, and agrees that (a) it shall be bound by the terms of the Intercreditor Agreement and any such other intercreditor agreement as if it were a signatory thereto and (b) no Lender or Issuing Bank shall have any right of action whatsoever against the Administrative Agent as a result of any action taken by such Agent pursuant to this Section or in accordance with the terms of the Intercreditor Agreement or any such other intercreditor agreement. Each Lender and Issuing Bank hereby further irrevocably authorizes and directs the Administrative Agent to enter into such amendments, supplements or other modifications to the Intercreditor Agreement as are contemplated by Section 5.07 thereof (and such amendments, supplements or other modifications of any such other intercreditor agreement as are contemplated by the corresponding section of such other intercreditor agreement) in connection with any refinancing, in whole or in part, of the Senior Notes or any refinancing, in part but not in whole, of the Loan Documents Obligations, in each case, on behalf of such Lender or such Issuing Bank and without any further consent, authorization or other action by such Lender or such Issuing Bank. The Administrative Agent shall have the benefit of the provisions of Article VIII with respect to all actions taken by it pursuant to this Section to the full extent thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SYMMETRY HOLDINGS INC.

by
/s/ Corrado De Gasperis
Name: Corrado De Gasperis
Title: Chief Executive Officer

NOVAMERICAN STEEL FINCO INC.,

by
/s/ Corrado De Gasperis
Name: Corrado De Gasperis
Title: President and Treasurer

632421 N.B. LTD (to become NOVAMERICAN STEEL INC. on the Effective Date),

by
/s/ Corrado De Gasperis
Name: Corrado De Gasperis
Title: President

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, as Canadian Agent,

by

Name:
Title:

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent,

by
/s/ Neil R. Boylan
Name: Neil R. Boylan
Title: Managing Director

SYMMETRY HOLDINGS INC., NOVAMERICAN STEEL FINCO INC.,
632421 N.B. LTD (TO BECOME NOVAMERICAN STEEL INC. ON THE EFFECTIVE DATE)
 CREDIT AGREEMENT

CIT BUSINESS CREDIT CANADA INC., individually and as Syndication Agent,

by
/s/ Rick Lomas
Name: Rick Lomas
Title: EVP & Deputy

/s/ Joseph Arnone
Name: Joseph Arnone
Title: Vice President

THE CIT GROUP/BUSINESS CREDIT, INC., individually and as Syndication Agent,

by
/s/ Andrew Loughlin
Name: Andrew Loughlin
Title: Vice President

SYMMETRY HOLDINGS INC., NOVAMERICAN STEEL FINCO INC.,
632421 N.B. LTD (TO BECOME NOVAMERICAN STEEL INC. ON THE EFFECTIVE DATE)
CREDIT AGREEMENT

SIGNATURE PAGE TO

SYMMETRY HOLDINGS INC.

NOVAMERICAN STEEL FINCO INC.

632421 N.B. LTD (to become

NOVAMERICAN STEEL INC.

 on the Effective Date)

CREDIT AGREEMENT

Name of Institution:
JPMORGAN CHASE BANK, N.A., TORONTO BRANCH

by
/s/ M. Hasan
Name: Muhammed Hasan
Title: Vice President

For any Lender that requires a second signature line:
by
/s/[ ]
Name:
Title:

SIGNATURE PAGE TO

SYMMETRY HOLDINGS INC.

NOVAMERICAN STEEL FINCO INC.

632421 N.B. LTD (to become

NOVAMERICAN STEEL INC.

 on the Effective Date)

CREDIT AGREEMENT

Name of Institution: The Bank of Nova Scotia

by
/s/ Michel Sirois
Name: Michel Sirois
Title: Sr. Credit Solutions Manager

For any Lender that requires a second signature line:
by
/s/ Glen Patterson
Name: Glen Patterson
Title: Director, Credit Solutions

SIGNATURE PAGE TO

SYMMETRY HOLDINGS INC.

NOVAMERICAN STEEL FINCO INC.

632421 N.B. LTD (to become

NOVAMERICAN STEEL INC.

 on the Effective Date)

CREDIT AGREEMENT

Name of Institution: General Electric Capital Corp.

by
/s/ Bond Harberts
Name: Bond Harberts
Title: Duly Authorized Signatory

For any Lender that requires a second signature line:
by

Name:
Title:

SIGNATURE PAGE TO

SYMMETRY HOLDINGS INC.

NOVAMERICAN STEEL FINCO INC.

632421 N.B. LTD (to become

NOVAMERICAN STEEL INC.

 on the Effective Date)

CREDIT AGREEMENT

Name of Institution: BANK OF AMERICA, N.A.

by
/s/ Gregory A. Kress
Name: Gregory A. Kress
Title: Senior Vice President

For any Lender that requires a second signature line:
by

Name:
Title:

SIGNATURE PAGE TO

SYMMETRY HOLDINGS INC.

NOVAMERICAN STEEL FINCO INC.

632421 N.B. LTD (to become

NOVAMERICAN STEEL INC.

 on the Effective Date)

CREDIT AGREEMENT

Name of Institution: Wells Fargo Foothill, LLC

by
/s/ Jeff P. Royston
Name: Jeff Royston
Title: Vice President

Name of Institution: Wells Fargo Foothill Canada ULC

by
/s/ Jeff P. Royston
Name: Jeff Royston
Title: Vice President

SYMMETRY HOLDINGS INC.

NOVAMERICAN STEEL FINCO INC.

632421 N.B. LTD (to become

NOVAMERICAN STEEL INC.

 on the Effective Date)

CREDIT AGREEMENT

Name of Institution: Wachovia Capital Finance (New England)

by
/s/ Jessica Benevides Caron
Name: Jessica Benevides Caron
Title: Vice President

For any Lender that requires a second signature line:
by

Name:
Title:

SYMMETRY HOLDINGS INC.

NOVAMERICAN STEEL FINCO INC.

632421 N.B. LTD (to become

NOVAMERICAN STEEL INC.

 on the Effective Date)

CREDIT AGREEMENT

Name of Institution: Fifth Third Bank

by
/s/ Andrew P. Arton
Name: Andrew P. Arton
Title: Vice President

For any Lender that requires a second signature line:
by

Name:
Title:

Credit Agreement

Schedule 1.01

APPLICABLE FUNDING ACCOUNT

OWNER	TYPE OF ACCOUNT	BANK OR INTERMEDIARY	ACCOUNT NUMBERS
Novamerican Steel Finco Inc.	US Account	JPMorgan Chase Bank, N.A.
632421 N.B. Ltd.	Cdn.$ Account	JPMorgan Chase Bank, N.A.
Novamerican Steel	US$ Account	JPMorgan Chase Bank, N.A.
Novamerican Steel	Cdn.$ Account	JPMorgan Chase Bank, N.A.

Schedule 2.01

Commitments

Lender	Amount
JPMorgan Chase Bank, N.A.	$22,500,000.00
The CIT Group/Business Credit, Inc. CIT Business Credit Canada, Inc.	$22,500,000.00
The Bank of Nova Scotia	$22,500,000.00
General Electric Capital Corporation	$22,500,000.00
Bank of America, N.A.	$22,500,000.00
Wells Fargo Foothill, LLC Wells Fargo Foothill Canada ULC	$22,500,000.00
Wachovia Capital Finance (New England)	$22,500,000.00
Fifth Third Bank	$17,500,000.00

TOTAL	$175,000,000.00

Applicable Lending Office

US Lending Office	Canadian Lending Office
JPMorgan Chase Bank, N.A. 270 Park Avenue New York, NY 10017	JPMorgan Chase Bank, N.A., Toronto Branch 200 Bay Street, Suite 1800 Royal Bank Plaza, South Tower Toronto, Ontario M5J 2J2

The CIT Group/Business Credit, Inc. 11 West 42nd Street, 13th Floor New York, NY 10036	CIT Business Credit Canada Inc. 207 Queens Quay West, Suite 700 Toronto, ON M5J 1A7 Canada

The Bank of Nova Scotia 44 King Street West Toronto, ON M5H 1H1 Canada	The Bank of Nova Scotia 1800 McGill College Ave., 12th Floor Montreal, QC H3A 3K9 Canada

General Electric Capital Corporation 500 West Monroe Chicago, IL 60661-3671	General Electric Capital Corporation 500 West Monroe Chicago, IL 60661-3671

Bank of America, N.A. 1 Federal Street Boston, MA 02110	Bank of America, N.A., Canadian Branch 200 Front Street West, Suite 2700 Toronto, ON M5V 3L2 Canada

Wells Fargo Foothill, LLC 2450 Colorado Avenue, Suite 3000 W Santa Monica, CA 90404	Wells Fargo Foothill Canada ULC 161 Bay Street, Suite 27th Floor Toronto, ON M5J 2S1 Canada

Wachovia Capital Finance (New England) One Post Office Square, Suite 3600 Boston, MA 02109	Wachovia Capital Finance Corporation (Canada) 141 Adelaide Street West, Suite 1500 Toronto, ON M5F 3L5 Canada

Fifth Third Bank 38 Fountain Square Plaza Cincinnati, OH 45236	Fifth Third Bank 20 Bay Street, 12th Floor Toronto, ON M5J 2N8 Canada

Schedule 2.06A

Existing Letters of Credit

Letter of Credit Number	Beneficiary(ies)	Expiration Date	Face Amount
ASL-3007657-170ASA	The Insurance Company of the State of Pennsylvania and Commerce and Industry Insurance Company	Evergreen	$116,436.00
ASL-3007658-170ASA	The Insurance Company of the State of Pennsylvania and Commerce and Industry Insurance Company	Evergreen	$175,000.00
ASL-3012515-170ASA	National Union Fire Insurance Co. of Pittsburgh PA; et al.	Evergreen	$380,000.00
ASL-3013705-170ASA	National Union Fire Insurance Co. of Pittsburgh PA; et al.	Evergreen	$116,000.00
ASL-3014584-110ASA	National Union Fire Insurance Co. of Pittsburgh PA; et al.	Evergreen	$267,000.00
ASL-7420454-110ASA	National Union Fire Insurance Co. of Pittsburgh PA; et al.	Evergreen	$120,000.00

Schedule 2.06B

LC Commitments

JPMorgan Chase Bank, N.A.:	$25,000,000.00
Bank of America, N.A.:	$1,174,436.00

Credit Agreement

Schedule 3.05

REAL PROPERTY

SYMMETRY HOLDINGS INC.:

None

NOVAMERICAN STEEL HOLDINGS INC.:

None

NOVAMERICAN STEEL FINCO INC.:

None

INTEGRATED STEEL INDUSTRIES, INC.:

None

AMERICAN STEEL AND ALUMINUM CORPORATION:

1.	1080/1050 University Avenue, Norwood, MA 02062 (To be mortgaged)

2.	27 Elm Street, Auburn, MA 01501 (To be mortgaged)

3.	4601 Crown Road, Clay, NY 12205 (To be mortgaged)(1)

4.	One West Albany Road, Colonie, NY 12205 (To be mortgaged)(2)

5.	11111 Leadbetter Road, Hanover Industrial Park, Ashland, VA 23005 (To be mortgaged)

6.	115 Wallace Avenue (Lots 7 & 13), South Portland, ME 04106 (To be mortgaged)

7.	419 & 425 Homestead Avenue, Hartford, CT 06112 (To be mortgaged)

8.	2751 Spring Garden Drive, Middletown (Lower Swatara), PA 17057 (To be mortgaged)

(1) This property qualifies as a mortgaged property, but no mortgage will be taken due to New York State taxes that are applicable as a result of the secured obligation being revolving in nature.

(2) This property qualifies as a mortgaged property, but no mortgage will be taken due to New York State taxes that are applicable as a result of the secured obligation being revolving in nature.

9. 197 Dexter Street, Cumberland, RI 02864 (To be mortgaged)

NOVA TUBE AND STEEL, INC.:

1. 600 Dean Sievers Place, Morrisville (Falls Township), PA 19067 (To be mortgaged)

NOVAMERICAN TUBE HOLDINGS, INC.:

None

NOVA TUBE INDIANA, LLC:

1. 1195 Port Road, Jeffersonville, IN 47130 (To be mortgaged)

NOVAMERICAN STEEL, INC.:

1.	2175 Hymus Boulevard, Dorval, Québec H9P 1J8(3)

2.	72 Devon Road, Unit 10, Brampton, Ontario L6T 5B4(4)

3.	553 rue Léon-Harmel, Granby, Québec J2G 3G5(5)

4.	424 rue St-Vallier, Granby, Québec J2G 7Y4(6)

5.	5675 Chemin de la Savane, St. Hubert, Québec J3Y 8Y9(7)

6.	1463 Cloutier Street, Shawinigan, Québec G9N 8G7(8)

7.	50 Pacifique Street East, Bromont, Québec J2L 1J5(9)

(3) Formerly leased to Argo Steel Ltd. which was liquidated and dissolved on November 15, 2007.

(4) Formerly leased to Argo Steel Ltd. which was liquidated and dissolved on November 15, 2007.

(5) Formerly owned by Cresswell Industries, Inc. which was amalgamated into Novamerican Steel Inc. on November 15, 2007.

(6) Formerly owned by Cresswell Industries, Inc. which was amalgamated into Novamerican Steel Inc. on November 15, 2007.

(7) Formerly leased to Nova Steel Ltd. and subleased to Cresswell Industries, Inc., both of which were amalgamated into Novamerican Steel Inc. on November 15, 2007.

(8) Formerly leased to Cresswell Industries, Inc. which was amalgamated into Novamerican Steel Inc. on November 15, 2007.

(9) Formerly leased to Cresswell Industries, Inc. which was amalgamated into Novamerican Steel Inc. on November 15, 2007.

8.	6001 Irwin Street, LaSalle, Québec H8N 1A1 (Subject to sale-leaseback transaction)(10)

9.	330 Pinebush Road, Cambridge, Ontario N1T 1Z6(11)

10.	830 South Service Road, Stoney Creek, Ontario L8E 5M7(12)

11.	19460 Clark Graham Avenue, Baie d’Urfé, Québec H9X 3R8(13)

12.	2730 Meadowpine Boulevard, Mississauga, Ontario L5N 7K4(14)

632421 N.B. LTD.:

None

632422 N.B. LTD.:

None

TUBES DELTA, SOCIÉTÉ EN COMMANDITE:

1.	5901 Irwin Street, LaSalle, Québec H8N 1A1

(10) Formerly leased to Nova Steel Ltd. which was amalgamated into Novamerican Steel Inc. on November 15, 2007.

(11) Formerly leased to Nova Steel Ltd. which was amalgamated into Novamerican Steel Inc. on November 15, 2007.

(12) Formerly owned by Nova Steel Processing Centre Ltd. which was amalgamated into Novamerican Steel Inc. on November 15, 2007.

(13) Formerly leased to Nova Tube Inc. which was liquidated and dissolved on November 15, 2007, and subleased by Nova Tube Inc. to Nova Products, a division of Nova Steel Ltd., which was amalgamated into Novamerican Steel on November 15, 2007.

(14) Formerly owned by Nova Tube Ontario Inc. which was amalgamated into Novamerican Steel Inc. on November 15, 2007.

Credit Agreement

Schedule 3.12

SUBSIDIARIES AND JOINT VENTURES

1.	Symmetry Holdings Inc. owns effective after the Acquisition outstanding shares of capital stock in each of the following:

Name	Jurisdiction	Parent Company	Ownership
Novamerican Steel Holdings Inc. *	Delaware	Symmetry Holdings Inc.	100%
Novamerican Steel Finco Inc. *	Delaware	Novamerican Steel Holdings Inc.	100%
Integrated Steel Industries, Inc. *	Delaware	Novamerican Steel Finco Inc.	100%
American Steel and Aluminum Corporation *	Massachusetts	Integrated Steel Industries, Inc.	100%
Nova Tube and Steel, Inc. *	Delaware	Integrated Steel Industries, Inc.	100%
Novamerican Tube Holdings, Inc. *	Delaware	Integrated Steel Industries, Inc.	100%
Nova Tube Indiana, LLC *	Delaware	Novamerican Tube Holdings, Inc.	100%
Novamerican Steel Inc. *	Canada	Novamerican Steel Finco Inc.	100%
632422 N.B. Ltd. *	New Brunswick	Novamerican Steel Inc.	100%
Hencorp LLC(15)	Delaware	Novamerican Steel Inc.	100%
Argo Steel Ltd.(16)	Québec	Novamerican Steel Inc.	100%
Nova Tube Inc.(17)	Québec	Novamerican Steel Inc.	100%
Delta Tube Inc.	Québec	Novamerican Steel Inc.	60%

* Means such party is a Subsidiary Party

(15) To be liquidated by December 2007.

(16) Wound-up and liquidated as of November 15, 2007, but will remain in existence until the completion of its legal dissolution, which takes a few weeks.

(17) Wound-up and liquidated as of November 15, 2007, but will remain in existence until the completion of its legal dissolution, which takes a few weeks.

Name	Jurisdiction	Parent Company	Ownership
Tubes Delta, Société en Commandite	Québec	Novamerican Steel Inc.	60%
3217930 Nova Scotia Company(18)	Nova Scotia	Novamerican Steel Inc.	100%
3217928 Nova Scotia Company(19)	Nova Scotia	Novamerican Steel Inc.	100%
3218088 Nova Scotia Company(20)	Nova Scotia	Novamerican Steel Inc.	100%
Metco Steel Inc.(21)	Québec	Novamerican Steel Inc.	100%
4421591 Canada Inc.(22)	Canada	Novamerican Steel Inc.	100%

2.	Joint Ventures:

Tubes Delta, Société en Commandite is a Québec Limited Partnership between Delta Tube Inc. (as General Partner), Novamerican Steel Inc. (as 60% Limited Partner) and Mittal Canada Inc. (as 40% Limited Partner).

3.	Corporate Structure (see following page)

Final Structure on the Effective Date giving effect to the [Reorganization Transaction](23)

(18) Wound-up and liquidated as of November 15, 2007, but will remain in existence until the completion of its legal dissolution, which takes a few weeks.

(19) Wound-up and liquidated as of November 15, 2007, but will remain in existence until the completion of its legal dissolution, which takes a few weeks.

(20) Wound-up and liquidated as of November 15, 2007, but will remain in existence until the completion of its legal dissolution, which takes a few weeks.

(21) Wound-up and liquidated as of November 15, 2007, but will remain in existence until the completion of its legal dissolution, which takes a few weeks.

(22) Will be wound-up, liquidated and legally dissolved on November 16, 2007.

(23) Does not include entities in the process of being legally dissolved, or Hencorp LLC which will be liquidated by December 2007.

Credit Agreement

Schedule 3.13

INSURANCE

1.	See Exhibit 3.13(a), (b) and (c) (Insurance policies).

Credit Agreement

Schedule 6.01

EXISTING INDEBTEDNESS

1.             Nova Tube and Steel, Inc. has entered into a commitment to buy an aggregate of Euro 4,300,000 of equipment from Mair Research S.P.A. (30% of such purchase price having already been paid).

Credit Agreement

Schedule 6.02

EXISTING LIENS

1.             Section 34 of the Articles of Association of 3217928 Nova Scotia Company (“3217928”) grants 3217928 a first and paramount lien upon all shares of 3217928 (other than fully paid-up shares) registered in the name of a shareholder (whether solely or jointly with others) including all dividends declared in respect of such shares. Unless otherwise agreed, the registration of a transfer of shares shall operate as a waiver of any lien of 3217928 on such shares.

2.             Section 34 of the Articles of Association of 3217930 Nova Scotia Company (“3217930”) grants 3217930 a first and paramount lien upon all shares of 3217930 (other than fully paid-up shares) registered in the name of a shareholder (whether solely or jointly with others) including all dividends declared in respect of such shares. Unless otherwise agreed, the registration of a transfer of shares shall operate as a waiver of any lien of 3217930 on such shares.

3.             Section 34 of the Articles of Association of 3218088 Nova Scotia Company (“3218088”) grants 3218088 a first and paramount lien upon all shares of 3218088 (other than fully paid-up shares) registered in the name of a shareholder (whether solely or jointly with others) including all dividends declared in respect of such shares. Unless otherwise agreed, the registration of a transfer of shares shall operate as a waiver of any lien of the 3218088 on such shares.

4.             Property owned by American Steel and Aluminum Corporation at 4601 Crown Road, Clay, NY 12205:  This property lies within an area claimed by the Onondaga Indian Nation (note: the title company is providing affirmative insurance against that matter).

5.             Property owned by American Steel and Aluminum Corporation at 11111 Leadbetter Road, Hanover Industrial Park, Ashland, VA 23005:  The following is an exception to title: Deed of Trust from Steel Sales Realty Company to Philip J. Bagley, III and M. Kevin McCusty, Trustees for Alan V. Lowenstein, not individually but in his capacity as Trustee of the Lowenstein Family Trust created under Trust Agreement dated as of June 17, 1996, and recorded August 28, 1996 in Deed Book 1207, Page 431, of the land records of Hanover County, Virginia (note: the title company is providing affirmative insurance against that matter).

6.             Citibank, N.A. lien in Massachusetts over Accounts Receivable from The Stanley Works Co. purchased by Citibank, N.A. per the terms of the Supplier Agreement between American Steel and Aluminum Corporation and Citibank, N.A., file# 200430251980.

7.             Citicorp Vendor Finance, Inc. lien in Massachusetts over Lighting Retrofit National Grid USA Service as well as accessories, attachments, replacements, substitutions and all proceeds thereof, file# 200323335320.

8.             Advantage Financial Services, LLC lien in Massachusetts over (1) DOCSTAR Workgroup Pro Imaging System (located at 1 West Albany Drive, Albany, NY) and (1) DOCSTAR Workgroup Pro Imaging System (located at 4601 Crown Road, Liverpool, NY) 242588 & 242589, file# 200323519270.

9.             GREATAMERICA Leasing Corporation lien in Massachusetts over various Copystar copiers with accessories and all products, proceeds or attachments, file# 200325627810.

10.           IBM Credit LLC lien in Massachusetts over IBM equipment and related software, file# 200428222750.

11.           IBM Credit LLC lien in Massachusetts over IBM equipment and related software, file# 200428964100.

12.           IBM Credit LLC lien in Massachusetts over IBM equipment and related software, file# 200431780380.

13.           Toyota Motor Credit Corp. lien in Massachusetts over (1) new Toyota Cushion Tire Forklift, file# 200539446700.

14.           IBM Credit LLC lien in Massachusetts over IBM equipment and related software, file# 200543670810.

15.           Toyota Motor Credit Corporation lien in Massachusetts over (1) new Toyota Cushion Tire Forklift, file# 200646134930.

16.           IBM Credit LLC lien in Massachusetts over IBM equipment and related software, file# 200647945940.

17.           IBM Credit LLC lien in Massachusetts over IBM equipment and related software, file# 200755738720.

18.           IBM Credit LLC lien in Massachusetts over IBM equipment and related software, file# 200756625380.

19.           Greater Bay Bank N.A. lien in Massachusetts over 1-World Lift Forklift, file# 200757055690

20.           Canadian security registrations as described on the attached Exhibit:

I. Security registrations in the

Register of personal and movable real rights

NOVAMERICAN STEEL INC. (AND OTHER VERSION)

	Registration number Registration Date Expiration Date	Nature Amount	Parties	Description of Property (Summary)	Comments
1.	05-0383364-0020 July 4, 2005 June 29, 2008	Rights resulting from a lease	Lessor: CBSC Capital Inc.	Imagerunner IR4570 With all attachments, accessories and proceeds thereof including insurance proceeds and indemnities.	Deed under private writing dated June 29, 2005.
			Lessee: Novamerican Steel Inc.		Lease term is 36 months with 12 payments of $1,282.83 plus applicable taxes.

NOVA STEEL LTD. (OTHER VERSION AND QUEBEC OTHER REGISTERED NAMES)

2.	03-0382909-0001 July 24, 2003 December 31, 2008	Rights resulting from a lease	Lessor: Location Empress Inc. Lessee: Acier Nova Ltée

Commercial vehicles: 1XKDDB0X82J965835 2002 T800-#22565
1XKDDB0X22J965832 2002 T800-#22566
1XKDDB0X42J965833 2002 T800-#22567
1XKDDB0X62J965834 2002 T800-#22568
1XKDDB0X72J966071 2002 T800-#22569
1XKDDB0X94J972960 2004 T800-#24564
1XKDDB0X24J972959 2004 T800-#24563

Deed under private writing dated April 30, 2003.
3.	05-0411166-0015 July 15, 2005 July 14, 2011	Rights resulting from a lease	Lessor: CBSC Capital Inc. Lessee: Acier Nova Ltée	Copier IR5570 and IR2870, Fax LC9000 With all attachments, accessories and proceeds thereof including insurance proceeds and indemnities.	Deed under private writing dated July 14, 2005. Lease term is 60 months with 20 payments of $2,213.70 plus applicable taxes.
4.	07-0481912-0020 August 23, 2007	Modification of a published right	Creditor: La Compagnie GMAC Location; GMAC Leaseco Corporation Debtor: Nova Steel Ltée

Modification of the following registration:

Rights resulting from a lease and assignment of rights 06-0403380-0004 on July 13, 2006 (expiry date: July 7, 2009):

Lessor:

Plaza Chevrolet Hummer Cadillac Inc.

Lessee:

Stephen Shaw

Assignee:

GMAC Leaseco Corporation

Property:

Motor vehicle:

1GYEE63A960201087 2006 Cadillac SRX

Modification:

To add Nova Steel Ltee and delete Stephen Shaw.

CRESSWELL INDUSTRIES INC. (OTHER VERSION AND PREDECESSORS)

	Registration number Registration Date Expiration Date	Nature Amount	Parties	Description of Property (Summary)	Comments
5.	07-0393636-0086 July 10, 2007 June 29, 2011	Rights resulting from a lease and assignment of rights	Lessor: Charland Chevrolet Cadillac Ltee Lessee: Industries Cresswell Inc. Assignee: GMAC Leaseco Corporation	Motor vehicle: 3GNFK12307G296412 2007 Chevrolet Avalanche	Deed under private writing dated June 29, 2007.

TUBES DELTA, SOCIÉTÉ EN COMMANDITE (AND QUEBEC OTHER REGISTERED NAME)

	Registration number Registration Date Expiration Date	Nature Amount	Parties	Description of Property (Summary)	Comments
6.	04-0588912-0019 October 8, 2004 October 8, 2009	Rights resulting from a lease	Lessor: CBSC Capital Inc. Lessee: Tubes Delta, société en commandite	IRC 3100, fnisseur, Fax, Scanner & Accessories With all attachments, accessories and proceeds thereof including insurance proceeds and indemnities.	Deed under private writing dated October 8, 2004. Lease term is 60 months with 20 payments of $1,071.00 plus applicable taxes.

Ontario security registrations pursuant to the Personal Property and Security Act and the Bank Act

THE LOAN PARTIES HEREBY CONFIRM THAT, WITH RESPECT TO THE CANADIAN FINANCING STATEMENTS SET FORTH IN 1-14 BELOW, THE LIENS THEREUNDER ARE LIMITED TO PURCHASE MONEY SECURITY INTERESTS IN THE SPECIFIED EQUIPMENT

Nova Tube Ontario Inc.
Tube Nova Ontario Inc.

1.	Financing Statement/Financing Change Statement(s)
Reference File No. 622257975

Registration No.	20060125 1702 1462 7678
Registration Period	6 year(s)
Debtor	Nova Tube Ontario Inc. 2730 Meadow Pine Blvd Mississauga, Ontario L5N7K4
Secured Party	De Lage Landen Financial Services Canada Inc. #100, 1235 North Service Rd. West Oakville, Ontario L6M2W2
Collateral Classification	Consumer goods	Motor vehicle included Yes ☒ No ☐
(If “☒” is absent from certain field(s) at the right, this indicates that the corresponding box(es) of the PPSA registration was/were not completed.)	Inventory	Amount
	Equipment	Date of maturity none fixed
	Accounts	Motor vehicle description
	Other	☒ 2 2005 TCM FCG30-3HL
General Collateral Description

All goods supplied by the secured party pursuant to a lease between the debtor and the secured party, together with all parts and accessories thereto and accessions thereto and all replacements or substitutions for such goods and proceeds thereof (proceeds as defined in the Personal Property Security Act (ON)) and any insurance proceeds resulting there from.

2.	Financing Statement/Financing Change Statement(s)
Reference File No. 621871362

Registration No.	20060109 1815 7029 8674
Registration Period	5 year(s)
Debtor	Nova Tube Ontario Inc. 2730 Meadowpine Blvd. Mississauga, Ontario L5N 7K4
Secured Party	De Lage Landen Financial Services Canada Inc. 100-1235 North Service Rd W Oakville, Ontario L6M 2W2
Collateral Classification	Consumer goods		Motor vehicle included Yes ☒ No ☐
(If “☒” is absent from certain field(s) at the right, this indicates that the corresponding box(es) of the PPSA registration was/were not completed.)	Inventory		Amount
	Equipment	☒	Date of maturity
	Accounts		Motor vehicle description
	Other	☒	2005 TCM FCG30-3HL
General Collateral Description

All goods supplied by the secured party pursuant to a lease between the debtor and the secured party, together with all parts and accessories thereto and accession thereto and all replacements or substitutions for such goods and proceeds thereof (proceeds as defined in the Personal Property Security Act (ON)) and any insurance proceeds resulting there from.

Nova Steel Ltd.
Acier Nova Ltee

3.	Financing Statement/Financing Change Statement(s)
Reference File No. 639833391

Registration No.	20071011 1947 1531 8767
Registration Period	4 year(s)
Debtor	Nova Steel Ltd. 830 South Service Road Stoney Creek, Ontario L8E 5M7
Secured Party	De Lage Landen Financial Services Canada Inc. 100 – 1235 North Service Road W Oakville, Ontario L6M 2W2
Collateral Classification (If “☒” is absent from certain field(s) at the right, this indicates that the corresponding box(es) of the PPSA registration was/were not completed.)	Consumer goods		Motor vehicle included Yes ☒ No ☐
	Inventory		Amount
	Equipment	☒	Date of maturity
	Accounts		Motor vehicle description
	Other	☒	2004 Cat GP50K-LP

4.	Financing Statement/Financing Change Statement(s)
Reference File No. 634270149

Registration No.	20070412 1120 6005 2869

Registration Period	5 year(s)
Debtor	Nova Steel Ltd. 330 Pinebush Road Cambridge, Ontario N1T 1Z6
Secured Party	National Leasing Group Inc. L#2369763 1558 Willson Pl Winnipeg, Manitoba R3T 0Y4
Collateral Classification (If “☒” is absent from certain field(s) at the right, this indicates that the corresponding box(es) of the PPSA registration was/were not completed.)	Consumer goods		Motor vehicle included Yes ☐ No ☐
	Inventory		Amount
	Equipment	☒	Date of maturity
	Accounts		Motor vehicle description
Other

5.	Financing Statement/Financing Change Statement(s)
Reference File No. 619382241

Registration No.	20051003 1458 1530 2177
Registration Period	7 year(s)
Debtor (1)	Paccar Leasing Company Ltd. 6465 Van Deemter Court Mississauga, Ontario L5T 1S1
Debtor (2)	Nova Steel Ltd. 330 Pinebush Road Cambridge, Ontario N3H 5C6
Secured Party	Paccar Leasing a Division of Paccar of Canada Ltd. P.O. Box 1518 Bellevue, Washington 98009
Collateral Classification (If “☒” is absent from certain field(s) at the right, this indicates that the corresponding box(es) of the PPSA registration was/were not completed.)			Motor vehicle included Yes ☒ No ☐
	Inventory		Amount
	Equipment	☒	Date of maturity
	Accounts		Motor vehicle description
	Other	☒	20006 Kenworth W900 Tractor

6.	Financing Statement/Financing Change Statement(s)
Reference File No. 619382259

Registration No.	20051003 1458 1530 2178
Registration Period	7 year(s)
Debtor (1)	Paccar Leasing Company Ltd. 6465 Van Deemter Court Mississauga, Ontario L5T 1S1
Debtor (2)	Nova Steel Ltd. 330 Pinebush Road Cambridge, Ontario N3H 5C6
Secured Party	Paccar Leasing a Division of Paccar of Canada Ltd. P.O. Box 1518 Bellevue, Washington 98009
Collateral Classification (If “☒” is absent from certain field(s) at the right, this indicates that the corresponding box(es) of the PPSA registration was/were not completed.)	Consumer goods		Motor vehicle included Yes ☒ No ☐
	Inventory		Amount
	Equipment	☒	Date of maturity
	Accounts	☒	Motor vehicle description
	Other		2006 Kennworth W900 Tractor

7.	Financing Statement/Financing Change Statement(s)
Reference File No. 619382268

Registration No.	20051003 1458 1530 2179
Registration Period	7 year(s)
Debtor (1)	Paccar Leasing Company Ltd. 6465 Van Deemter Court Mississauga, Ontario L5T 1S1
Debtor (2)	Nova Steel Ltd. 330 Pinebush Road Cambridge, Ontario N3H 5C6
Secured Party	Paccar Leasing a Division of Paccar of Canada Ltd. P.O. Box 1518 Bellevue, Washington 98009
Collateral Classification (If “☒” is absent from certain field(s) at the right, this indicates that the corresponding box(es) of the PPSA registration was/were not completed.)	Consumer goods		Motor vehicle included Yes ☒ No ☐
	Inventory		Amount
	Equipment	☒	Date of maturity
	Accounts		Motor vehicle description
	Other	☒	2006 Kenworth W900 Tractor

8.	Financing Statement/Financing Change Statement(s)
Reference File No. 619382277

Registration No.	20051003 1458 1530 2180
Registration Period	7 year(s)
Debtor (1)	Paccar Leasing Company Ltd. 6465 Van Deemter Court Mississauga, Ontario L5T 1S1
Debtor (2)	Nova Steel Ltd. 330 Pinebush Road Cambridge, Ontario N3H 5C6
Secured Party	Paccar Leasing a Division of Paccar of Canada Ltd. P.O. Box 1518 Bellevue, Washington 98009
Collateral Classification (If “☒” is absent from certain field(s) at the right, this indicates that the corresponding box(es) of the PPSA registration was/were not completed.)	Consumer goods		Motor vehicle included Yes ☒ No ☐
	Inventory		Amount
	Equipment	☒	Date of maturity
	Accounts		Motor vehicle description
	Other	☒	2006 Kenworth W900 Tractor

9.	Financing Statement/Financing Change Statement(s)
Reference File No. 619382286

Registration No.	20051003 1458 1530 2181
Registration Period	7 year(s)
Debtor (1)	Paccar Leasing Company Ltd. 6465 Van Deemter Court Mississauga, Ontario L5T 1S1
Debtor (2)	Nova Steel Ltd. 330 Pinebush Road Cambridge, Ontario N3H 5C6
Secured Party	Paccar Leasing a Division of Paccar of Canada Ltd. P.O. Box 1518 Belleveue, Washington 98009
Collateral Classification (If “☒” is absent from certain field(s) at the right, this indicates that the corresponding box(es) of the PPSA registration was/were not completed.)	Consumer goods		Motor vehicle included Yes ☒ No ☐
	Inventory		Amount
	Equipment	☒	Date of maturity
	Accounts		Motor vehicle description
	Other	☒	2006 Kenworth W900 Tractor

10.	Financing Statement/Financing Change Statement(s)
Reference File No. 614813598

Registration No.	20050504 1516 7029 3776
Registration Period	3 year(s)
Debtor	Nova Steel Ltd. 330 Pinebush Cambridge, Ontario N3C 2V3
Secured Party	Citicorp Vendor Finance, Ltd. 123 Front St W, 16th Floor Toronto, Ontario M5J 2M2
Collateral Classification (If “☒” is absent from certain field(s) at the right, this indicates that the corresponding box(es) of the PPSA registration was/were not completed.)	Consumer goods		Motor vehicle included Yes ☐ No ☐
	Inventory		Amount
	Equipment	☒	Date of maturity
	Accounts		Motor vehicle description
Other
General Collateral Description	1 – Imagerunner 4570 with all attachments, accessories and proceeds thereof

11.	Financing Statement/Financing Change Statement(s)
Reference File No. 868711455

Registration No.	20010102 1444 1530 7600
Registration Period	7 year(s)
Debtor (1)	Merit Truck & Trailer Leasing Inc. 6465 Van Deemter Court Mississauga, Ontario L5T 1S1
Debtor (2)	Nova Steel Ltd. 330 Pinebush Road Cambridge, Ontario N3H 5C6
Secured Party	Paccar Leasing a Division of Paccar of Canada Ltd. P.O. Box 1518 Bellevue, Washington 98009
Collateral Classification (If “☒” is absent from certain field(s) at the right, this indicates that the corresponding box(es) of the PPSA registration was/were not completed.)	Consumer goods		Motor vehicle included Yes ☒ No ☐
	Inventory	☒	Amount
	Equipment	☒	Date of maturity
	Accounts		Motor vehicle description
	Other		2001 Kenworth W900

12.	Financing Statement/Financing Change Statement(s)
	Reference File No. 863371134	Caution Filing

Registration No.	20000630 1441 1530 0289
Registration Period	7 year(s)

Debtor	Nova Steel Ltd. P.O. Box 3840 Cambridge, Ontario N3H 5C6
Secured Party	Rentway Ltd. 7405 East Danbro Crescent Mississauga, Ontario L5N 6P8
Collateral Classification (If “☒” is absent from certain field(s) at the right, this indicates that the corresponding box(es) of the PPSA registration was/were not completed.)	Consumer goods		Motor vehicle included Yes ☒ No ☐
	Inventory		Amount $102,457
	Equipment	☒	Date of maturity
	Accounts		Motor vehicle description
	Other		2001 Freightliner FLD120064ST

Amendment (A)
Registration No.	20011128 1815 1531 3977
Added vehicles to original registration
Motor Vehicle
2000 International 9400 2 2002 Freightliner D12064ST
And
Secured prty transfer due to amalgamation
Penske Truck Leasing Canada Inc. Rt 10 , Green Hills P.O. Box 405 Reading, Pennsylvania 19603

Discharge (F)	Partial discharge
Registration No.	20051104 1452 1530 5634
Motor Vehicle
2000 International 9400

Discharge (F)	Partial discharge
Registration No.	20060914 1453 1530 7120
Motor Vehicle
2001 Freightliner FLD120064ST

Renewal (B)	For 3 year(s)
Registration No.	20070508 1405 1462 0068

Nova Steel Processing Centre Ltd.
Centre de Traitement Acier Nova Ltee

13.	Financing Statement/Financing Change Statement(s)
Reference File No. 614142693

Registration No.	20050412 1635 7029 3248
Registration Period	6 year(s)
Debtor	Nova Steel Processing Centre Ltd. 830 South Service Rd Stoney Creek, Ontario L8E 5M7
Secured Party	Ricoh Canada Inc. #100, 1235 North Service Rd. West Oakville, Ontario L6M 2W2
Collateral Classification (If “☒” is absent from certain field(s) at the right, this indicates that the corresponding box(es) of the PPSA registration was/were not completed.)	Consumer goods		Motor vehicle included Yes ☐ No ☐
	Inventory		Amount
	Equipment	☒	Date of maturity
	Accounts		Motor vehicle description
	Other	☒
General Collateral Description

All goods supplied by the secured party pursuant to a lease between the debtor and the secured party, together with all parts and accessories thereto and accession thereto and all replacements or substitutions for such goods and proceeds thereof (proceeds as defined in the Personal Property Security Act (ON)) and any insurance proceeds resulting there from.

14.	Financing Statement/Financing Change Statement(s)
Reference File No. 893478411

Registration No.	20030416 1620 7029 0539
Registration Period	5 year(s)
Debtor	Nova Steel Processing Centre Ltd 830 South Service Rd. Stoney Creek, Ontario L8E 5M7
Secured Party	Ricoh Canada Inc. 100-1235 North Service Rd W Oakville, Ontario L6M 2W2
Collateral Classification (If “☒” is absent from certain field(s) at the right, this indicates that the corresponding box(es) of the PPSA registration was/were not completed.)	Consumer goods		Motor vehicle included Yes ☐ No ☐
	Inventory		Amount
	Equipment	☒	Date of maturity
	Accounts		Motor vehicle description
	Other	☒

Credit Agreement

Schedule 6.04

EXISTING INVESTMENTS

1.             As of 10/27/2007 Nova Tube Indiana, LLC has a general advance receivable from Novamerican Steel, Inc. for $252,500.00 – no specific terms of repayment, non interest bearing.

2.             As of 10/27/2007 Novamerican Tube Holdings, Inc. has a general advance receivable from Novamerican Steel, Inc. for $337,590.00 – no specific terms of repayment, non interest bearing.

3.             As of 11/9/2007 American Steel and Aluminum Corporation has a general advance receivable for normal operations from Nova Steel, Inc. for $9,337.73 – no specific terms of repayment, non interest bearing.

4.             Pursuant to the Effective Date Asset Sale, Novamerican Tube Holdings, Inc. will sell the aircraft for approximately $11,000,000.  This cash will be used by Novamerican Steel Inc. to repay the $91,000,000, resulting in Novamerican Steel Inc. owing $11,000,000 to Novamerican Tube Holdings, Inc. as a non-interest bearing intercompany loan.

Credit Agreement

Schedule 6.10

EXISTING RESTRICTIONS

1.             Section 14 of the Articles of Association of 3217928 Nova Scotia Company prohibits the Company from transferring security issued by the company, other than a non-convertible debt security, without either the consent of the directors of the Company or the consent of the shareholders of the Company. Consent of the directors of the company must be expressed by a resolution of the directors or by a document in writing signed by a majority of the directors. Consent of the shareholders of the Company must be expressed by a resolution of the shareholders or by a document in writing signed by a majority of the shareholders.

2.             Section 14 of the Articles of Association of 3217930 Nova Scotia Company prohibits the Company from transferring security issued by the company, other than a non-convertible debt security, without either the consent of the directors of the Company or the consent of the shareholders of the Company. Consent of the directors of the company must be expressed by a resolution of the directors or by a document in writing signed by a majority of the directors. Consent of the shareholders of the Company must be expressed by a resolution of the shareholders or by a document in writing signed by a majority of the shareholders.

3.             Section 14 of the Articles of Association of 3218088 Nova Scotia Company prohibits the Company from transferring security issued by the company, other than a non-convertible debt security, without either the consent of the directors of the Company or the consent of the shareholders of the Company. Consent of the directors of the company must be expressed by a resolution of the directors or by a document in writing signed by a majority of the directors. Consent of the shareholders of the Company must be expressed by a resolution of the shareholders or by a document in writing signed by a majority of the shareholders.

4.             The Tubes Delta, Société en Commandite Partnership Agreement prohibits a security interest from being taken in the General Partner or in the Limited Partnership.